As filed with the Securities and Exchange Commission on December 31, 2003

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF
SECURITIES OF CERTAIN REAL ESTATE COMPANIES

BULL STREET REAL ESTATE
INVESTMENT TRUST, INC.

(Exact Name of Registrant as specified in its Charter)

Maryland
(State or other jurisdiction
of incorporation or organization)

6798	20-0495883

(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2357 Renaissance Drive, Suite A
Las Vegas, Nevada 89119
(702)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Todd Parriott
Chief Executive Officer
Bull Street Real Estate Investment Trust, Inc.
2357 Renaissance Drive, Suite A
Las Vegas, Nevada 89119
(702)
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bryan L. Goolsby
Kenneth L. Betts
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
(214) 740-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all conditions to the proposed transaction have been satisfied or waived.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering, check the following box: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered	Per Share	Offering Price(1)	Fee

Common Stock, $.01 par value	22,000,000	$10.00	$220,000,000	$17,798

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 31, 2003

PROSPECTUS

BULL STREET REAL ESTATE INVESTMENT TRUST, INC.

22,000,000 Shares of Common Stock — Maximum Offering
At least 250,000 Shares of Common Stock — Minimum Offering
Minimum Purchase — 250 shares ($2,500)
100 shares ($1,000) for IRAs and Keogh and Pension Plans

     Of the 22,000,000 shares of common stock that we have registered, we are offering up to 20,000,000 shares to investors who meet our suitability standards and up to 2,000,000 shares to participants in our reinvestment plan.

          Investing in our common stock involves risks. See “Risk Factors” beginning on page 11 for a discussion of risks relating to our common stock, including, among others:

•	We have not established a maximum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

•	There is currently no public trading market for our common stock, and there is no assurance that one will develop. Therefore, you may not be able to sell your shares at a price equal to or greater than the offering price.

•	We have not commenced operations. Our Advisor, Burton Management Company, Ltd., has no prior experience managing a REIT. Accordingly, we might not be able to operate our business or implement our operating policies and strategies successfully.

•	We have not identified any specific mortgage loans or other mortgage-related assets to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment. In addition, we may not be able to acquire such assets on a timely basis or upon favorable terms.

•	There may be delays in investing the proceeds of this offering and, therefore, delays in the receipt of any returns from such investments.

•	If our common stock is not listed on a national security exchange or over-the-counter market by December 31, 2011, we will sell our assets and distribute the proceeds.

•	We expect to borrow funds to make investments. Such leverage could reduce our net income and our cash available for distributions or cause us to suffer losses.

•	Our results may suffer as a consequence of a potential conflict of interest arising out of our relationship with our Advisor, on the one hand, and our Advisor’s relationship with other third parties, on the other hand.

•	We will pay our Advisor incentive compensation based on our portfolio’s performance. Accordingly, our Advisor may recommend riskier or more speculative investments in an effort to maximize its incentive compensation.

	Per Share	Total

Public offering price	$10.00	$220,000,000
Discounts and commissions to dealer-manager(1)	$0.55	$12,100,000
Proceeds, before expenses, to us	$9.45	$207,900,000

(1)	Assumes that all shares will be sold to active investors in Consolidated Mortgage, Inc., generating a sales commission of 3.25% and a marketing support fee of 0.75%. Shares sold to others will generate a sales commission of 6.5% and a marketing support fee of 1.5%. Also reflects the 1.5% dealer manager fee.

     The dealer-manager, CMC Financial Services, Inc., is our affiliate. The dealer-manager is not required to sell any specific number or dollar amount of shares, but will use its best efforts to sell the shares.

     This offering will end no later than          , 2005, unless we elect to extend it to a date no later than          , 2006, in states that allow us to make this extension.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. No one is authorized to make any statements about this offering different from those that appear in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We will only accept subscriptions from people who meet the suitability standards described in this prospectus. You should also be aware that the description of the company contained in this prospectus was accurate on           , 2004. We will amend or supplement this prospectus if there is a material change in the affairs of our company.

     It is prohibited for anyone to make forecasts or predictions in connection with this offering concerning the future of an investment in common stock.

CMC Financial Services, Inc.

The date of this prospectus is ____, 2004

     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

QUESTIONS AND ANSWERS ABOUT THE OFFERING
SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
ESTIMATED USE OF PROCEEDS
DISTRIBUTION POLICY
SUMMARY OF REINVESTMENT PLAN
REDEMPTION OF SHARES
BUSINESS
OUR OPERATING POLICIES AND INVESTMENT POLICIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PRIOR PERFORMANCE INFORMATION
CONFLICTS OF INTERESTS; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
THE ADVISOR
MANAGEMENT OF THE COMPANY
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
ERISA CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR ARTICLES OF INCORPORATION AND BYLAWS
PRINCIPAL STOCKHOLDERS
THE OFFERING
SUITABILITY STANDARDS AND HOW TO SUBSCRIBE
LEGAL MATTERS
EXPERTS
SUPPLEMENTAL SALES MATERIALS
WHERE YOU CAN FIND MORE INFORMATION ABOUT BULL STREET REAL ESTATE INVESTMENT TRUST, INC
DEFINITIONS

SIGNATURES
EXHIBIT INDEX
EX-1.1 Form of Dealer-Manager Agreement
EX-3.1 Amended/Restated Articles of Incorporation
EX-3.2 Form of Bylaws of the Company
EX-10.1 Form of Advisory Agreement
EX-21.1 List of Subsidiaries
EX-23.2 Consent of Eide Bailly LLP

Questions and Answers about the Offering
Summary
Risk Factors
Cautionary Note Regarding Forward-Looking Statements
Estimated Use of Proceeds
Distribution Policy
Summary of Reinvestment Plan
Redemption of Shares
Business
Our Operating Policies and Investment Policies
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Prior Performance Information
Conflicts of Interests; Certain Relationships and Related Transactions
The Advisor
Management of the Company
United States Federal Income Tax Considerations
ERISA Considerations
Description of Capital Stock
Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws
Principal Stockholders
The Offering
Suitability Standards and How to Subscribe
Legal Matters
Experts
Supplemental Sales Materials
Where You Can Find More Information About Bull Street Real Estate Investment Trust, Inc.
Definitions

QUESTIONS AND ANSWERS ABOUT THE OFFERING

Q:      What is Bull Street Real Estate Investment Trust, Inc.?

A:     Bull Street Real Estate Investment Trust, Inc., which we refer to as the Company, is a real estate investment trust, or a REIT, that was formed in December 2003 primarily to acquire acquisition loans, development loans and construction loans and mortgage-related assets. Our day to day operations are externally managed by Burton Management Company, Ltd. (our Advisor), subject to the direction and oversight of our board of directors. We intend to elect to be taxed as a REIT for federal tax purposes commencing with our taxable year ending December 31, 2004.

Q:      What is a mortgage REIT?

A:     In general, a mortgage REIT is a company that:

-	combines the capital of many investors to, among other things, acquire or originate mortgage loans and other mortgage-related securities,

-	offers benefits of a diversified portfolio under professional management,

-	typically is not subject to federal corporate income taxes on its net income that it distributes to its stockholders. This treatment substantially eliminates the “double taxation” (taxation at both the corporate and stockholder levels) that generally results from investments in a corporation, and

-	must pay distributions to investors of at least 90% of its taxable income.

Q:      What kind of offering is this?

A:     We are offering up to 22,000,000 shares of our common stock on a “best efforts” basis.

Q:      How does a “best efforts” offering work?

A:     When shares are offered to the public on a “best efforts” basis, we are not guaranteeing that any minimum number of shares will be sold. If you choose to purchase stock in this offering, you will fill out a subscription agreement, in the form attached to this prospectus as Appendix B, and pay for the shares at the time you subscribe. The purchase price will be placed into escrow with           , the escrow agent. The escrow agent will hold your funds, along with those of other subscribers, in an interest-bearing account until such time as you are admitted by the Company as a stockholder. Generally, we admit stockholders no later than the last day of the calendar month following acceptance of their subscription. Prior to the time we sell at least 250,000 of our shares, your subscription payments will be placed in an account held by our escrow agent,      , and will be held in trust for your benefit, until the minimum offering of 250,000 shares is achieved. If we are not able to sell at least 250,000 shares by      , 2005, which is one year from the effective date of this prospectus, your funds in the escrow account, including interest thereon, will be promptly returned to you within 10 business days and we will terminate this offering.

Q:     How long will the offering last?

A:     This offering will not last beyond           , 2005 unless we decide to extend the offering until not later than           , 2006, in any state that allows us to extend the offering. If the minimum offering of 250,000 shares is not sold by      , 2005 (one year after the effective date of this prospectus), we will terminate this offering and your investment will be returned to you within 10 business days, with any interest earned.

Q:      Who can buy shares?

A:     Anyone who receives this prospectus can buy shares provided that they have a net worth (not including home, furnishings and personal automobiles) of at least $45,000 and annual gross income of at least $45,000; or a net worth (not including home, furnishings and personal automobiles) of at least $150,000. However, these minimum levels may vary from state to state, so you should carefully read the more detailed description in the “Suitability Standards” section of this prospectus.

Q:      Are there any risks involved in an investment in the shares?

A:     An investment in our shares involves significant risks. You should read the “Risk Factors” section for a discussion of material risks that you should consider before you invest in the common stock being sold with this prospectus, including the following:

•	We have not established a maximum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

•	There is currently no public trading market for our common stock, and there is not assurance that one will develop. Therefore, you may not be able to sell your shares at a price equal to or greater than the offering price.

•	We have not commenced operations. Our Advisor has no prior experience managing a REIT. Accordingly, we might not be able to operate our business or implement our operating policies and strategies successfully.

•	We have not identified any specific mortgage loans or other mortgage-related assets to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment. In addition, we may not be able to acquire such assets on a timely basis or upon favorable terms.

•	There may be delays in investing the proceeds of this offering and, therefore, delays in the receipt of any returns from such investments.

•	If our common stock is not listed on a national securities exchange or over-the-counter market by December 31, 2011, we will sell our assets and distribute the proceeds.

•	We expect to borrow funds to make investments. Such leverage could reduce our net income and our cash available for distributions or cause us to suffer losses.

•	Our results may suffer as a consequence of a potential conflict of interest arising out of our relationship with our Advisor, on the one hand, and our Advisor’s relationship with other third parties, on the other hand.

•	We will pay our Advisor incentive compensation based on our portfolio’s performance. Accordingly, our Advisor may recommend riskier or more speculative investments in an effort to maximize its incentive compensation.

Q:      Is there any minimum required investment?

A:     Yes. Generally, individuals must initially invest at least $2,500 and IRA, Keogh or other qualified plans must initially invest at least $1,000. Thereafter, you may purchase additional shares in $10.00 increments. However, these minimum investment levels may vary from state to state, so you should carefully read the more detailed description of the minimum investment requirements appearing later in the “Suitability Standards” section of this prospectus.

Q:      After I subscribe for shares, can I change my mind and withdraw my money?

A:     Once you have subscribed for shares and we have deposited the subscription price with the escrow agent, your subscription is irrevocable, unless we elect to permit you to revoke your subscription.

Q:      If I buy shares in the offering, how can I sell them?

A:     At the time you purchase shares, they will not be listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure whether one will ever develop. As a result, you may find that if you wish to sell your shares, you may not be able to do so promptly or at a price equal to or greater than the offering price.

     We anticipate listing the shares on a national securities exchange or over-the-counter market within seven years after commencement of this offering, if market conditions are favorable. Listing does not assure liquidity. If we have not listed the shares on a national securities exchange or over-the-counter market by December 31, 2011 (“Listing”), we plan to sell our assets and return the proceeds from the liquidation to our stockholders through distributions.

     If we list the shares, we expect that you will be able to sell your shares in the same manner as other listed stocks.

Q:      What will you do with the proceeds from this offering?

A:     We plan to use approximately     % of the proceeds to acquire mortgage loans and other mortgage-related assets, to make mortgage loans and to invest in other permitted investments and the balance will be used to pay fees and expenses in connection with this offering. The payment of these fees will not reduce your invested capital. Your initial invested capital amount will be $10 per share. For a discussion of the determination of the offering price, see “The Offering - Determination of Offering Price” section of the prospectus.

     Proceeds received from this offering generally will be temporarily invested in short-term, highly liquid investments pending investment of such proceeds in properties, loans or other permitted investments. These short-term investments will not earn as high a return as we expect to earn on our real estate investments, and we cannot predict how long it will be before we will be able to fully invest the proceeds in real estate.

     Assuming all 20,000,000 shares are sold in this offering, we expect to have approximately $182,000,000 of net offering proceeds available for investment in mortgage loans and other mortgage-related assets.

Q:      What is the experience of our officers and directors?

A:     Our management team has extensive previous experience investing in loans made to owners and developers of real estate properties. Todd B. Parriott, who serves as our Chairman of the Board, Chief Executive Officer, President and Chief Investment Officer has several years of experience with Consolidated Mortgage, Inc., a mortgage broker located in Las Vegas, Nevada, with which we will enter into a contract providing us the right to acquire mortgage loans originated by Consolidated Mortgage.

Q:      How will you choose which investments to make?

A:     Our Advisor has the authority, subject to the direction and oversight of our directors, to make all of our investment decisions.

Q:      Is the Advisor independent of the Company?

A:     No. As a result, we are subject to potential conflicts of interest involving our Advisor and its affiliates because, among other reasons:

•	the incentive compensation, which is based on our net income, may create an incentive for our Advisor to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include an incentive-based component; and

•	one of our directors, and all of our executive officers, are officers or employees of, or otherwise affiliated with our Advisor.

For a more detailed discussion of potential conflicts of interests between us, on the one hand, and our Advisor and its affiliates, on the other hand, see “Conflicts of Interests; Certain Relationships and Related Transactions.”

Q:      What are the fees that the Company will pay to the Advisor and its affiliates in connection with this offering?

A:     We will pay our Advisor, and other affiliates of our Advisor, compensation for services they will perform for us. We will also reimburse them for expenses they pay on our behalf. We estimate that approximately      % of the proceeds from this offering will be used to purchase properties and make other investments and the balance will be used to pay fees and expenses in connection with the offering, including reimbursement of expenses incurred by our Advisor resulting from the organization of our company and this offering.

Pursuant to the advisory agreement between Advisor and us, the Advisor may earn or be entitled to receive the following compensation, fees and other benefits:

•	Base management fee—1% per annum of the first $200 million of our average net invested assets, plus 0.8% per annum of our average net invested assets in excess of $200 million during such fiscal year, calculated on a quarterly basis;

•	Incentive compensation—a specified percentage of our REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items) in excess of a threshold amount of taxable income, calculated on a quarterly basis and subject to annual reconciliation;

•	Out-of-pocket expense reimbursements—reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis;

Q:      If I buy shares, will I receive distributions and, if so, how often?

A:     We intend to make regular cash distributions to our stockholders. The amount of distributions will be determined by the board of directors and typically will depend on the amount of distributable funds, current and projected cash requirements, tax considerations and other factors. However, in order to remain qualified as a REIT, we must make distributions equal to at least 90% of our REIT taxable income each year. See the disclosures under the heading “Distribution Policy” in this prospectus.

Q:      Are distributions I receive taxable?

A:     Yes. Generally, distributions that you receive will be considered ordinary income to the extent they are from current and accumulated earnings and profits. In addition, because depreciation expense reduces taxable income but does not reduce cash available for distribution, we expect a portion of your distributions will be considered return of capital for tax purposes. These amounts will not be subject to tax immediately but will instead reduce the tax basis of your investment. This in effect defers a portion of your tax until your investment is sold or the Company is liquidated, at which time the gain will, generally, be taxable as capital gains. However, because each investor’s tax implications are different, we suggest you consult with your tax advisor.

Q:      When will I get my tax information?

A:     Your Form 1099 tax information will be mailed by January 31 of each year.

Q:      Do you have a reinvestment plan where I can reinvest my distributions in additional shares?

A:     Yes. We have adopted a reinvestment plan in which some investors can reinvest their distributions in additional shares. For information on how to participate in our reinvestment plan, see the disclosure under the heading of this prospectus entitled “Summary of Reinvestment Plan” in this prospectus.

Q:      Who can help answer questions?

A:     If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or:

CMC Financial Services, Inc.
2357 Renaissance Drive, Suite A
Las Vegas, Nevada 89119
(702) 921-2990

SUMMARY

     This summary highlights the material information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto before making an investment in our common stock. As used in this prospectus, “company,” “we,” “our,” and “us” refer to Bull Street Real Estate Investment Trust, Inc., except where the context otherwise requires.

Bull Street Real Estate Investment Trust, Inc.

Our Company

     Bull Street Real Estate Investment Trust Inc. is a Maryland corporation which intends to elect to be taxed as a REIT for federal tax purposes commencing with our tax years ending December 31, 2004. Our address is 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119 and our telephone number is 1-800-419-2855.

Our Business

     We were formed in December 2003 to originate and invest in loans to owners and developers of real estate properties. Our strategy is to acquire or originate loans secured by liens on real estate (mortgage loans), finance these purchases and originations through equity capital and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow. We expect to qualify and will elect to be taxed as a REIT under the Internal Revenue Code and, thus, will not generally be subject to federal taxes on our income to the extent that we distribute substantially all of our net income to our stockholders.

     We are newly incorporated and have not commenced operations. Therefore, we do not own any investments. We expect our investment portfolio will primarily consist of the following types of mortgage loans:

•	Acquisition and development loans,

•	Construction loans,

•	Commercial property loans,

•	Residential loans, and

•	Bridge loans.

We will also seek to acquire additional mortgage-related assets, including mortgage-backed securities, that will produce competitive returns, taking into consideration the amount and nature of the anticipated returns from the investment, our ability to pledge the investment for secured, collateralized borrowings and the costs associated with financing, managing, securitizing and reserving for these investments. As of the date of this prospectus, we have not identified any specific mortgage loans that we intend to acquire with the net proceeds of this offering.

     We believe there is a significant market opportunity to make mortgage loans to owners and developers of real property whose financing needs are not met by traditional mortgage lenders. The strict underwriting standards and length of time required by traditional mortgage lenders, such as commercial banks, results in some potential borrowers being unable to obtain such financing or who are unwilling to go through the time consuming process often required by traditional lenders. Our Advisor will identify loans originated by non-affiliated mortgage brokers and loans made to previous borrowers from Consolidated Mortgage, Inc., or Consolidated Mortgage, and solicit new borrowers in those states in which we are licensed to engage in such practice. Consolidated Mortgage is a private company that originates mortgages in the Las Vegas, Nevada area, which originated approximately $225 million in mortgage loans in 2003. See “Conflicts of Interest Certain Relationships and Related Transactions—Relationship with Consolidated Mortgage.” We may also purchase existing loans that were originated by third party lenders and acquired by Consolidated Mortgage.

     We propose to loan funds, or acquire all or a portion of loans made, to such borrowers provided that they have sufficient equity in the underlying real estate and otherwise meet our lending criteria. Generally speaking, our underwriting standards are less strict than traditional mortgage lenders and our loan approval process is faster than traditional lenders. As result, in certain cases we may make mortgage loans which are riskier than the mortgage loans made by commercial banks. However, in return we anticipate receiving a higher interest rate and we will institute measures designed to mitigate the risks, such as imposing a lower loan to value ratio (thereby providing us with a larger equity cushion if real estate values decline).

     We intend to primarily invest in or originate mortgage loans throughout the areas in which our advisor’s management has experience, specifically California, Arizona, Utah and Nevada. We intend to expand our loan portfolio through implementing three strategies. First, we expect to benefit from our contractual relationship with Consolidated Mortgage pursuant to which we have the right of first offer on, but not the obligation to acquire, all mortgage loans originated by Consolidated Mortgage. Pursuant to our contractual arrangement, Consolidated Mortgage will sell the loans to us for no greater than Consolidated Mortgage’s cost, not including its service fees and compensation. We expect that this relationship will generate a substantial portion of our initial investments. Second, our advisor will seek to expand its relationship with real estate developers, both in Nevada, as well as elsewhere in the United States. Third, we will seek opportunistic investments in mortgage-related securities other first lien mortgage loans. See “Our Operating Policies and Investment Policies.”

     As a non-conventional lender, we are more willing to invest in mortgage loans to borrowers that conventional lenders would not deem to be creditworthy. See “Risk Factors.” Because of our increased willingness to fund riskier loan types and borrowers, borrowers are willing to pay us interest rates that are generally 200 to 300 basis points above the rates charged by conventional lenders. We intend to invest a significant amount in loans secured by real estate being developed and not yet generating any income to the borrower. Our second mortgage investments are riskier because our rights will be subject to the rights of the first mortgage lender. The “balloon payment” loans and bridge loans in which we invest are riskier because the borrower’s repayment depends on its ability to refinance the loan or sell the property.

     We expect to finance the acquisition of our mortgage loans with equity capital and, to a lesser extent, short-term borrowings and term loans with a term of less than one year. After analyzing the then-applicable interest rate yield curves, we may finance with long-term borrowings from time to time. The amount of borrowing we employ depends on, among other factors, the amount of our equity capital. We expect to use leverage to attempt to increase potential returns to our stockholders. Pursuant to our capital and leverage policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to our stockholders, and the over-utilization of leverage, which increases risk by reducing our ability to meet our obligations to creditors during adverse market conditions.

Risk Factors

     An investment in our common stock involves significant risks, including a number of potential conflicts of interests between us, on the one hand, and our Advisor and its affiliates, on the other hand. Each prospective purchaser of our common stock should consider carefully the matters discussed under “Risk Factors” beginning on page 11 before investing in our common stock. Some of the risks include:

•	We have not established a maximum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

•	There is currently no public trading market for our common stock, and there is not assurance that one will develop. Therefore, you may not be able to sell your shares at a price equal to or greater than the offering price.

•	We have not commenced operations. Our Advisor has no prior experience managing a REIT. Accordingly, we might not be able to operate our business or implement our operating policies and strategies successfully.

•	We have not identified any specific mortgage loans or other mortgage-related assets to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment. In addition, we may not be able to acquire such assets on a timely basis or upon favorable terms.

•	There may be delays in investing the proceeds of this offering and, therefore, delays in the receipt of any returns from such investments.

•	If our common stock is not listed on a national securities exchange or over-the-counter market by December 31, 2011, we will sell our assets and distribute the proceeds.

•	We expect to borrow funds to make investments. Such leverage could reduce our net income and our cash available for distributions or cause us to suffer losses.

•	Our results may suffer as a consequence of a potential conflict of interest arising out of our relationship with our advisor, on the one hand, and our advisor’s relationship with other third parties, on the other hand. In addition, this potential conflict may reduce the amount of time and effort that our advisor devotes to managing our business and may result in suitable investment opportunities being allocated to other entities.

•	We pay our advisor incentive compensation based on our portfolio’s performance. Accordingly, our advisor may recommend riskier or more speculative investments in an effort to maximize its incentive compensation.

Our Advisor and Executive Officers

     Our day-to-day operations are externally managed and advised by our Advisor, Burton Management Company, Ltd., subject to the direction and oversight of our board of directors. Established in 2003, our Advisor engages in investment management as its sole business. Our Advisor had      full-time employees at December 30, 2003. As of the date of this prospectus, we are our Advisor’s only client.

     Our executive officers have experience in investing in loans to owners and developers of real estate properties. Prior to founding our Advisor, Todd B. Parriott, our chief executive officer, was the president of Consolidated Mortgage. All of our executive officers are also officers or employees of our Advisor, as described in the following table:

Name	Position with our Advisor	Position with Us

Todd B. Parriott	President/Chief Executive Officer, Director	Chairman of the Board of Directors, Chief Executive Officer, President and Chief Investment Officer

Erin Linnemeyer		Director of Stockholder Relations

The Advisory Agreement

     We will enter into an advisory agreement with our Advisor prior to commencing this Offering. Pursuant to the advisory agreement, our Advisor will generally implement our business strategy, be responsible for our day-to-day operations and perform services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Our Advisor’s services for us can be divided into the following three primary activities:

•	Asset Management—our Advisor will advise us with respect to, arrange for and manage the acquisition, financing, management and disposition of, our investments.

•	Liability Management—our Advisor will evaluate the credit risk and prepayment risk of our investments and arrange borrowing and hedging strategies.

•	Capital Management—our Advisor will coordinate our capital raising activities.

     In conducting these activities, our Advisor will advise us on the formulation of, and explanation of, our operating strategies and policies, arrange for our acquisition of assets, monitor the performance of our assets, arrange for various types of financing and hedging strategies, and provide administrative and managerial services in connection with our operations. At all times in the performance of these activities, our Advisor will be subject to the direction and oversight of our board of directors.

     Pursuant to the advisory agreement between our Advisor and us, our Advisor may earn or be entitled to receive the following compensation, fees and other benefits:

•	Base management fee—1% per annum of the first $200 million of our average net invested assets, plus 0.8% per annum of our average net invested assets in excess of $200 million during such fiscal year, calculated on a quarterly basis;

•	Incentive compensation—a specified percentage of our REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items) in excess of a threshold amount of taxable income, calculated on a quarterly basis and subject to annual reconciliation; and

•	Out-of-pocket expense reimbursements—reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis.

     For a more detailed discussion of the compensation and other fees payable to our Advisor, see “The Advisor—The Advisory Agreement.”

Conflicts of Interest

     We are subject to potential conflicts of interest involving our Advisor and its affiliates because, among other reasons:

•	the incentive compensation, which is based on our net income, may create an incentive for our Advisor to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include an incentive-based component;

•	one of our directors, and all of our executive officers, are officers or employees of, or otherwise affiliated with, our Advisor.

     For a more detailed discussion of potential conflicts of interests between us, on the one hand, and our Advisor and its affiliates, on the other hand, see “Conflicts of Interests; Certain Relationships and Related Transactions.”

     The advisory agreement does not limit or restrict the right of our Advisor or any of its affiliates from engaging in any business or rendering services to any other person, including, without limitation, the purchase of, or rendering advice to others purchasing or making investments that meet our investment guidelines. However, our Advisor has agreed that for as long as our Advisor is our exclusive advisor pursuant to the advisory agreement, it will not sponsor any other mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area, without first obtaining the approval of a majority of our independent directors.

The Offering

Offering Size	Minimum — $2,500,000 Maximum — $220,000,000

$200,000,000 of common stock to be offered to investors meeting certain suitability standards and up to $20,000,000 of common stock available to investors who purchased their shares in this offering and who choose to participate in our reinvestment plan.

Minimum Investments	Individuals — $2,500 — Additional shares may be purchased in ten dollar increments.

IRA, Keogh and other qualified plans — $1,000 — Additional shares may be purchased in ten dollar increments.

(Note: The amounts apply to most potential investors, but minimum investments may vary from state to state. Please see “The Offering” section, which begins on page 78).

Suitability Standards	Net worth (not including home, furnishings and personal automobiles) of at least $45,000 and annual gross income of at least $45,000; or

Net worth (not including home, furnishings and personal automobiles) of at least $150,000.

(Note: Suitability standards may vary from state to state. Please see the “Suitability Standards and How to Subscribe” section, which begins on page 81).

Listing	Anticipated to be within seven years from the commencement of this offering, if market conditions are favorable. If the shares are listed on a national securities exchange or over-the-counter market, our company will become a perpetual life entity.

Distribution Policy	Consistent with our objective of qualifying as a REIT, we expect to continue to pay quarterly distributions and distribute at least 90% of our REIT taxable income.

Our Advisor	Burton Management Company, Ltd. will administer our day-to-day operations and select our investments, subject to the oversight and direction of our board of directors.

Estimated Use of Proceeds	Approximately % of the offering proceeds will be available to make investments. The balance will be used to pay fees and expenses in connection with the offering.

Our Reinvestment Plan	We have adopted a reinvestment plan which will allow some stockholders to have the full amount of their distributions reinvested in additional shares that may be available. We have registered 2,000,000 shares of our common stock for this purpose. See the “Summary of Reinvestment Plan” and the “United States Federal Income Tax Considerations — Taxation of Taxable United States Stockholders” sections and the Form of Reinvestment Plan accompanying this prospectus as Appendix A for more specific information about the reinvestment plan.

Our Tax Status

     We intend to qualify and will elect to be taxed as a REIT under the REIT provisions of the Internal Revenue Code commencing with our taxable year ending December 31, 2004. Provided we qualify as a REIT, we generally will not be subject to federal corporate income tax on taxable income that is distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income. Although we do not intend to request a ruling from the Internal Revenue Service as to our REIT status, we will receive an opinion of our counsel, Locke Liddell & Sapp LLP, with respect to our qualification as a REIT. This opinion will be based on a number of assumptions and representations about our ongoing business and investment activities and other matters. No assurance can be given that we will be able to comply with these assumptions and representations in the future. Furthermore, this opinion will not be binding on the IRS or any court. Failure to qualify as a REIT would render us subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and distributions to our stockholders would not be deductible. Even if we qualify for taxation as a REIT, we may be subject to federal, state and local taxes on our income and property. In connection with our election to be taxed as a REIT, our articles of incorporation impose restrictions on the transfer and ownership of our stock. See “Risk Factors—Risks Related to Legal and Tax Requirements,” “United States Federal Income Tax Consequences—Taxation of Our Company—General” and “Description of Capital Stock—Transfer Restrictions.”

Restrictions on Ownership of Our Stock

     In order to facilitate our qualification as a REIT, our charter prohibits any stockholder from directly or indirectly owning more than 9.8% of the outstanding shares of any class or series of our stock. We adopted this restriction to promote compliance with the provisions of the Internal Revenue Code which limit the degree to which ownership of a REIT may be concentrated. See “Description of Capital Stock—Transfer Restrictions.”

Distributions

     To avoid corporate income and excise tax and to maintain our qualification as a REIT, we intend to make quarterly distributions to our stockholders that will result in annual distributions of at least 90% of our REIT taxable net income, determined without regard to the deduction for dividends paid and by excluding any net capital gains. REIT taxable net income is calculated pursuant to standards in the Internal Revenue Code and will not necessarily be the same as our net income as calculated in accordance with generally accepted accounting principles, or GAAP. Our board of directors may, in its discretion, cause us to make additional distributions of cash legally available for that purpose. Our distributions from quarter to quarter will depend on our taxable earnings, financial condition and such other factors as our board of directors deems relevant. In the future, our board of directors may elect to adopt a dividend reinvestment plan.

RISK FACTORS

     You should carefully consider the following risk factors in conjunction with the other information in this prospectus before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the value of our common stock to decline and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. The risks described below are not the only risks that may affect us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial might also adversely affect our business, assets, liquidity, operating results, prospects and financial condition.

Risks Related to the Offering

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

     We intend to make regular distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future.

There is no public trading market for our common stock.

     There is no current public market for our common stock, nor do we expect a public market to develop for our common stock. It will, therefore, be difficult for you to sell your shares promptly. In addition, the price received for any shares sold is likely to be less than the proportionate value of the assets we own. Therefore, you should purchase the shares only as a long-term investment. We do not know if we will ever apply to list our shares on a national securities exchange or over-the-counter market, or, if we do apply for listing, when such application would be made or whether it would be accepted. If our shares are listed, we cannot assure you a public trading market will develop. We cannot assure you that the price you would receive in a sale on a national securities exchange or over-the-counter market would be representative of the value of the assets we own or that it would equal or exceed the amount you paid for the shares.

The acquisition of our common stock is a speculative investment.

     Our common stock is a speculative investment because our ability to make distributions on our common stock depends on our future business operations. While we believe our future operating results should be sufficient to be able to make these distributions and payments, we may not be able to do so. The dividends payable on our common stock are not cumulative, which means if we fail to pay you a dividend in any particular dividend period, we will have no obligation to make payment on such dividend in the future. Our future operating budgets are based on assumptions about the general economy and our business operations. In general, budgets project inflation, interest rates and revenues, all of which depend substantially on factors beyond our control. Interest rates and levels of economic activity have been particularly volatile in recent years, and any significant increase in interest rates or downturn in the level of economic activity, particularly in the real estate industry, would materially impair our ability to achieve budgeted levels of operating income.

Your interest may be diluted if we issue additional shares.

     Potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment in the event that we:

•	sell shares in this offering or sell additional common shares in the future, whether publicly or privately;

•	sell securities that are convertible into common shares; or

•	issue common shares upon the exercise of the options.

There may be delays in investing the proceeds of this offering.

     We may delay investing the proceeds from this offering and, therefore, delay the receipt of any returns from such investments, due to our inability to find suitable investments. Until we invest the proceeds, our investment returns on offering proceeds will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect these rates of return, which affect the amount of cash available to make distributions to stockholders, to be lower than we would receive for property investments.

Distribution payments are subordinate to payments on debt.

     Distributions to our stockholders are subordinate to the payment of our debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders will be suspended pending the payment of such debts and obligations.

There may be significant fluctuations in our quarterly results.

     Our quarterly operating results will fluctuate based on a number of factors, including, among others:

•	Interest rate changes;

•	The volume and timing of our acquisitions;

•	The recognitions of gains or losses on sales;

•	The level of competition in our market; and

•	General economic conditions, especially those which effect real estate development.

As a result of these factors, results for any quarter should not be relied upon as being indicative of performance in future quarters.

If we cannot meet our REIT distribution requirements, we may have to borrow funds or liquidate assets to maintain our REIT status.

     REITs generally must distribute 90% of their taxable income annually. In the event that we do not have sufficient available cash to make these distributions, our ability to acquire additional investments may be limited. Also, for the purposes of determining taxable income, we may be required to include interest payments and other items we have not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, we could have taxable income in excess of cash available for distribution. If this occurred, we would have to borrow funds or liquidate some of our assets in order to make sufficient distributions and maintain our status as a REIT.

You will not have the benefit of an independent due diligence review in connection with this offering and the fees we pay in connection with this offering were not determined on an arm’s-length basis.

     Because our advisor and our dealer-manager are affiliates of ours, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with a securities offering. The compensation paid to our advisor and our dealer-manager for services they provide us were not determined on an arm’s-length basis.

We established the offering price on an arbitrary basis.

     Our board of directors determined the selling price of the shares of common stock and such price bears no relationship to any established criteria for valuing issued or outstanding shares. Our offering price may not be indicative of the price at which our shares would trade if they were listed on an exchange or actively traded by brokers nor of the proceeds that a stockholder would receive if we were liquidated or dissolved.

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

     For the purpose of preserving our REIT qualification and for other reasons, our articles of incorporation prohibit direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. The constructive ownership rules in our articles of incorporation are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to the ownership limit in our articles of incorporation. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust. These provisions might inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our articles of incorporation and which may be in the best interests of our stockholders.

Certain provisions of Maryland law and our articles of incorporation and bylaws could hinder, delay or prevent a change in control of our company.

     Certain provisions of Maryland law, our articles of incorporation and our bylaws have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of our company. These provisions include the following:

•	Removal of Directors. Under our articles of incorporation, subject to the rights of one or more series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of a majority of all votes entitled to be cast by our stockholders generally in the election of directors.

•	Number of Directors, Board Vacancies, Term of Office. Under our articles of incorporation, we have elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the articles of incorporation or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

•	Limitation on Stockholder-Requested Special Meetings. Our articles of incorporation and bylaws provide that our stockholders have the right to call a special meeting only upon the written request of stockholders entitled to cast not less than 10% of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Preferred Stock. Under our articles of incorporation, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders.

•	Ownership Limit. In order to preserve our status as a REIT under the Internal Revenue Code, our articles of incorporation generally prohibit any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of our outstanding common or preferred stock unless our board of directors waives or modifies this ownership limit.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

     In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock, lenders with respect to other borrowings and all creditors of the company will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

A regular trading market for our common stock might not develop, which would harm the liquidity and value of our common stock.

     There is no established trading market for our common stock. We cannot assure you that regular trading of our common stock will develop or, if developed, that any such market will be sustained. Accordingly, we cannot assure you of:

•	the likelihood that a regular market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of our common stock; or

•	the prices that our stockholders may obtain for their shares of our common stock.

Risks Related to Our Business and Operations

We do not have any operating history and might not be able to operate our business or implement our operating policies and strategies successfully.

     We were formed in December 2003, and we do not have any operating history. The results of our operations will depend on many factors, including the availability of opportunities for the acquisition of mortgage loans, the level and volatility of interest rates, readily accessible short- and medium-term funding alternatives in the financial markets and general economic conditions. Moreover, delays in investing our net proceeds of this offering may cause our performance to be weaker than other fully invested mortgage REITs pursuing comparable investment strategies. You will not have the opportunity to evaluate the manner in which we invest or the economic merits of particular assets to be acquired. Furthermore, we face the risk that we might not successfully operate our business or implement our operating policies and strategies as described in this prospectus.

We have not yet identified any specific mortgage loans or mortgage-related assets to purchase with the net proceeds of this offering and may be unable to invest a significant portion of such net proceeds on acceptable terms or at all, which could harm our financial condition and operating results.

     As of the date of this prospectus, we have not identified any specific mortgage loans or mortgage-related assets which we intend to acquire with the proceeds from this offering. As a result, you will not be able to evaluate the economic merits of any investments we make with the net proceeds of this offering prior to the purchase of your shares. You must rely on our ability to evaluate our investment opportunities.

     Until we identify and acquire mortgage or mortgage-related assets consistent with our investment guidelines, we intend to temporarily invest the balance of the net proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT. We cannot assure you that we will be able to identify mortgage loans or mortgage-related assets that meet our investment guidelines or that any investment that we make will produce a positive return on our investment. We may be unable to invest the net proceeds of this offering on acceptable terms or at all.

Decreases in the value of the property underlying our mortgage loans might decrease the value of our assets.

     The mortgage loans in which we invest will be secured by underlying real property interests. To the extent that the value of the property underlying our mortgage loans decreases, our security might be impaired, which might decrease the value of our assets.

We may not be able to expand our operations into new geographic regions, which may adversely affect our results of operations.

     Our officers have business experience in the Las Vegas, Nevada area. Their relationships with potential borrowers are strongest in Las Vegas. If we expand to other areas, there is no assurance that our officers will be able to develop the business contacts necessary for the business to be successful in such location. If we make capital expenditures to implement an expansion plan, and are not successful and do not generate revenue in the new geographical area, our results of operations may be adversely affected.

The geographic concentration of the properties underlying our investments may increase our risk of loss.

     We have not established any limit upon the geographic concentration of properties underlying our investments. In fact, we intend for our operations to be initially centered in the Las Vegas, Nevada area. As a result of our geographic concentration, we may experience more losses than if our investments were diversified. A worsening of economic conditions in Las Vegas could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

We may invest in loans to high risk borrowers, who may default on their obligation to repay their loans.

     In order to grow our business, we may invest in loans to borrowers who have a high risk of not being able to repay their obligations on a timely basis. If in fact such borrowers are unable to make either principal or interest payments on the loans in which we have invested, our results of operations will be adversely affected.

Termination of our agreement with Consolidated Mortgage may increase the cost to us of acquiring loans.

     Consolidated Mortgage has entered into a three year agreement with us, granting us a right of first offer to invest in residential mortgage loans and commercial mortgage bridge loans that satisfy our underwriting criteria. If the agreement is terminated or not renewed by the parties, we may face substantial competition in acquiring other suitable investments, which could increase our costs. There is also no assurance that we would be able to enter into similar contractual arrangements with other entities.

We rely on information provided to us by third parties which we cannot always verify in making our investment decisions. If any of these third parties makes an error or misrepresents information to us, our results of operation may be adversely affected.

     Our decisions about which loans to originate depends on several factors, such as the third party appraisal of the property involved and our analysis of the financial position of the borrower. If the appraiser makes an error in the appraisal, or the borrower or its accountant makes an error or a misrepresentation in the information provided to us, we will make our decision based on faulty information, which may lead us to invest in an asset which is not within our standard investment criteria. If such a mistake or misrepresentation leads us to make a loan to a higher-risk borrower than our typical borrowers, we may suffer an increased risk of default on the loan, and if in fact the loan is not repaid, our results of operations may be adversely affected.

Defaults on the mortgage loans we expect to acquire may reduce the value of our investment portfolio and may harm our results of operations.

     We intend to invest in uninsured and non-investment grade mortgage loans and mortgage assets as part of our investment strategy. Such loans and assets include mezzanine loans and bridge loans. While holding such interests, we are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under mortgage loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. To the extent we suffer such losses with respect to our investments in mortgage loans, the value of our company and the price of our common stock may be adversely affected.

Interest rate fluctuations will likely affect the value of our investments, our net income and the market value of our net assets.

     Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect our income and the value of our common stock in many ways and present a variety of risks, including the risk that our borrowing rates exceed our asset yields.

     Our operating results will depend in large part on differences between the income from our assets (net of credit losses) and our borrowing costs. We intend to fund a substantial portion of our assets with borrowings that have interest rates that reset relatively rapidly, such as monthly or quarterly. We anticipate that, in most cases, the income from our assets will respond more slowly to interest rate fluctuations than the cost of our borrowings, creating a potential mismatch between asset yields and borrowing rates. Consequently, increases in the cost of our borrowings will tend to decrease our net income and market value of our net assets. Interest rate fluctuations resulting in our interest expense exceeding interest income on our assets would result in our incurring operating losses.

Variances in the yield curve may adversely affect our net income and the market value of our net assets.

     The relationship between short-term and long-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than medium-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our borrowings will primarily bear interest at short-term rates and our assets will primarily bear interest at medium-term rates, a flattening of the yield curve will tend to decrease our net income and market value of our net assets. Additionally, to the extent cash flows from long-term assets that return scheduled and unscheduled principal are reinvested, the spread between the yields of the new assets and available borrowing rates may decline and also may tend to decrease the net income and market value of our net assets. It is also possible that short-term interest rates may adjust relative to medium-term interest rates such that the level of short-term rates exceeds the level of medium-term rates (a yield curve inversion). In this case, our borrowing costs may exceed our interest income and we could incur operating losses.

Prepayment rates on our mortgage loans could increase, thus adversely affecting our yields.

     The value of our loan assets may be affected by prepayment rates. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage assets generally increase. If general interest rates decline as well, the prepayment proceeds received during these periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of our loan assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on our loan assets generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain investments.

We might experience reduced net interest income or a loss from holding fixed rate investments during periods of rising interest rates.

     We may fund our investment in mortgage loans with short-term borrowings pursuant to credit agreements. During periods of rising interest rates, our costs associated with borrowings used to fund the investment in mortgage loans are subject to increases while the income we earn from these assets remains substantially fixed. This would reduce and could eliminate the net interest spread between the loans in which we invest and our borrowings used to make such investments, which would reduce our net interest income and could cause us to suffer a loss.

We may incur increased borrowing costs related to credit agreements that would harm our results of operations.

     Any borrowing costs under credit agreements will be generally adjustable and correspond to short-term interest rates, such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the value and liquidity of our mortgage-backed securities.

     We expect that most of our borrowings will be collateralized borrowings under credit agreements. If the interest rates on these credit agreements increase, our results of operations will be harmed and we may have losses.

Failure to obtain or maintain adequate funding under credit agreements may harm our results of operations.

     We may be dependent on a limited number of credit agreements for funding of our investments. Any failure to obtain or maintain adequate funding under these financing arrangements or at attractive terms could harm our operations and our overall performance. An increase in the cost of financing in excess of any change in the income derived from our mortgage assets could also harm our earnings and reduce the cash available for distributions to our stockholders.

Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions or cause us to suffer a loss.

     We expect to borrow funds to make investments. We will incur this indebtedness by borrowing against a substantial portion of the market value of our assets. Our total indebtedness, however, is limited at 300% of our equity by our articles of incorporation and will depend on our and our prospective lender’s estimate of the stability of our portfolio’s cash flow. We face the risk that we might not be able to meet our debt service obligations or a lender’s margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our assets at disadvantageous prices. Our use of leverage amplifies the risks associated with other risk factors, which could reduce our net income and the amount available for distributions or cause us to suffer a loss. For example:

•	A majority of our borrowings are expected to be secured by our investments. A decline in the market value of the assets used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell assets under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the assets, we would experience losses.

•	A default under a mortgage-related asset that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage-related asset, including any cross-collateralized assets. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the amount borrowed against the mortgage-related asset.

•	To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and would decrease our overall profitability and distributions to our stockholders.

•	If we experience losses as a result of our leverage policy, such losses would reduce the amounts available for distribution to our stockholders.

We expect to depend on borrowings to purchase some of our assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire assets, which will harm our results of operations.

     We expect to depend on short-term borrowings to fund acquisitions of our assets and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. We expect to depend on a few lenders to provide the primary credit facilities for our purchases of mortgage-related assets. In addition, our existing indebtedness may limit our ability to make additional borrowings. If our lenders do not allow us to renew our borrowings or we cannot replace maturing borrowings on favorable terms or at all, we might have to sell our assets under adverse market conditions, which would harm our results of operations and may result in permanent losses.

The liquidation of our assets may be delayed.

     For up to the first seven years after commencement of this offering, we intend to use any proceeds from the sale of mortgage loans or from other investments, which proceeds are not required to be distributed to stockholders in order to preserve the our status as a REIT, to acquire additional properties, make additional mortgage loans, invest in permitted investments and repay outstanding indebtedness. If our shares are listed on a national securities exchange or over-the-counter market, we may reinvest the proceeds from sales in other properties, mortgage loans or permitted investments for an indefinite period of time. If our shares are not listed by December 31, 2011, we will sell our assets and distribute the net sales proceeds to stockholders, and we will engage only in activities related to our orderly liquidation, unless our stockholders elect otherwise.

     Neither our Advisor nor our board of directors may be able to control the timing of the sale of our assets due to market conditions, and we cannot assure you that we will be able to sell our assets so as to return our stockholders’ aggregate invested capital, to generate a profit for the stockholders or to fully satisfy our debt obligations. If we take a purchase money obligation in partial payment of the sales price, we will realize the proceeds of the sale over a period of years. Further, any intended liquidation of our Company may be delayed beyond the time of the sale of all of our assets until all mortgage loans expire or are sold, because we may have mortgage loans that have terms that do not expire before all of our assets are sold.

Commercial loans generally involve a greater risk of loss than residential loans, and our investment strategy contemplates acquiring both types of loans.

     Commercial loans are considered to involve a higher degree of risk than residential loans because of a variety of factors, including generally larger loan balances, dependency for repayment on successful operation of the mortgaged property and tenant businesses operating on the property, and loan terms that include amortization schedules longer than the stated maturity which provide for balloon payments at stated maturity rather than periodic principal payments.

Our investment strategy includes investing in commercial mortgage bridge loans that may not be secured by income producing real properties, which may involve greater risks of loss.

     We intend to acquire commercial mortgage bridge loans which may or may not be secured by income-producing real property. To the extent that these loans are not secured by income-producing real property, these loans may involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property. This increased risk is due to of a variety of factors, including:

•	difficulties in finding suitable long-term financing; and

•	loan terms that often require little or no amortization.

We might not be able to use derivatives to mitigate our interest rate and prepayment risks.

     Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us reduce our interest rate and prepayment risks. In the future, transactions using derivatives might mitigate our interest rate and prepayment risks, but cannot eliminate these risks. Moreover, the use of derivative transactions could have a negative impact on our earnings and our status as a REIT, and, therefore, our use of such derivatives could be limited.

We may use hedging strategies that involve risk and that may not be successful in insulating us from exposure to changing interest and prepayment rates.

     We may enter into hedging transactions primarily to protect ourselves from the effect of interest rate fluctuations on our floating rate borrowings and also to protect our portfolio of loans from interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates.

     Our advisor and our directors will be responsible for reviewing the extent and effect of our hedging activities. The amount of income we may earn from our hedging instruments is subject to limitations under the REIT provisions of the Internal Revenue Code. These limitations may result in our advisor or our directors electing to have us bear a level of interest rate risk that could otherwise be hedged when our advisor or our directors believe, based on all relevant facts, that bearing such risk is advisable to maintain our status as a REIT.

We may enter into ineffective derivative transactions or other hedging activities that may reduce our net interest income or cause us to suffer losses.

     Our policies permit us to, but we are not required to, enter into derivative transactions such as interest rate swaps, caps and floors and other derivative transactions to help us seek to reduce our interest rate and prepayment risks. The effectiveness of any derivative transactions will depend significantly upon whether we correctly quantify the interest rate or prepayment risks being hedged, our execution of and ongoing monitoring of our hedging activities, and the treatment of such hedging activities for GAAP accounting purposes.

     In the case of any other future efforts to hedge the effects of interest rate changes on our liability costs, if we enter into hedging instruments that have higher interest rates embedded in them as a result of the forward yield curve, and at the end of the term of these hedging instruments the spot market interest rates for the liabilities that we hedged are actually lower, then we will have locked in higher interest rates for our liabilities than would be available in the spot market at the time and this could result in a narrowing of our net interest rate margin or result in losses. In some situations, we may sell assets or hedging instruments at a loss in order to maintain adequate liquidity.

     In addition, we will apply SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted by SFAS Statement No. 149, and record any derivatives at fair value. If the derivatives meet the criteria to be accounted for as hedging transactions, the effects of the transactions could be materially different as to timing than if they do not qualify as hedges, and this may cause a narrowing of our net interest rate margin or result in losses.

An increase in interest rates might adversely affect our book value.

     We expect to use changes in 10-year U.S. Treasury yields as a reference indicator for changes in interest rates because it is a common market benchmark. Between June 1, 2003 and September 30, 2003, the 10-year U.S. Treasury yield ranged from a low of 3.11% on June 13, 2003 to a high of 4.60% on September 2, 2003, an increase of approximately 48%. Increases in the general level of interest rates can cause the fair market value of our assets to decline, particularly those mortgage loans that have fixed-rate components. Our fixed-rate mortgage loans will generally be more negatively affected by such increases than our adjustable-rate mortgage loans. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholders’ equity without immediately affecting current earnings, depending on how we classify such mortgage-backed securities under GAAP. In either case, our net book value will decrease to the extent of any realized or unrealized losses in fair value.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at disadvantageous prices.

     Possible market developments, including a sharp or prolonged rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-backed securities in which we expect our portfolio to be concentrated, might reduce the market value of our portfolio, which might cause our lenders to require additional collateral. Any requirement for additional collateral might compel us to liquidate our assets at inopportune times and at disadvantageous prices, thereby harming our operating results. If we sell assets at prices lower than the carrying value of the assets, we would experience losses.

Because the assets that we expect to acquire might experience periods of illiquidity, we might be prevented from selling our assets at opportune times and prices.

     We bear the risk of being unable to dispose of the assets at advantageous times and prices or in a timely manner because assets generally experience periods of illiquidity. The lack of liquidity might result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. If we are unable to sell our assets at opportune times, we might suffer a loss and/or reduce our distributions.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

     Our board of directors has the authority to modify or waive certain of our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects might be adverse.

Competition might prevent us from acquiring mortgage-backed securities at favorable yields, which would harm our results of operations.

     Our net income depends on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring assets, we compete with other REITs, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage loans and mortgage-related assets, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient assets at favorable spreads over our borrowing costs, which would harm our results of operations.

Insurance will not cover all potential losses on the underlying real property and the absence thereof may harm the value of our assets.

     We may require that each of the mortgage loans that we purchase include comprehensive insurance covering the underlying real property, including liability, fire and extended coverage. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the underlying real property, which might impair our security and decrease the value of our assets.

Subordinated loans on real estate are subject to higher risks.

     We may acquire loans secured by commercial properties, including loans that are subordinate to first liens on the underlying commercial real estate. Subordinated mortgage loans are subject to greater risks of loss than first lien mortgage loans. An overall decline in the real estate market could reduce the value of the real property securing such loans such that the aggregate outstanding balance of the second-lien loan and the balance of the more senior loan on the real property exceed the value of the real property.

We depend on our key personnel and the loss of any of our key personnel could severely and detrimentally affect our operations.

     We depend on the diligence, experience and skill of our officers and the people working on behalf of our advisor for the selection, acquisition, structuring and monitoring of our mortgage-related assets and associated borrowings. In particular, the relationships that Mr. Parriott and our other officers have developed with existing and prospective developers of residential and commercial real estate are critically important to our business. We have not entered into employment agreements with our senior officers. We do not currently employ personnel dedicated solely to our business, and our officers are free to engage in competitive activities in our industry. The loss of any key person could harm our business, financial condition, cash flow and results of operations.

Risks Related to Our Advisor

Our Advisor has not managed a REIT and we cannot assure you that our Advisor’s past experience will be sufficient to successfully manage our business as a REIT.

     Our Advisor, Burton Management Company, Ltd., has not conducted any operations prior to becoming our Advisor, has not previously managed a REIT, and does not have any experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss.

Our Advisor has significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests.

     In addition to managing us and having at least two of its designees as members of our board, our Advisor provides advice on our operating policies and strategies. Our Advisor may also cause us to engage in future transactions with it and its affiliates, subject to the approval of, or guidelines approved by, the independent directors. Our directors, however, rely primarily on information supplied by our advisor in reaching their determinations. Accordingly, our advisor has significant influence over our affairs, and may cause us to engage in transactions which are not in our best interest.

Our success will depend on the performance of our advisor and if our advisor makes inadvisable investment or management decisions, our operations could be materially adversely impacted.

     Our ability to achieve our investment objectives and to pay distributions to our stockholders is dependent upon the performance of our advisor in evaluating potential investments, selecting and negotiating mortgage loans, selecting borrowers, setting mortgage loan terms and determining financing arrangements. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the analytical and management abilities of our advisor and the oversight of our board of directors. If our advisor or our board of directors makes inadvisable investment or management decisions, our operations could be materially adversely impacted.

We will pay our Advisor incentive compensation based on our portfolio’s performance. This arrangement may lead our Advisor to recommend riskier or more speculative investments in an effort to maximize its incentive compensation.

     In addition to its base management fee, our Advisor earns incentive compensation for each fiscal quarter equal to a specified percentage of the amount by which our return on equity, before deducting incentive compensation, exceeds a return based on the 10 year U.S. Treasury rate plus 1%. The percentage for this calculation is the weighted average of the following percentages based on our average net invested assets for the period:

•	20% for the first $200 million of our average net invested assets; and

•	10% of our average net invested assets in excess of $200 million.

     We expect to commence operations in March 2004, and we have not paid our Advisor any incentive compensation.

     Pursuant to the formula for calculating our Advisor’s incentive compensation, our Advisor shares in our profits but not in our losses. Consequently, as our Advisor evaluates different mortgage loans and other investments for our account, there is a risk that our Advisor will cause us to assume more risk than is prudent in an attempt to increase its incentive compensation. Other key criteria related to determining appropriate investments and investment strategies, including the preservation of capital, might be under-weighted if our Advisor focuses exclusively or disproportionately on maximizing its income.

We may be obligated to pay our Advisor incentive compensation even if we incur a loss.

     Pursuant to the advisory agreement, our Advisor is entitled to receive incentive compensation for each fiscal quarter in an amount equal to a tiered percentage of the excess of our taxable income for that quarter (before deducting incentive compensation, net operating losses and certain other items) above a threshold return for that quarter. In addition, the advisory agreement further provides that our taxable income for incentive compensation purposes excludes net capital losses that we may incur in the fiscal quarter, even if such capital losses result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Advisor incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter.

Investors may not be able to estimate with certainty the aggregate fees and expense reimbursements that will be paid to our Advisor under the advisory agreement due to the time and manner in which our Advisor’s incentive compensation and expense reimbursements are determined.

     Our Advisor may be entitled to substantial fees pursuant to the advisory agreement. Our Advisor’s base management fee is calculated as a percentage of our average net assets invested. Our Advisor’s incentive compensation is calculated as a tiered percentage of our taxable income (before deducting certain items) in excess of a threshold amount of taxable income and is indeterminable in advance of a particular period. From inception through     , 2004, aggregate out-of-pocket expenses that have been accrued and/or paid to our Advisor and/or its affiliates under the advisory agreement were approximately $     . Since payments of base management fees, incentive compensation and expense reimbursements are determined at future dates based upon our then-applicable average net invested assets, results of operations and actual expenses incurred by our Advisor, such fees and expense reimbursements cannot be estimated with mathematical certainty. We can provide no assurance at this time as to the amount of any such base management fee, incentive compensation or expense reimbursements that may be payable to our Advisor in the future.

Our Advisor may render services to other mortgage investors, which could reduce the amount of time and effort that our Advisor devotes to us.

     Our advisory agreement with our Advisor does not restrict the right of our Advisor, any persons working on its behalf or any of its affiliates, to carry on their respective businesses, including the rendering of advice to others regarding the purchase of mortgage-backed securities that would meet our investment criteria. In addition, the advisory agreement does not specify a minimum time period that our Advisor and its personnel must devote to managing our investments. The ability of our Advisor to engage in these other business activities, and specifically to manage mortgage-related assets for third parties, could reduce the time and effort it spends managing our portfolio to the detriment of our investment returns.

Our Advisor’s liability is limited under the advisory agreement, and we have agreed to indemnify it against certain liabilities.

     Our Advisor has not assumed any responsibility to us other than to render the services described in the advisory agreement, and will not be responsible for any action of our board of directors in declining to follow our Advisor’s advice or recommendations. Our Advisor and its directors, officers and employees will not be liable to us for acts performed by its officers, directors, or employees in accordance with and pursuant to the advisory agreement, except for acts constituting gross negligence, recklessness, willful misconduct or active fraud in connection with their duties under the advisory agreement. We have agreed to indemnify our Advisor and its directors, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Advisor not constituting gross negligence, recklessness, willful misconduct or active fraud.

If our Advisor terminates the advisory agreement, we may not be able to find an adequate replacement advisor.

     At any time after the initial one-year term of the advisory agreement, our Advisor may terminate the advisory agreement without cause or elect not to renew the agreement, without penalty on 60 days prior written notice to us. If our Advisor terminates our agreement, we may not be able to find an adequate replacement advisor, or our delay in retaining an adequate replacement advisor may adversely affect our business operations.

Risks Related to Legal and Tax Requirements

If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

     Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Accordingly, it is not certain we will be able to become and remain qualified as a REIT for U.S. federal income tax purposes. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress or the Internal Revenue Service, or IRS, might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect, that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means that we would be unable to deduct distributions to stockholders in computing taxable income and we would be subject to U.S. federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial, would reduce the amount of cash available for distribution to stockholders, and could force us to liquidate assets at inopportune times, causing lower income or higher losses than would result if these assets were not liquidated; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification and, thus, our cash available for distribution to our stockholders would be reduced for each of the years during which we did not qualify as a REIT.

     Even if we remain qualified as a REIT, we might face other tax liabilities that reduce our cash flow. Further, we might be subject to federal, state and local taxes on our income and property. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements might cause us to forego otherwise attractive opportunities.

     In order to qualify as a REIT for U.S. federal income tax purposes, we must satisfy tests concerning, among other things, our sources of income, the nature of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may cause us to forego opportunities we would otherwise pursue.

     In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from “prohibited transactions.” Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell assets at otherwise opportune times if we believe such sales could be considered a prohibited transaction.

Complying with REIT requirements may limit our ability to hedge effectively.

     The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our annual income from qualified hedges, together with any other income not generated from qualified REIT real estate assets, is limited to less than 25% of our gross income. In addition, we must limit our aggregate income from hedging and services from all sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques. This could leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear. If we were to violate the 25% or 5% limitations, we might have to pay a penalty tax equal to the amount of our income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the 25% or 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

     In order to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to our stockholders.

     As a REIT, we must distribute 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we might generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our assets potentially at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts available to invest in loans and other assets.

Failure to maintain an exemption from the Investment Company Act would harm our results of operations.

     We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.

     The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the provisions of the Investment Company Act.

     In satisfying the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation of such treatment, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in our attempts to ensure that we at all times qualify for the exemption under the Investment Company Act, we might be precluded from acquiring mortgage-backed securities if their yield is higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. These factors may lower or eliminate our net income.

Misplaced reliance on legal opinions or statements by borrowers could result in a failure to comply with REIT income or assets tests.

     When purchasing mortgage loans, we may rely on opinions of counsel for the borrower, or statements made in the underlying loan documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

One-action rules may harm the value of the underlying property.

     Several states have laws that prohibit more than one action to enforce a mortgage obligation, and some courts have construed the term “action” broadly. In such jurisdictions, if the judicial action is not conducted according to law, there may be no other recourse in enforcing a mortgage obligation, thereby decreasing the value of the underlying property.

We may be harmed by changes in various laws and regulations.

     Changes in the laws or regulations governing our Advisor or its affiliates may impair our Advisor’s or its affiliates’ ability to perform services in accordance with the advisory agreement. Our business may be harmed by changes to the laws and regulations affecting our advisor or us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us, our advisor and our stockholders, potentially with retroactive effect.

     Legislation was recently enacted that reduces the maximum tax rate of non-corporate taxpayers for capital gains (for taxable years ending on or after May 6, 2003 and before January 1, 2009) and for dividends (for taxable years beginning after December 31, 2002 and before January 1, 2009) to 15%. Generally, dividends paid by REITs are not eligible for the new 15% federal income tax rate, with certain exceptions discussed at “United States Federal Income Tax Considerations—Taxation of Taxable United States Stockholders—Distributions Generally.” Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our common stock.

     In addition, legislation was recently introduced in the United States House of Representatives and the United States Senate that would amend certain rules relating to REITs. Among other changes, the proposed legislation would provide the Internal Revenue Service with the ability to impose monetary penalties, rather than a loss of REIT status, for reasonable cause violations of certain tests relating to REIT qualification, and would change the formula for calculating the tax imposed for certain violations of the income tests discussed at “United States Federal Income Tax Considerations—Requirements for Qualification as a REIT—Income Tests.” In general, the changes would apply to taxable years beginning after the date the legislation is enacted. As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation will be enacted in its current form.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

     In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code. If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is foreign, it would be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty.

     Excess inclusion income could result if we held a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also would be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-backed securities securing those debt obligations. We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. Some types of tax-exempt entities, including voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our common stock, may be required to treat a portion of or all of the dividends they may receive from us as unrelated business taxable income. Finally, we may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements. Forward looking statements are those which are not historical in nature. They can often be identified by their inclusion of words such as “will,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Any projection of revenues, earnings or losses, capital expenditures, distributions, capital structure or other financial terms is a forward-looking statement.

     Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that might cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

•	our limited operating history and our Advisor’s lack of experience in managing a REIT;

•	your inability to review the assets that we will acquire with the net proceeds of this offering;

•	interest rate mismatches between our mortgage-backed securities and our borrowings used to fund such purchases;

•	changes in interest rates and mortgage prepayment rates;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	potential impacts of our leveraging policies on our net income and cash available for distribution;

•	our board’s ability to change our operating policies and strategies without notice to you or stockholder approval;

•	our Advisor’s motivation to recommend riskier investments in an effort to maximize its incentive compensation under the advisory agreement; and

•	the other important factors described in this prospectus, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking events might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.

     This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

ESTIMATED USE OF PROCEEDS

     The table set forth below summarizes certain information relating to the anticipated use of offering proceeds by the Company, assuming that 20,000,000 shares of common stock are sold. These estimates and the figures set forth below represent our best estimate of its intended sales results. Depending primarily on the number of shares sold in this offering, we estimate that approximately     % of the offering proceeds, or $     per share, will be used to make investments. The remainder of the offering proceeds will be used to pay offering expenses, including selling commissions and the marketing support fee. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved.

	Maximum Offering (1)

	Amount	Percent

OFFERING PROCEEDS TO THE COMPANY	$200,000,000	100.0%
Less:
Dealer-Manager Fee	3,000,000	1.5%
Selling Commissions to CMC Financial Services, Inc. (2)	6,500,000	3.25%
Marketing Support Fee to CMC Financial Services, Inc. (3)	1,500,000	0.75%
Due Diligence Reimbursements to CMC Financial Services, Inc.	1,000,000	0.50%
Offering Expenses (4)	—	—%

NET PROCEEDS TO THE COMPANY	—	—%
Less:
Acquisition Fees (5)	—	—%
Acquisition Expenses (6)

CASH AVAILABLE FOR MAKING INVESTMENTS BY THE COMPANY (7)	$—	—%

(1)	Excludes 2,000,000 shares of our common stock that may be sold pursuant to our reinvestment plan.

(2)	Assumes all sales are made to active investors in Consolidated Mortgage. Selling Commissions will be 3.25% of aggregate gross proceeds from sales to active investors in Consolidated Mortgage. Selling Commissions on sales to others will be 6.5% of such aggregate gross proceeds.

(3)	Assumes all sales are made to active investors in Consolidated Mortgage. Marketing support fee will be 0.75% of aggregate gross proceeds from sales to active investors in Consolidated Mortgage. Marketing support fees on sales to others will be 1.5% of such aggregate gross proceeds.

(4)	Offering Expenses include legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of the offering of the shares, including marketing and sales costs, but exclude the dealer-manager fee, Selling Commissions, the marketing support fee and due diligence expense reimbursements. The Offering Expenses paid by the Company, together with the Selling Commissions, the marketing support fee and due diligence expense reimbursements incurred by the Company will not exceed % of the proceeds raised in connection with this offering.

(5)	Acquisition Fees include all fees and commissions paid by us to any person or entity, including Consolidated Mortgage, in connection with the selection or acquisition of any investments, including to affiliates or non-affiliates. Acquisition Fees do not include Acquisition Expenses.

(6)	Represents Acquisition Expenses that are neither reimbursed to us nor included in the purchase price of our investments, but does not include certain expenses associated with acquisitions that are part of the purchase price and that are included in the basis of the investment. Acquisition Expenses include any and all expenses incurred by us, our Advisor, or any affiliate of our Advisor in connection with the selection or acquisition of any investments, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses and taxes, but excluding Acquisition Fees.

(7)	Offering proceeds designated for investments may also be used to repay debt borrowed in connection with such investments. Offering proceeds designated for investments temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal. We may, at our discretion, use up to $100,000 per calendar quarter of offering proceeds for redemptions of shares. See “Redemption of Shares.”

DISTRIBUTION POLICY

General

     In order to qualify as a REIT for federal income tax purposes, among other things, we must make distributions each taxable year (not including any return of capital for federal income tax purposes) equal to at least 90% of its real estate investment trust taxable income, although our board of directors, in its discretion, may increase that percentage as it deems appropriate. See “United States Federal Income Tax Considerations — Annual Distribution Requirements.” The declaration of distributions is within the discretion of our board of directors and depends upon our distributable funds, current and projected cash requirements, tax considerations and other factors.

Distributions

     We intend to make regular distributions to our stockholders. Distributions will be made to those stockholders who are stockholders as of the record date selected by our directors. Our board of directors expects to declare distributions on a monthly basis using the first day of the month as the record date. In order for an investor to receive a distribution, he or she must be a stockholder of record as of the record date. Therefore, newly admitted investors, or investors redeeming or transferring shares of common stock, will not receive a distribution for a record date that they are not considered a stockholder of record. We expect to declare distributions monthly and pay them quarterly, unless a stockholder elects to receive distributions monthly, as described below, during the offering period. In addition, distributions are expected to be declared monthly and paid quarterly during any subsequent offering period. However, in the future, our board of directors, in its discretion, may determine to declare distributions on another basis during the offering period.

     Distributions may be payable monthly by the election of the stockholder. A stockholder may elect to receive monthly distributions by written notice to us upon subscription or, thereafter, upon at least 10 days’ prior written notice to us, with any such election made following subscription to be effective as of the beginning of the following calendar quarter. Absent such an election, stockholders will receive distributions quarterly. In any quarter, stockholders may terminate their election to receive distributions monthly rather than quarterly by written notice to us, which termination will be effective as of the beginning of the following calendar quarter. Our board of directors, in its sole discretion, in the future may elect to pay distributions solely on a quarterly basis.

     We may, in the future, charge stockholders who elect the monthly distribution option an annual administrative fee, designed to cover the additional postage and handling associated with the more frequent distributions. We may elect to charge such fee upon written notice to each stockholder who properly has elected to receive monthly distributions, with such notice to be given at least 30 days prior to the beginning of the calendar quarter that includes the first month to which the new fee will apply.

     Stockholders who elect the monthly distribution option will not be eligible to participate in the Reinvestment Plan, unless the board of directors elects to make distributions to all stockholders on a monthly basis. See “Summary of Reinvestment Plan.”

     We are required to distribute annually at least 90% of our real estate investment trust taxable income to maintain our objective of qualifying as a REIT. Generally, income distributed will not be taxable to us under federal income tax laws if we comply with the provisions relating to qualification as a REIT. If the cash available to us is insufficient to pay such distributions, we may obtain the necessary funds by borrowing, issuing new securities, or selling assets. These methods of obtaining funds could affect future distributions by increasing operating costs. To the extent that distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for federal income tax purposes, although such distributions might not reduce stockholders’ aggregate invested capital. Distributions in kind will not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of our company and the liquidation of our assets in accordance with the terms of our articles of incorporation; or distributions of in-kind property as long as the directors (1) advise each stockholder of the risks associated with direct ownership of the property, (2) offer each stockholder the election of receiving in-kind property distributions, and (3) distribute in-kind property only to those stockholders who accept the directors’ offer.

     Distributions will be made at the discretion of our directors, depending primarily on net cash from operations (which includes interest income from borrowers under mortgage loans, less expenses paid) and our general financial condition, subject to the obligation of our directors to use their best efforts to cause us to qualify and remain qualified as a REIT for federal income tax purposes. We intend to increase distributions in accordance with increases in net cash from operations.

SUMMARY OF REINVESTMENT PLAN

     We have adopted a reinvestment plan pursuant to which some stockholders may elect to have the full amount of their cash distributions from us reinvested in additional shares of our common stock. Stockholders who elect to receive monthly distributions may not participate in the reinvestment plan. The following discussion summarizes the principal terms of the reinvestment plan. The reinvestment plan is attached to this prospectus as Appendix A.

General

     An independent agent (the “Reinvestment Agent”), which currently is      , will act on behalf of the participants in the reinvestment plan (the “Participants”). The Reinvestment Agent at all times will be registered or exempt from registration as a broker-dealer with the SEC and each state securities commission. At any time that we are engaged in an offering, including the offering described herein, the Reinvestment Agent will invest all distributions attributable to shares of our common stock owned by Participants in shares of our common stock at the public offering price per share, which is currently $10.00 per share. At any time that we are not engaged in an offering, the price per share purchased pursuant to the reinvestment plan shall be the fair market value of the shares, as determined by our board of directors in its sole discretion, based on quarterly appraisal updates of our assets until such time, if any, as Listing occurs. All shares of common stock available for purchase under the reinvestment plan either are registered pursuant to this prospectus or will be registered under the Securities Act through a separate prospectus relating solely to the Reinvestment Plan. Until this offering has terminated, shares of common stock will be available for purchase out of the additional 2,000,000 shares registered with the SEC in connection with this offering. See “The Offering—Plan of Distribution.” After the offering has terminated, shares of common stock will be available from any additional shares of common stock which we elect to register with the SEC for the reinvestment plan. The reinvestment plan may be amended or supplemented by an agreement between the Reinvestment Agent and us at any time, including, but not limited to, an amendment to the reinvestment plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his or her last address of record; provided, however, that any such amendment must be approved by a majority of the Independent Directors. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom we receive written notice of termination prior to the effective date thereof.

     Stockholders who have received a copy of this prospectus and participate in this offering can elect to participate in and purchase shares through the reinvestment plan at any time and would not need to receive a separate prospectus relating solely to the reinvestment plan. A person who becomes a stockholder otherwise than by participating in this offering may purchase shares of our common stock through the reinvestment plan only after such person receives the current prospectus or a separate prospectus relating solely to the reinvestment plan.

     Upon Listing, the shares to be acquired for the reinvestment plan may be acquired either through the public market or directly from us pursuant to a registration statement relating to the reinvestment plan, in either case at a per-share price equal to the then-prevailing market price on the national securities exchange or over-the-counter market on which the shares are listed at the date of purchase. In the event that, after Listing occurs, the Reinvestment Agent purchases shares on a national securities exchange or over-the-counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of shares. We are unable to predict the effect which such a proposed Listing would have on the price of the shares acquired through the reinvestment plan.

Investment of Distributions

     Distributions will be used by the Reinvestment Agent, promptly following the payment date with respect to such distributions, to purchase shares of our common stock on behalf of the Participants from us. All such distributions shall be invested in shares within 30 days after such payment date. Any distributions not so invested will be returned to Participants.

     Participants will not have the option to make voluntary contributions to the reinvestment plan to purchase shares in excess of the amount of shares that can be purchased with their distributions. Our board of directors reserves the right, however, to amend the reinvestment plan in the future to permit voluntary contributions to the reinvestment plan by Participants, to the extent consistent with our objective of qualifying as a REIT.

Participant Accounts, Fees and Allocation of Shares

     For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the distributions received by the Reinvestment Agent on behalf of such Participant. We are responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on such distributions will be paid to us to defray certain costs relating to the reinvestment plan. The administrative charge for each fiscal quarter will be the lesser of 5% of the amount reinvested for the Participant or $2.50, with a minimum charge of $0.50. The maximum annual charge is $10.00.

     The Reinvestment Agent will use the aggregate amount of distributions to all Participants for each fiscal quarter to purchase shares of our common stock for the Participants. If the aggregate amount of distributions to Participants exceeds the amount required to purchase all shares then available for purchase, the Reinvestment Agent will purchase all available shares and will return all remaining distributions to the Participants within 30 days after the date shares are purchased. The purchased shares will be allocated among the Participants based on the portion of the aggregate distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the shares purchased pursuant to the reinvestment plan will be reflected on our books.

     Subject to the provisions of our articles of incorporation relating to certain restrictions on and the effective dates of transfer, shares acquired pursuant to the reinvestment plan will entitle the Participant to the same rights and to be treated in the same manner as those purchased by the Participants in the offering. See “The Offering—Plan of Distribution.”

     The allocation of shares among Participants may result in the ownership of fractional shares, computed to four decimal places.

Reports to Participants

     Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the distributions reinvested during the quarter, the number of shares purchased during the quarter, the per share purchase price for such shares, the total administrative charge paid by us on behalf of each Participant, and the total number of Shares purchased on behalf of the Participant pursuant to the reinvestment plan. If we are not engaged in an offering and until such time, if any, as Listing occurs, the statement of account also will report the most recent fair market value of the shares, determined as described above.

     Tax information for income earned on shares under the reinvestment plan will be sent to each Participant by us or the Reinvestment Agent at least annually.

Election to Participate or Terminate Participation

     Investors who purchase shares in this offering may become Participants in the reinvestment plan by making a written election to participate on their Subscription Agreements at the time they subscribe for shares. Any other stockholder who receives a copy of this prospectus or a separate prospectus relating solely to the reinvestment plan and who has not previously elected to participate in the reinvestment plan may so elect at any time by written notice to our board of directors of such stockholder’s desire to participate in the reinvestment plan. Participation in the reinvestment plan will commence with the next distribution made after receipt of the Participant’s notice, provided it is received at least ten days prior to the record date for such distribution. Subject to the preceding sentence, the election to participate in the reinvestment plan will apply to all distributions attributable to the fiscal quarter in which the stockholder made such written election to participate in the reinvestment plan and to all fiscal quarters thereafter, whether made (1) upon subscription or subsequently for stockholders who participate in this offering or (2) upon receipt of a current prospectus or a separate prospectus relating solely to the reinvestment plan for stockholders who do not participate in this offering. Participants will be able to terminate their participation in the reinvestment plan at any time without penalty by delivering written notice to our board of directors ten business days before the end of a fiscal quarter.

     A Participant who chooses to terminate participation in the reinvestment plan must terminate his or her entire participation in the reinvestment plan and will not be allowed to terminate in part. If a Participant terminates his or her participation, the Reinvestment Agent will send him or her a check in payment for the amount of any distributions in the Participant’s account that have not been reinvested in shares of our common stock, and our record books will be revised to reflect the ownership records of his or her full shares and the value of any fractional shares standing to the credit of a Participant’s account based on the market price of the shares. There are no fees associated with a Participant’s terminating his or her interest in the reinvestment plan. A Participant in the reinvestment plan who terminates his or her interest in the reinvestment plan will be allowed to participate in the reinvestment plan again upon receipt of the then current version of this prospectus or a separate current prospectus relating solely to the reinvestment plan, by notifying the Reinvestment Agent and completing any required forms.

Federal Income Tax Considerations

     Stockholders subject to federal taxation who elect to participate in the reinvestment plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the reinvestment plan. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the reinvestment plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain.

Amendments and Termination

     We reserve the right to renew, extend, or amend any aspect of the reinvestment plan without the consent of stockholders, provided that notice of the amendment is sent to Participants at least 30 days prior to the effective date thereof. We also reserve the right to terminate the reinvestment plan for any reason, at any time, by ten days prior written notice of termination to all Participants.

REDEMPTION OF SHARES

     Prior to such time, if any, as Listing occurs, any stockholder (other than our Advisor) who has held shares of our common stock for not less than one year may present the lesser of 250 shares or all of the shares held by such stockholder for redemption at any time, in accordance with the procedures outlined herein. At such time, we may, at our sole option, redeem such shares presented for redemption for cash to the extent we have sufficient funds available. There is no assurance that there will be sufficient funds available for redemption and, accordingly, a stockholder’s shares may not be redeemed. If we elect to redeem shares, the following conditions and limitations would apply. The full amount of the proceeds from the sale of shares under the reinvestment plan (the “Reinvestment Proceeds”) attributable to any calendar quarter will be used to redeem shares presented for redemption during such quarter. In addition, we may, at our discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of our common stock for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of shares redeemed by us exceed 5% of the number of shares of our outstanding common stock at the beginning of such 12-month period. Any shares acquired pursuant to a redemption will be retired and no longer available for issuance by us.

     In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, we plan to redeem the shares in the order in which the redemption requests have been received. A stockholder whose shares are not redeemed due to insufficient funds may ask that the request to redeem the shares be honored at such time, if any, as there are sufficient funds available for redemption. In that case, the redemption request will be retained and such shares will be redeemed before any subsequently received redemption requests are honored. Alternatively, a stockholder whose shares are not redeemed may withdraw his or her redemption request. Stockholders will not relinquish their shares until such time as we commit to redeeming such shares.

     If the full amount of funds available for any given quarter exceeds the amount necessary for such redemptions, the remaining amount shall be held for subsequent redemptions, unless such amount is sufficient to invest (directly or through a joint venture) in additional mortgage loans or is used to repay outstanding indebtedness. In that event, we may use all or a portion of such amount to invest in one or more additional mortgage loans or to repay such outstanding indebtedness, provided that we (or, if applicable, the joint venture) invest in such mortgage loans or use such amount to repay outstanding indebtedness, prior to payment of the next distribution and our receipt of requests for redemption of shares.

     A stockholder who wishes to have his or her shares redeemed must mail or deliver a written request, on a form provided by us and executed by the stockholder, its trustee or authorized agent, to the redemption agent (the “Redemption Agent”), which is currently            . The Redemption Agent at all times will be registered or exempt from registration as a broker-dealer with the SEC and each state securities commission. Within 30 days following the Redemption Agent’s receipt of the stockholder’s request, the Redemption Agent will forward to such stockholder the documents necessary to effect the redemption, including any signature guarantee we or the Redemption Agent may require. The Redemption Agent will effect such redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the stockholder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem such shares. The effective date of any redemption will be the last date during a quarter during which the Redemption Agent receives the properly completed redemption documents. As a result, we anticipate that, assuming sufficient funds are available for redemption, the effective date of redemptions will be no later than thirty days after the quarterly determination of the availability of funds for redemption.

     Upon the Redemption Agent’s receipt of notice for redemption of shares, the redemption price will be on such terms as we determine. The redemption price for shares redeemed during an offering would equal the then current offering price, until such time, if any, as Listing occurs, less a discount of 8.0%. Based on the current offering price of $10.00 per share, the current net redemption price under the redemption plan would be $9.20 per share. The net redemption price approximates the per share net proceeds received by us in this offering.

     It is not anticipated that there will be a market for the shares before Listing occurs (and there can be no assurance that liquidity will result from Listing). Accordingly, during periods when we are not engaged in an offering, it is expected that the purchase price for shares purchased from stockholders will be determined by reference to the following factors, as well as any others deemed relevant or appropriate by us: (1) the price at which shares have been purchased by stockholders, either pursuant to the reinvestment plan or outside of the reinvestment plan (to the extent we have information regarding the prices paid for shares purchased outside the reinvestment plan) and (2) the price at which stockholders are willing to sell their shares. Shares purchased during any particular period of time therefore may be purchased at varying prices. Our board of directors will announce any price adjustment and the time period of its effectiveness as part of its regular communications with stockholders.

     A stockholder may present fewer than all of his or her shares to us for redemption; provided, however, that (1) the minimum number of shares which must be presented for redemption shall be the lesser of 250 shares or all of the shares held by such stockholder, and (2) if such stockholder retains any shares, he or she must retain at least $2,500 worth of shares based on the current offering price ($1,000 worth of shares based on the current offering price for an IRA, Keogh Plan or pension plan).

     Our directors, in their sole discretion, may amend or suspend the redemption plan at any time they determine that such amendment or suspension is in our best interest. Our directors may suspend the redemption of shares if (1) they determine, in their sole discretion, that such redemption impairs our capital or our operations; (2) they determine, in their sole discretion, that an emergency makes such redemption not reasonably practical; (3) any governmental or regulatory agency with jurisdiction over us so demands for the protection of the stockholders; (4) they determine, in their sole discretion, that such redemption would be unlawful; (5) they determine, in their sole discretion, that such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of shares in us, could cause direct or indirect ownership of shares to become concentrated to an extent which would prevent us from qualifying as a REIT under the Internal Revenue Code; or (6) they, in their sole discretion, deem such suspension to be in our best interest. For a discussion of the tax treatment of such redemptions, see “United States Federal Income Tax Considerations — Taxation of Taxable United States Stockholders.” The redemption plan will terminate, and we will no longer accept shares for redemption, if and when Listing occurs. See “Risk Factors — Risks Related to the Offering.”

BUSINESS

General

     We were formed in December 2003 to originate and invest in loans to owners and developers of real estate properties. Our strategy is to acquire or originate loans secured by liens on real estate (mortgage loans), finance these purchases and originations through equity capital and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow. We expect to qualify and will elect to be taxed as a REIT under the Internal Revenue Code and, thus, will not generally be subject to federal taxes on our income to the extent that we distribute substantially all of our net income to our stockholders.

     We are newly incorporated and have not commenced operations. Therefore, we do not own any investments. We expect our investment portfolio will primarily consist of the following types of mortgage loans:

•	Acquisition and development loans,

•	Construction loans,

•	Commercial property loans,

•	Residential loans, and

•	Bridge loans.

We will also seek to acquire additional mortgage-related assets, including mortgage-backed securities, that will produce competitive returns, taking into consideration the amount and nature of the anticipated returns from the investment, our ability to pledge the investment for secured, collateralized borrowings and the costs associated with financing, managing, securitizing and reserving for these investments. As of the date of this prospectus, we have not identified any specific mortgage loans that we intend to acquire with the net proceeds of this offering.

Investment Strategy

     We believe there is a significant market opportunity to make mortgage loans to owners and developers of real property whose financing needs are not met by traditional mortgage lenders. The strict underwriting standards and length of time required by traditional mortgage lenders, such as commercial banks, results in some potential borrowers being unable to obtain such financing or who are unwilling to go through the time consuming process often required by traditional lenders. Our Advisor will identify loans originated by non-affiliated mortgage brokers and loans made to previous borrowers from Consolidated Mortgage, and solicit new borrowers in those states in which we are licensed to engage in such practice. We may also purchase existing loans that were originated by third party lenders and acquired by Consolidated Mortgage.

     We propose to loan funds, or acquire all or a portion of loans made, to such borrowers provided that they have sufficient equity in the underlying real estate and otherwise meet our lending criteria. Generally speaking, our underwriting standards are less strict than traditional mortgage lenders and our loan approval process is faster than traditional lenders. As result, in certain cases we may make mortgage loans which are riskier than the mortgage loans made by commercial banks. However, in return we anticipate receiving a higher interest rate and we will institute measures designed to mitigate the risks, such as imposing a lower loan to value ratio (thereby providing us with a larger equity cushion if real estate values decline).

     We intend to primarily invest in or originate mortgage loans throughout the areas in which our Advisor’s management has experience, specifically California, Arizona, Utah and Nevada. We intend to expand our loan portfolio through implementing three strategies. First, we expect to benefit from our contractual relationship with Consolidated Mortgage pursuant to which we have the right of first offer on, but not the obligation to acquire, all mortgage loans originated by Consolidated Mortgage. Pursuant to our contractual arrangement, Consolidated Mortgage will sell the loans to us for no greater than Consolidated Mortgage’s cost, not including its service fees and compensation. We expect that this relationship will generate a substantial portion of our initial investments. Second, our Advisor will seek to expand its relationship with real estate developers, both in Nevada, as well as elsewhere in the United States. Third, we will seek opportunistic investments in mortgage-related securities other first lien mortgage loans. See “Our Operating Policies and Investment Policies.”

     As a non-conventional lender, we are more willing to invest in mortgage loans to borrowers that conventional lenders would not deem to be creditworthy. See “Risk Factors.” Because of our increased willingness to fund riskier loan types and borrowers, borrowers are willing to pay us interest rates that are generally 200 to 300 basis points above the rates charged by conventional lenders. We intend to invest a significant amount in loans secured by real estate being developed and not yet generating any income to the borrower. Our second mortgage investments are riskier because our rights will be subject to the rights of the first mortgage lender. The “balloon payment” loans and bridge loans in which we invest are riskier because the borrower’s repayment depends on its ability to refinance the loan or sell the property.

Financing Strategy

     We expect to finance the acquisition of our mortgage loans with equity capital and, to a lesser extent, short-term borrowings and term loans with a term of less than one year. After analyzing the then-applicable interest rate yield curves, we may finance with long-term borrowings from time to time. The amount of borrowing we employ depends on, among other factors, the amount of our equity capital. We expect to use leverage to attempt to increase potential returns to our stockholders. Pursuant to our capital and leverage policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to our stockholders, and the over-utilization of leverage, which increases risk by reducing our ability to meet our obligations to creditors during adverse market conditions.

Our Investments

Mortgage Loans

     A majority of our investments will consist of mortgage loans (i.e., fixed-rate, ARMs, hybrid and balloon mortgage loans). These mortgage loans may be originated by or purchased from various suppliers of mortgage-related assets throughout the United

States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders. Initially, however, we expect that we will be acquiring a significant potion of our mortgage loans from Consolidated Mortgage pursuant to our contractual arrangement. We may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. Our board of directors has not established any limits upon the geographic concentration of mortgage loans that we may acquire. However, our asset acquisition policy will limit the amount and/or type of mortgage loans we may acquire.

     We will primarily invest in mortgage loans which will be secured by first or second mortgages on real property. Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial, residential and bridge loans. No single mortgage loan will exceed 20% of our anticipated capital contributions. Additionally, mortgage loans in favor of any one borrower will not exceed 20% of the capital to be raised.

     Raw and Unimproved Land. Generally, we will invest in loans for the acquisition of raw and unimproved land with a principal amount of up to 60% of the appraised value of the property.

     Acquisition and Development Loans. Acquisition and development loans enable borrowers to complete the basic infrastructure and development of their property prior to the construction of building or structures. Such development may include installing utilities, sewers, water pipes, and/or streets. Generally, we will invest in acquisition and development loans with a principal amount of up to 65% of the appraised value of the property.

     Construction Loans. Construction property loans provide funds to allow commercial and residential developers to make improvements or renovations to the property in order to increase the net operating income of the property so that it can be sold or may qualify for institutional refinancing. Generally, we will invest in construction loans with a principal amount of up to 75% of the appraised value of the property.

     Commercial Property Loans. Commercial property loans provide funds to allow commercial borrowers to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. Generally, we will invest in commercial property loans with a principal amount of up to 75% of the appraised value of the property.

     Residential Loans. Residential loans facilitate the purchase or refinance of one to four family residential property units provided the borrower uses one of the units on the property as such borrower’s principal residence. Generally, we will invest in residential loans with a principal amount of up to 80% of appraised value of the property.

     Bridge Loans. Bridge loans provide interim financing (up to six months) to enable commercial borrowers to qualify for permanent refinancing. Generally, we will review the appraisal of the value of the property and will generally invest in bridge loans with a principal amount of up to 80% of the appraised value of the property.

     Note Hypothecation. We may also acquire mortgage loans secured by assignments of secured promissory notes. These mortgage loans must satisfy our stated underwriting standards, including our loan-to-value ratios, and also may not exceed 80% of the principal amount of the assigned note. For example, if the property securing a note we acquire is commercial property, the total amount of outstanding debts secured by the property must not exceed 75% of the appraised value of the property, and the mortgage loan will not exceed 80% of the principal amount of the assigned note. For mortgage loans secured by promissory notes, we will rely on the appraised value of the underlying property, as determined by an independent written appraisal which was conducted within the then preceding twelve months. If an appraisal was not conducted within that period, then we will arrange for a new appraisal to be prepared for the property.

     Participation. We may also participate in loans with other lenders, including affiliates as permitted by our investment policies and the guidelines promulgated by the North American Securities Administrators Association, Inc., or NASAA Guidelines, by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above. We would be more likely to participate in loans if, for example:

•	we do not have sufficient funds to invest in an entire loan or

•	an originated loan fits within our investment guidelines but would constitute more than 20% of our anticipated capital contribution or otherwise be disproportionately large given our then existing portfolio.

     We will participate in loans with non-affiliates if we acquire a controlling interest, alone or with any of our affiliates meeting the requirements below, in such participation. A controlling interest would enable us to direct or cause the direction of the management and policies of such participation, which would include the authority to:

•	review all material contracts;

•	cause a sale of the mortgage or our interest therein subject in certain cases to limitations imposed by the participation agreement between the parties;

•	approve budgets and major capital expenditures, subject to a stated minimum amount;

•	veto any sale of a mortgage, or alternatively, to receive a specified preference on sale or proceeds; and

•	exercise a right of first refusal on any desired sale by a participant of its interest in a loan except for transfer to its affiliate.

     In the event of participation with an affiliate, the investment objectives of the participant will be substantially identical. There will be no duplicate fees. The compensation to the sponsors must be substantially identical, and the investment of each participant must be on substantially the same terms and conditions. Each participant shall have a right of first refusal to buy the other’s interest if the co-participant decides to sell its interest. We will not participate in joint ventures or partnerships with affiliates that are not publicly registered except as permitted by NASAA Guidelines.

     We will not give Consolidated Mortgage or any of its affiliates any consideration similar to rebates or give-backs or enter into reciprocal arrangements with Consolidated Mortgage or its affiliates that might be entered into in lieu of participations.

Description of Other Mortgage-Related Assets

Mortgage-Backed Securities

     Pass-Through Certificates. We expect any acquisitions of mortgage-backed securities to consist principally of pass-through certificates, which are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly. In effect, these securities pass through the monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer or guarantor of the securities. Pass-through certificates can be divided into various categories based on the characteristics of the underlying mortgages, such as the term or whether the interest rate is fixed or variable.

     Collateralized Mortgage Obligations. We may also acquire collateralized mortgage obligations, or CMOs, which are a type of mortgage-backed security. Interest and principal on a CMO are paid, in most cases, on a monthly basis. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. CMOs are structured into multiple classes, or tranches, with each class bearing a different stated maturity. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired. Generally, fixed-rate mortgages are used to collateralize CMOs.

Other Investments

     We may acquire other investments that include equity and debt securities issued primarily by other mortgage-related finance companies, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, commercial mortgage loans and securities, and residential mortgage loans other than high-credit quality mortgage loans. These investments are generally considered Category III investments under our asset acquisition policy and shall be limited to 10% of our total assets. See “Our Operating Policies and Investment Policies.”

Collateral

     The types of collateral that will secure the loans brokered by us include a first deed of trust, a second deed of trust or a leasehold interest.

     First Deed of Trust. The majority of the loans invested in by us will be secured by a first deed of trust. Thus, the applicable lender will have rights as a first mortgage lender of the collateralized property.

     Second Deed of Trust. Up to 25% of the loans invested in by us may consist of second mortgage loans and wraparound mortgage loans. In a second mortgage loan, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first mortgage lender. In a wraparound loan, the lender’s rights will be comparably subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by the loan documentation will be the first mortgage loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives.

     Leasehold Interest. Up to 15% of the loans invested in by us may be in loans where the collateral is an interest in a lease.

Prepayment Penalties and Exit Fees

     Based on our knowledge of the loans generated by mortgage companies from which we expect to purchase mortgage loans, we anticipate that a large percentage of the loans we invest in will not contain prepayment penalties or exit fees. If our loans are at a high rate of interest in a period of falling interest rates, the lack of a prepayment penalty provision or exit fee in the loan allows the borrower to refinance the loan at a lower rate of interest, thus providing a lower yield to us on the reinvestment of the prepayment proceeds. However, these loans will usually be written with relatively high minimum interest rates, which we would expect to minimize the risk of lower yields.

Escrow Conditions

     Our loans will often be funded by us though an escrow account held by a title insurance company, subject to the following conditions:

•	Borrowers must obtain title insurance coverage for all loans, with the title insurance policy naming us as the insured. and providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the property.

•	Borrowers must obtain fire and casualty insurance for all loans secured by improved real property, naming us as loss payee in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust or mortgages, escrow agreement, and any other loan documents for a particular transaction will name us as payee and beneficiary.

Balloon Payment

     We anticipate that a large percentage of the loans we invest in or purchase will require the borrower to make a “balloon payment” of the principal amount upon maturity of the loan. There are no specific criteria used in evaluating the credit quality of borrowers for mortgage loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay mortgage loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans involve a higher risk of default than loans where the principal is paid at the same time as the interest payments.

Repayment of Mortgages on Sales of Properties

     We may require a borrower to repay a mortgage loan upon the sale of the mortgaged property rather than allow the buyer to assume the existing loan. We will require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives. We will either invest our net proceeds from any capital transaction in new mortgage loans, hold the net proceeds as cash or distributed them to the shareholders. These net proceeds will also include the principal of a loan deemed to be repaid for tax purposes as a result of the nature of a loan modification or loan extension. Capital transactions include payments of principal, foreclosures and prepayments of mortgages, to the extent classified as a return of capital under the Internal Revenue Code, and any other disposition of a mortgage or property.

Underwriting Criteria

     Our advisor will continuously evaluate prospective investments, select the mortgages in which we invest and make all investment decisions on our behalf in its sole discretion, unless the advisory agreement provides otherwise. Stockholders will not be entitled to act on any proposed investment. In evaluating prospective mortgage loan investments, our advisor will consider such factors as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured;

•	the potential for capital appreciation or depreciation of the property securing the investment;

•	expected levels of rental and occupancy rates (if applicable);

•	potential for rental increase (if applicable);

•	current and projected revenues from the property;

•	the status and condition of the record title of the property securing the investment;

•	geographic location of the property securing the investment; and

•	the financial condition of the borrowers and their principals, if any, who guarantee the loan.

     When selecting mortgage loans for us, our advisor will adhere to the following guidelines, which are intended to control the quality of the collateral given for our loans:

     1.     Priority of Mortgages. We anticipate investing 90% of our assets in secured by first mortgages. Our second mortgage investments will not be junior to more than one other mortgage. The only subordinated mortgages we currently intend to invest in at this time are second mortgages, although in the future we may invest in wraparound, or all-inclusive, mortgages. We will not invest more than 25% of our assets in second mortgages and wraparound, or all-inclusive, mortgages.

     2.     Loan-to-Value Ratio. We do not anticipate that the amount of our loan combined with the outstanding debt secured by a senior mortgage on a security property will exceed the following percentage of the appraised value of the security property:

Type of Secured Property	Loan-to-Value Ratio

Residential	80%
Unimproved Land	60%
Commercial	75%
Property under Development	65%	(of anticipated post-development value)
Leasehold Interest	75%	(of value of leasehold interest)
Construction Loan	75%	(of anticipated post-development value)

     We may acquire a loan which may increase any of the above loan-to-value ratios if a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. Subject to the REIT requirements of the Internal Revenue Code, occasionally, our collateral may include personal property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing loan that is in default when it matures. In those cases, we are be free to accept any reasonable financing terms we deem to be in our best interest. Nevertheless, in no event will the loan-to-value ratio on any loan exceed 80% of the independently appraised completed value of the property. The target loan-to-value ratio for our loan portfolio as a whole is approximately 70%. Notwithstanding the foregoing, and subject to NASAA guidelines, the loan-to-value for a second mortgage may be up to 130% depending upon the strength of the collateral and the borrower.

     We will receive an independent appraisal for each property to be security for our investment. Copies of these appraisals will be available for your review at our offices for a period of five years. Our advisor will ensure that all mortgage companies that originate and manage our loans will retain appraisers who will be licensed or qualified as independent appraisers and be certified by or hold designations from one or more nationally recognized organizations.

Industry Trends

     We believe fundamental changes are occurring in the U.S. mortgage market, resulting in the shift of investment capital and mortgage assets out of traditional lending and savings institutions and into the development and growth of new forms of mortgage banking and mortgage investment firms, including those that qualify as REITs under the Internal Revenue Code. We believe that traditional mortgage investment companies, such as banks, thrifts and insurance companies, provide less attractive investment structures for investing in mortgage assets because of the costs associated with regulation, infrastructure, and corporate level taxation.

     As a REIT, we can generally pass through earnings to stockholders without incurring an entity-level federal income tax, thereby allowing us to pay higher dividends than institutions with similar investments that are subject to federal income tax on their earnings. In addition, federal tax laws provide REITs with greater flexibility to manage and hedge their floating rate liabilities.

Regulation

     To the extent that we originate loans we will be regulated as a mortgage company and, therefore, will be subject to extensive regulation by federal, state and local laws and governmental authorities. We will conduct our real estate mortgage business under a license issued by the State of Nevada Financial Institutions Division. Under applicable Nevada law, the division has broad discretionary authority over our activities, including the authority to conduct periodic regulatory audits of all aspects of our operations.

     We are subject to the Equal Credit Opportunity Act 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as the Employee Retirement Income Security Act of 1974.

     Should we not adhere to these regulations, we could face potential disciplinary or other civil action that could have a material adverse effect on our business.

Competition

     When we invest in or originate mortgage loans, we compete with a variety of institutional lenders, including other REITs, insurance companies, mutual funds, hedge funds, pension funds, investment banking firms, banks and other financial institutions that invest in the same types of assets. Many of these investors have greater financial resources and access to lower costs of capital than we do. No particular competitor dominates the market. For the past few years, the institutional lenders have not been as active in the commercial mortgage market as in prior years. Recently, however, many major institutional lenders have re-entered the commercial mortgage market due to a stronger economy, stabilized or increased property values and leasing rates, and the decrease in demand for residential loans. As a result, we anticipate competition for investment in mortgages secured by commercial properties, which creates pressure on lenders to lower interest rates. Consequently, we may not be able to obtain as high interest rates on mortgage investments as we would otherwise obtain, which would affect our revenues and the distributions you receive.

Website Access to our Periodic SEC Reports

     The Internet address of our corporate website is www.             .com. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

     Materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that will contain our reports, proxy and information statements, and other information regarding our company that we will file electronically with the SEC.

Founder

     We were founded by Todd Parriott, who serves as our chief executive officer, chairman of our board of directors, president and chief investment officer.

Employees

     We are externally managed and advised by our Advisor, pursuant to an advisory agreement, subject to the direction and oversight of our board of directors. As a result, we have no employees.

Facilities

     Our principal offices are located at 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119. We use up to approximately 500 square feet of space provided by our Advisor at this location.

Legal Proceedings

     We are not a party to any material legal proceedings.

OUR OPERATING POLICIES AND INVESTMENT POLICIES

General

     Our primary investment objectives are to preserve, protect, and enhance our assets while (1) making quarterly cash distributions; (2) obtaining income through the receipt of payments on our mortgage loans; (3) continuing to qualify as a REIT for federal income tax purposes; and (iv) providing our stockholders with liquidity of their investment, either in whole or in part, within seven years after commencement of this offering (_____, 2011), through (a) listing of our common stock on a national exchange, or (b) if Listing does not occur within seven years after commencement of this offering, the commencement of the orderly liquidation of our assets, outside the ordinary course of business and consistent with its objective of qualifying as a REIT, and distribution of the proceeds thereof. The sheltering from tax of income from other sources is not one of our objectives. If we are successful in achieving our investment and operating objectives, our stockholders (other than tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of our objectives, stockholders should realize that our ability to meet these objectives may be severely handicapped by any lack of diversification of our investments and the lack of investment capital.

     We intend to meet our objectives primarily through our investment policies by purchasing all or a portion of, or originating, mortgage loans, which loans will be secured by liens as real property, as well as, from time to time, other assets described in this prospectus. Our board has established the following four primary operating policies to implement our business strategies:

•	asset acquisition policy;

•	capital/liquidity and leverage policies;

•	credit risk management policy; and

•	asset/liability management policy.

Asset Acquisition Policy

     Our asset acquisition policy provides guidelines for acquiring investments in order to maintain compliance with our overall investment strategy. In particular, we acquire a portfolio of investments that can be grouped into specific categories. Each category and our respective guidelines are as follows:

•	Category I - At least 75% of our total assets will generally be mortgage loans and other short-term investments. See “Business — Our Investments.”

•	Category II - At least 90% of our total assets will consist of Category I investments plus mortgage-related securities that are rated at least investment grade by at least one nationally- recognized statistical rating organization.

•	Category III - No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage-related securities rated below investment grade and leveraged mortgage derivative securities, or shares of other REITs, or other investments.

     We expect to acquire only those mortgage-related assets which we believe our advisor has the necessary expertise to evaluate and manage, which we can readily finance, and which are consistent with our overall investment strategy and our asset acquisition policy. Generally, we expect to hold our mortgage loans until maturity. Therefore, we generally do not seek to acquire assets with investment returns that are attractive only in a limited range of scenarios.

     We expect that the mortgage loans that we will either acquire or originate will consist primarily of first lien loans described under the caption “Business — Our Investments.” We expect most of our mortgage-related securities, which are not mortgage loans, to consist of adjustable-rate mortgage-backed securities, hybrid adjustable-rate mortgage-backed securities and fixed-rate mortgage-backed securities. We anticipate that our investments in fixed-rate mortgage-backed securities will be focused in shorter-term mortgages, including balloon mortgages. We may, however, purchase longer-term fixed-rate mortgage-backed securities if we view the potential net returns as attractive or if the acquisition of such assets serves to reduce or diversify the overall risk profile of our portfolio.

Capital/Liquidity and Leverage Policies

     We expect to employ a leverage strategy to increase our investment assets by borrowing against existing assets and using the proceeds to acquire additional assets. We will generally seek to borrow between one to three times the amount of our equity, although our borrowings may vary from time to time depending on market conditions and other factors deemed relevant by our Advisor and our board of directors. We believe that this leaves an adequate capital base to protect against interest rate environments in which our borrowing costs might exceed our interest income from our assets.

     Depending on the different cost of borrowing funds at different maturities, we expect to vary the maturities of our borrowed funds to attempt to produce lower borrowing costs. In general, we expect our borrowings to be short-term. We will actively manage, on an aggregate basis, both the interest-rate indices and interest-rate adjustment periods of our borrowings against the interest-rate indices and interest-rate adjustment periods related to our assets.

     We expect to finance our assets with our equity capital and through borrowings under lines of credit, term loans and other collateralized financings that we may establish with approved institutional lenders, and we may employ long-term borrowings.

     We expect that some of our future borrowing agreements will require us to deposit additional collateral in the event the market value of existing collateral declines, which may require us to sell assets to reduce our borrowings. We have designed our liquidity management policy to maintain an adequate capital base sufficient to provide required liquidity to respond to the effects under our borrowing arrangements of interest rate movements and changes in the market value of our mortgage-backed securities, as described above.

Credit Risk Management Policy

     We expect to review credit risk associated with each of our potential investments. See “Business — Underwriting Criteria.” In addition, we may diversify our portfolio of assets to avoid undue geographic, insurer, industry and certain other types of concentration risk. We may reduce risk from sellers, borrowers and servicers by obtaining representations and warranties. Our Advisor monitors the overall portfolio risk in order to determine appropriate levels of provision for losses we may experience.

     We generally determine, at the time of purchase, whether or not an asset complies with our credit risk management policy guidelines, based upon the most recent information utilized by us. Such compliance is not expected to be affected by events subsequent to such purchase, such as changes in characterization, value or rating of any specific mortgage-related assets or economic conditions or events generally affecting any mortgage-related assets of the type held by us.

Asset/Liability Management Policy

     Interest Rate Risk Management. To the extent consistent with our election to qualify as a REIT, we expect to follow an interest rate risk management program intended to protect our portfolio of investments and related debt against the effects of major interest rate changes. Specifically, our interest rate management program is formulated with the intent to offset, to some extent, the potential adverse effects resulting from any rate adjustment limitations on our investments and the differences between interest rate adjustment indices and interest rate adjustment periods of our investments and related borrowings.

     Our interest rate risk management program encompasses a number of procedures, including the following:

•	monitoring and adjusting, if necessary, the interest rate sensitivity of our investments compared with the interest rate sensitivities of our borrowings;

•	attempting to structure our borrowing agreements to have a range of different maturities and interest rate adjustment periods (although substantially all will be less than one year); and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of the mortgages underlying our investments compared to the interest rate indices and adjustment periods of our borrowings.

     As a result, we expect to be able to adjust the average maturity/adjustment period of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings mature or are renewed. Through the use of these procedures, we will attempt to reduce the risk of differences between interest rate adjustment periods of the mortgages underlying our investments and our related borrowings.

     Depending on market conditions and the cost of the transactions, we may conduct hedging activities in connection with our portfolio management. If and when we engage in hedging activities, we intend to do so in a manner consistent with our election to qualify as a REIT. The goal of any hedging strategy we may adopt would be to lessen the effects of interest rate changes and to enable us to earn net interest income in periods of generally rising, as well as declining or static, interest rates. Specifically, if we implement a hedging program, it would likely be formulated with the intent to offset some of the potential adverse effects of changes in interest rate levels relative to the interest rates on our investments, as well as differences between the interest rate adjustment indices and maturity or reset periods related to our investments and our borrowings.

     Under the REIT rules of the Internal Revenue Code, some hedging activities produce income which is not qualifying income for purposes of the REIT gross income tests or create assets which are not qualifying assets for purposes of the REIT assets test. As a result, we may have to terminate certain hedging activities before the benefits of such activities are realized. In the case of excess hedging income, we would be required to pay a penalty tax for failure to satisfy certain REIT income tests under the Internal Revenue Code if the excess is due to reasonable cause and not willful neglect. In the case of having excess value in relation to our assets, the penalty would result in our disqualification as a REIT. In addition, asset/liability management involves transaction costs that increase dramatically as the period covered by hedging protection increases and that may increase during periods of fluctuating interest rates.

     Prepayment Risk Management. We also seek to lessen the effects of prepayment of mortgage loans at a faster or slower rate than anticipated. We expect to accomplish this by using a variety of techniques which include, without limitation, structuring a diversified portfolio with a variety of prepayment characteristics. We intend to monitor prepayment risk through the periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, distributions, cash flow and net balance sheet market value.

     We believe that we have developed cost-effective asset/liability management policies to mitigate prepayment risks. However, no strategy can completely insulate us from prepayment risks. Further, as noted above, certain of the federal income tax requirements that we must satisfy to qualify as a REIT limit our ability to fully hedge our prepayment risks. Therefore, we could be prevented from effectively hedging our interest rate and prepayment risks.

     Our investment objectives may not be changed without the approval of stockholders owning a majority of the outstanding shares of common stock. Our bylaws require the Independent Directors to review our investment policies at least annually to determine that the policies are in the best interests of our stockholders. The determination shall be set forth in the minutes of our board of directors along with the basis for the determination. Our directors (including a majority of the Independent Directors) have the right, without a stockholder vote, to alter our investment policies but only to the extent consistent with our investment objectives and investment limitations. See “Our Operating Policies and Investment Policies — Certain Investment Limitations” below.

Certain Investment Limitations

     In addition to other investment restrictions imposed by our board of directors from time to time, consistent with our objective of qualifying as a REIT, our articles of incorporation or our bylaws provide for the following limitations on our investments.

          1. Not more than 10% of our total assets may be invested in unimproved real property or mortgage loans on unimproved real property. For purposes of this paragraph, “unimproved real property” does not include any real property under construction, under contract for development or planned for development within one year.

          2. We may not invest in commodities or commodity future contracts. This limitation is not intended to apply to interest rate futures, when used solely for hedging purposes.

          3. We may not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property may not exceed such property’s appraised value. In cases in which a majority of Independent Directors so determine, and in all cases in which the mortgage loan involves our advisor, our directors, or any of our affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal will be maintained in our records for at least five years, and will be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained. We may not invest in real estate contracts of sale otherwise known as land sale contracts.

          4. We may not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on that property, including our loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including our loans” will include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

          5. We may not invest in indebtedness (“Junior Debt”) secured by a mortgage on real property which is subordinate to the lien or other indebtedness (“Senior Debt”), except where the amount of such Junior Debt, plus the outstanding amount of the Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments of ours (as shown on our books in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our net assets. The value of all our investments in Junior Debt which does not meet these requirements is limited to 10% of our tangible assets (which is included within the 25% limitation).

          6. We may not engage in any short sale, or borrow on an unsecured basis, if such borrowing will result in an asset coverage of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. “Asset coverage,” for the purpose of this section, means the ratio which the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.

          7. Unless at least 80% of our tangible assets are comprised of real property or first mortgage loans, we may not incur any indebtedness which would result in an aggregate amount of indebtedness in excess of 300% of our net assets.

          8. We may not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of our Advisor, any of our directors, or any of our affiliates.

          9. We will not invest in equity securities unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and determine that the transaction will not jeopardize our ability to qualify and remain qualified as a REIT. Investments in entities affiliated with our advisor, one of our directors, or any affiliates thereof are subject to the restrictions on joint venture investments. In addition, we may not invest in any security of any entity holding investments or engaging in activities prohibited by our articles of incorporation.

          10. We will not issue (a) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares of our common stock to us as described under “Redemption of Shares”); (b) debt securities unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (c) shares of our common stock on a deferred payment basis or under similar arrangements; (d) non-voting or assessable securities; or (e) options, warrants, or similar evidences of a right to buy its securities (collectively, “Options”) unless (1) issued to all of our stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a stock option plan available to our directors and officers, or employees or those of our Advisor. Options may not be issued to our Advisor, our directors or any affiliate thereof except on the same terms as such Options are sold to the general public. Options may be issued to persons other than our advisor, our directors or any affiliate thereof but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration that in the judgment of the Independent Directors has a market value less than the value of such Option on the date of grant. Options issuable to our Advisor, our directors or any affiliate thereof shall not exceed 10% of the outstanding shares on the date of grant.

          11. A majority of our directors shall authorize the consideration to be paid for any real property acquired by us, based on the fair market value of the property. If a majority of the Independent Directors determine, or if the property is acquired from our advisor, one of our directors, or affiliates thereof, such fair market value shall be determined by a qualified independent real estate appraiser selected by the Independent Directors.

          12. We will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.

          13. We will not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

          14. We will not invest in any foreign currency or bullion or engage in short sales.

          15. We will not issue senior securities except notes to banks and other lenders and shares of preferred stock.

          16. We will not make loans to our advisor or its affiliates, except (a) to our wholly owned subsidiaries, or (b) mortgage loans to joint ventures (and joint ventures of our wholly owned subsidiaries) in which the co-venturer is not our advisor, one of our directors or any affiliate of those persons or of ours (other than a wholly owned subsidiary of ours).

          17. We will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

          18. We will not make any investment that we believe will be inconsistent with its objective of qualifying as a REIT.

     The foregoing limitations may not be modified or eliminated without the approval of a majority of the outstanding shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We are newly incorporated and have not commenced operations. Therefore, we do not have any results of operations to discuss. The following analysis of our financial condition should be read in conjunction with our financial statements and the notes thereto and the other financial data included elsewhere in this prospectus.

Overview

     We are an externally managed REIT that was formed in December 2003 to invest in mortgage loans and other mortgage-related assets. We expect to derive our revenues primarily from payments of interest and principal under loans acquired with our equity capital and borrowed funds. Our principal business objective is to generate net income for distribution to our stockholders from the spread between interest income on our mortgage assets and the costs of financing the acquisition of these assets. We expect that this spread, net of operating expenses, will provide both operating capital and distributable income. Following completion of this offering and the acquisition of our initial portfolio of mortgage loans described in this prospectus, we will own approximately $      million in mortgage loans and other mortgage-related assets, and have approximately $50 million available under our lines of credit to fund additional investments and for working capital. Our business will depend on our access to external sources of financing at a cost we can absorb while still generating an attractive risk-adjusted return on the loans we acquire using the proceeds of our financings.

     We intend to elect to be taxed as a REIT for federal tax purposes commencing with our taxable year ending December 31, 2004, hereby generally avoiding federal income taxes on our taxable income that we distribute currently to our stockholders. See “United States Federal Income Tax Considerations–Requirements for Qualification as a Real Estate Investment Trust.”

Critical Accounting Policies and Management Estimates

     Our financial statements are prepared in accordance with GAAP. The application of these accounting policies will require our management to make certain judgments and estimates that directly affect our financial reporting results. We consider the policies discussed below to be critical to an understanding of our financial statements. Specific risks for these critical accounting policies are described in the following paragraphs. In regard to these policies, we caution you that we have no operating history and future events rarely develop exactly as forecasted, and the best estimates of our management will likely require adjustment.

     Basis of Accounting and Presentation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Management believes that the estimates and assumptions utilized in preparing our financial statements and accompanying notes are reasonable and prudent. Actual results could differ from those estimates.

     Loans Held for Sale. We may, from time to time, acquire loans with the intention of securitizing and selling interests in the loans. These loans will be carried at the lower of the aggregate cost or market value on our statement of financial position. The amount, if any, by which the cost exceeds the fair value will be recorded in a valuation allowance. Changes in the valuation allowance and realized gains or losses will be recorded in the statement of operations.

     Accounting for Stock Compensation. As of December 31, 2003, we had no outstanding shares of restricted stock. We intend to issue restricted stock in the future. We may issue stock-based compensation to our directors. We will account for any stock-based compensation issued to non-employees using the fair value recognition provisions of SFAS Statement No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment to FASB Statement No. 123” (FAS 148). We will record an expense for the fair value of equity awards to non-employees on the measurement date.

     Interest on Loans. Interest will be accrued monthly on outstanding principal balances unless our Advisor considers the collection of interest to be uncertain. We generally consider the collection of interest to be uncertain when loans are contractually past due three months or more.

     Hedging Activities. We expect to enter into certain transactions, including short sales, purchases of treasury options, mortgage-backed securities and futures, interest rate swaps, caps and floors to mitigate the effect that changes in interest rates have on the fair value of our fixed rate loan and mortgage-backed securities portfolios. Periods of rising interest rates will generally decrease the fair value of a loan or mortgage-backed securities portfolio. Generally, we expect to enter into these transactions when the rate is locked on a pending loan or when we agree to purchase a pool of mortgage loans. In swap transactions, we will generally enter into an interest rate swap contract, receiving a floating rate of interest and paying a fixed rate of interest. The term of the swap contracts will be determined by duration of the related assets being hedged. We will account for the options, futures and swaps in accordance with Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities”, (SFAS No. 133) as amended by SFAS Statement No. 149, which require all derivative instruments to be carried at fair value as either assets or liabilities in the statement of financial condition.

     Income Taxes. For our taxable year ending December 31, 2004, we will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and, upon the election being made, we will be taxed as such beginning with our taxable year ending December 31, 2004. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of our REIT taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates starting with that year and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service were to grant us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and we intend to operate in the foreseeable future in such a manner so that we will qualify as a REIT for federal income tax purposes.

     Allowance for Loan Losses. We will provide a loan allowance related to certain of our mortgage loans. We will monitor the delinquencies and defaults on the underlying mortgages and, if an impairment of the related mortgage security is deemed to be other than temporary, we will reduce the carrying value of the related mortgage security to fair value. Our loan loss provision will be based on our assessment of numerous factors affecting our portfolio of mortgage assets including, but not limited to, current and projected economic conditions, delinquency status, credit losses to date on underlying mortgages and any remaining credit protection. Loan loss provision estimates are reviewed periodically and adjustments are reported in earnings when they become known.

Recent Accounting Developments

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The statement specifies the accounting for certain employee termination benefits, contract termination costs and costs to consolidate facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. We do not expect the statement to have a material effect on our financial condition or results of operations.

     In November 2002, the FASB issued FASB Interpretation (FIN) No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provisions of the interpretation apply prospectively to guarantees issued after September 30, 2002. We do not expect the recognition and measurement provisions to have a material effect on our financial condition or results of operations.

     In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 “Consolidation of Variable Interest Entities.” FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. We do not expect this interpretation to have a material effect on our financial condition or results of operations.

     In April 2003, the FASB issued SFAS Statement No. 149, Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS Statement No. 133. The changes in SFAS Statement No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS Statement No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in the statement, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS Statement No. 149, all provisions should be applied prospectively. We do not expect the statement to have a material effect on our financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150, which is effective at the beginning of the first interim period beginning after June 15, 2003, must be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (1) shares that are mandatorily redeemable, (2) an obligation to repurchase the issuer’s equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (3) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. We do not expect the statement to have a material effect on our financial condition or results of operations.

Liquidity and Capital Resources

     We are dependent upon the net proceeds to be received from this offering to conduct our proposed activities. The funding required to purchase assets will be obtained from this offering and from any indebtedness that we may incur in connection with the acquisition of any residential or commercial mortgage bridge loans thereafter. We have been initially capitalized with $200,000 from the sale of common stock to our Advisor. For information concerning the anticipated use of the net proceeds from this offering, please see the “Estimated Use of Proceeds” section of this prospectus.

     In order to qualify as a REIT and to avoid corporate-level tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income on an annual basis. Therefore, once the net proceeds we receive from this offering are substantially fully invested, we will need to borrow in order to grow our business and acquire additional assets. Our sources of funds will primarily be the net proceeds from this offering, operating cash flows, securitizations of our loans and borrowings. Operating cash flows will consist of payments received on and maturities of mortgage loans and investments. Liquidity will also be generated through reverse repurchase agreements pursuant to which securities are pledged as collateral for short-term borrowings and through lines of credit with commercial banks. We believe that we will be able to obtain financing in amounts and on terms that are acceptable to us and consistent with our business strategy prior to the closing of this offering. We believe that these cash resources will be sufficient to satisfy our immediate liquidity requirements, and we do not anticipate a need to raise funds from other than these sources within the next 12 months.

     We currently have no outstanding debt. Depending on market conditions, we may incur debt up to three times the amount of our equity. Any indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties about the Company in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt requiring us to immediately repay all outstanding principal. If we are unable to make such payment, our lender could foreclose on our assets that are pledged as collateral to that lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common stock.

     Our income calculated for tax purposes may differ from income calculated in accordance with GAAP. For example, we record a reserve for credit losses for GAAP purposes whereas only actual credit losses are deducted in calculating taxable income. The distinction between taxable income and GAAP income is important to our stockholders because distributions are declared on the basis of taxable income. While we generally will not be required to pay income taxes as long as we satisfy the REIT provisions of the Internal Revenue Code, each year we will be required to complete a federal income tax return wherein taxable income is calculated. This taxable income level will determine the minimum level of distributions we must pay to our stockholders.

Quantitative and Qualitative Disclosures About Market Risk

     Market risk refers to the risk of loss from adverse changes in the level of one or more market prices, rate indices or other market factors. We are exposed to market risk primarily from changes in interest rates which are very sensitive to a variety of factors including political, economic and other factors outside of our control.

     Interest rate risk arises primarily as a result of our core business activities of acquiring mortgage loans or mortgage-backed securities and funding a portion of the purchases with borrowings and the associated asset and liability management required to match maturities of loans and securities to funding sources. The principal objective of our asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity.

     A combination of techniques will be used to manage interest rate risk including simulation and sensitivity analysis. Our board of directors will regularly review the results of this interest rate risk analysis.

     The primary interest rate exposure to which we are subject relates to our mortgage loan portfolio, interest rate swaps and reverse repurchase agreements. Any change in the general level of interest rates in the market can affect our net interest income and net income in either a positive or negative manner. Net interest income is the difference between the income earned from interest bearing assets less the expense incurred relating to interest bearing liabilities. Fluctuations in the interest rate environment can also affect our ability to acquire new loans, the value of our loans for sale portfolio and our ability to sell the loans held for sale and the related income associated with a sale.

     In order to protect against interest rate exposure on our loan portfolio, we will acquire treasury options and mortgage-backed securities, and enter into certain transactions, including, securities resale and reverse repurchase agreements, and interest rate swaps, to mitigate the effect that changes in interest rates and credit spreads have on the fair value of our fixed rate loan portfolio. The decision to use derivative instruments rather than other balance sheet alternatives will depend on many factors including the mix and cost of funding sources, liquidity and interest rate implications.

PRIOR PERFORMANCE INFORMATION

     The information presented in this section presents the historical performance of Consolidated Mortgage, a private mortgage broker located in Las Vegas, Nevada, of which Mr. Parriott served as President from July 2001 until December 2003 and Ms. Linnemeyer served in various executive positions from 2000 until December 2003. Neither Mr. Parriott nor Ms. Linnemeyer owns any equity of Consolidated Mortgage nor do they or any other affiliates of ours or our Advisor have any employment relationship with Consolidated Mortgage. Although Consolidated Mortgage has been in business since 1977, neither Mr. Parriott nor Ms. Linnemeyer was the sponsor or was otherwise involved in the organization of Consolidated Mortgage or the operation of Consolidated Mortgage in an executive capacity prior to 2000. Accordingly, the information provided below relates only to Consolidated Mortgage’s 2000, 2001 and 2002 fiscal years, and 2003 through December 5, 2003. All numbers are approximate and subject to a margin of error of 5%.

	2000	2001	2002	2003 (1)

Total Principal Amount of Loans Funded	102,416,000	92,266,000	158,539,000	227,440,000
Total Principal Amount of Loans Paid Off	99,100,000	101,473,000	119,103,000	157,195,000
Total Interest Paid	13,068,000	11,662,000	20,420,000	28,885,000
Total Number of Loans Originated	377	402	548	743
Average Interest Rate charged on Loans Originated	12.76%	12.64%	12.88%	12.70%

     (1) Through December 5, 2003.

CONFLICTS OF INTERESTS; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with our Advisor

     Our Advisor will be engaged to perform various services for us and will receive fees and compensation for such services. None of the agreements for such services were the result of arm’s-length negotiations. All such agreements, including the advisory agreement, require approval by a majority of the board of directors, including a majority of the Independent Directors, not otherwise interested in such transactions, as being fair and reasonable to us and on terms and conditions no less favorable than those which could be obtained from unaffiliated entities. The timing and nature of fees and compensation to our Advisor could create a conflict between the interests of our advisor and those of our stockholders.

     In evaluating mortgage loans and other mortgage-related assets for investment and in other operating strategies, an undue emphasis by our Advisor on the maximization of income at the expense of other criteria, such as preservation of capital, in order to earn higher incentive compensation for our Advisor under the advisory agreement could result in an increased risk to the value of our portfolio. Any changes in our investment and operating policies are required to be approved by our board of directors. See “The Advisor—The Advisory Agreement.”

     One of our directors and all of our executive officers are officers and employees of our Advisor. We, on the one hand, and our Advisor and its affiliates, on the other hand, may in the future enter into a number of relationships other than those governed by the advisory agreement, some of which may give rise to conflicts of interest between us and our Advisor or its affiliates. In addition, the market in which we seek to make investments is characterized by rapid evolution of products and services and, thus, there may in the future be relationships between us and our Advisor and its affiliates in addition to those described herein. Under the advisory agreement, the prior approval of a majority of our Independent Directors is required for each affiliate transaction between our Advisor or its affiliates and us; provided, however, that a majority of the independent directors may approve guidelines for affiliate transactions that would permit most affiliate transactions to be closed without prior board approval in each instance. In addition, our Advisor will be required to provide to our board on a quarterly basis a report of such transactions, including evidence sufficient to allow our board of directors to determine whether the terms of such transactions are fair.

     For so long as our Advisor is our exclusive advisor pursuant to the advisory agreement, absent approval by a majority of our independent directors, our Advisor has agreed not to sponsor any other mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area.

Relationship with Consolidated Mortgage

     We will enter into a three-year agreement with Consolidated Mortgage, pursuant to which we have the right of first offer on the purchase of all residential mortgage loans and commercial mortgage bridge loans originated by Consolidated Mortgage. Consolidated Mortgage is a private company that originates mortgages in the Las Vegas, Nevada area, which originated approximately $225 million in mortgage loan in 2003. The right of first offer agreement provides us the right, but not the obligation to invest in these loans at a mutually acceptable price. This agreement does not preclude us from acquiring competitive products from any other sources nor does it preclude Consolidated Mortgage from refusing our offer.

     Although not contractually committed to do so, we currently intend to purchase the mortgage loans offered to us pursuant to the right of first offer, subject to the availability of funds, compliance with our operating and investment policies and strategy as established and modified from time to time and whether the price is fair and the investment otherwise is suitable and in our best interests.

     Consolidated Mortgage has informed us that it expects to continue to originate mortgage loans and other real estate related assets in the future, and Consolidated Mortgage will continue to seek investors for such loans. However, we will only invest in the mortgage loans that satisfy our investment criteria.

     Currently, no officers, directors or partners of Consolidated Mortgage or its affiliates are directors of our company. Our Chairman of the Board, Chief Executive Officer, President and Chief Investment Officer, Todd Parriott, was formerly the President of Consolidated Mortgage. Erin Linnemeyer, our Director of Stockholder Relations was formerly an executive vice president of Consolidated Mortgage. Effective as of December 31, 2003, Mr. Parriott resigned from his position as President of Consolidated Mortgage. Effective as of December 31, 2003, Ms. Linnemeyer resigned from her position as an executive vice president of Consolidated Mortgage.

Competition For Management Time

     The directors and certain of the officers of our Advisor and the directors and certain of the officers of our company currently are engaged, and in the future will engage, in the management of other business entities and properties and in other business activities, including entities, properties and activities associated with affiliates. They will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which will be substantially less than their full time. These officers and directors of our Advisor and officers and directors of the company may experience conflicts of interest in allocating management time, services, and functions among the company and the various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved.

Relationship With Dealer-Manager

     The dealer-manager, CMC Financial Services, Inc., is an affiliate of ours and our Advisor. Certain of the officers and directors of the company are also officers, directors, and registered principals of the dealer manager. This relationship may create conflicts in connection with the fulfillment by the dealer-manager of its due diligence obligations under the federal securities laws. Although the dealer-manager will examine the information in the prospectus for accuracy and completeness, the dealer-manager is an affiliate of ours and will not make an independent review of the company or the offering. Accordingly, the investors do not have the benefit of such independent review. The soliciting dealers, if any, are expected to make their own independent due diligence investigations. The dealer-manager is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all investment objectives similar to those of ours and may participate in other offerings sponsored by one or more of the officers or directors of the company.

THE ADVISOR

General

     Established in 2003, our Advisor currently engages in investment management as its sole business and we are its only client. Our Advisor’s address is 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119.

The Advisory Agreement

Services and Duties of the Advisor

     We will enter into an advisory agreement with our Advisor prior to the commencement of the offering. Pursuant to the advisory agreement, our Advisor will be our sole advisor and will generally implement our business strategy, be responsible for our day-to-day operations and perform services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Mr. Parriott will initially perform the duties of our Advisor pursuant to the advisory agreement on behalf of our Advisor. However, our Advisor may elect to have others undertake some or all of those duties at any time and in its sole discretion. Our Advisor will be primarily involved in three activities:

•	Asset Management—our Advisor will advise us with respect to, and will arrange for and manage the acquisition, financing, management and disposition of, our investments.

•	Liability Management—our Advisor will evaluate the credit risk and prepayment risk of our investments and arrange appropriate borrowing and hedging strategies.

•	Capital Management—our Advisor will coordinate our capital raising activities.

     Subject at all times to the direction and oversight of our board of directors, our Advisor will perform the following services and other activities in accordance with the terms of the advisory agreement and, to the extent directed by our board of directors, performs similar services and other activities for any subsidiary of our company:

•	serving as our consultant with respect to the formulation of investment criteria and the preparation of policy guidelines by our board of directors;

•	assisting us in developing criteria for mortgage-related purchase commitments that are consistent with our long-term investment objectives and making available to us our Advisor’s knowledge and experience with respect to mortgage-related assets;

•	representing us in connection with the purchase, sale and commitment to purchase or sell mortgage-related assets that meet in all material respects our investment criteria, and managing our portfolio of mortgage-related assets;

•	advising us and negotiating our agreements with third-party lenders for borrowings by us;

•	making available to us statistical and economic research and analysis regarding our activities and the services performed for us by our Advisor;

•	monitoring and providing to our board of directors from time to time price information and other data obtained from certain nationally-recognized dealers that maintain markets in mortgage-related assets identified by our board of directors from time to time, and providing data and advice to our board of directors in connection with the identification of such dealers;

•	investing or reinvesting any of our money in accordance with our policies and procedures;

•	providing the executive and administrative personnel, office space and services required in rendering services to us, in accordance with and subject to the terms of the advisory agreement;

•	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Advisor and our board of directors, including the collection of our revenues and the payment of our debts and obligations from our accounts, and the maintenance of appropriate computer systems to perform such administrative functions;

•	advising our board of directors in connection with policy decisions;

•	evaluating and recommending hedging strategies to our board of directors and, upon approval by our board of directors, engaging in hedging activities on our behalf consistent with our status as a REIT;

•	supervising our compliance with the REIT provisions of the Internal Revenue Code and our maintenance of our status as a REIT;

•	qualifying and causing us to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

•	assisting us to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews as our board of directors may deem necessary or advisable;

•	assisting us in our compliance with all federal (including the Sarbanes-Oxley Act of 2002), state and local regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Exchange Act or other federal or state laws;

•	assisting us in our compliance with federal, state and local tax filings and reports and generally enabling us to maintain our status as a REIT, including soliciting stockholders, as defined below, for required information to the extent provided in the REIT provisions of the Internal Revenue Code;

•	assisting us in our maintenance of an exemption from the Investment Company Act and monitoring our compliance with the requirements for maintaining an exemption from the Investment Company Act;

•	coordinating and managing the operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment collaborators;

•	advising us as to our capital structure and capital raising activities;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to the approval of our board of directors;

•	engaging and supervising, on behalf of us and at our expense, the following, without limitation: independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services, and such other services as may be deemed by our Advisor or our board of directors to be necessary or advisable from time to time; and

•	so long as our Advisor does not incur additional costs or expenses, performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Advisor shall deem appropriate under the particular circumstances.

     Our Advisor, in its sole discretion, may elect to cause these services to be provided by third parties, including affiliates of our Advisor, in certain cases at our expense, provided that the payment to any affiliate of our Advisor by us is subject to the approval of our Independent Directors (or in accordance with a policy adopted by those board members).

     Our Advisor is required to manage our business affairs in general conformity with the policies approved by our board of directors and consistent with our advisor’s duties under the advisory agreement. Our Advisor is required to prepare regular reports for our board of directors that will review our acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with our investment policies and policies that will enable us to maintain our qualification as a REIT and prevent us from being deemed an investment company.

     From time to time, our board of directors will assess whether we should be internally managed. This assessment will be based on a number of factors deemed relevant by our board of directors, including our ability to attract and retain full-time employees and the costs and expenses related to becoming internally managed.

Term

     We intend to enter into the advisory agreement. It will have a one year term.

     Terminations by us for Cause. Our directors who are not affiliated with our Advisor have the right to terminate the advisory agreement for cause, on a majority vote, at any time. “Cause” means a reasonable, good faith determination that our Advisor was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. The unaffiliated directors’ determination that cause exists must be based on findings of fact disclosed to our Advisor. If the director’s good faith determination that cause exists is based primarily on a finding of criminal activity or active fraud, we may terminate the advisory agreement immediately. If our Advisor’s good faith determination that cause exists is based primarily on findings other than criminal activity or fraud, we must give our Advisor written notice disclosing the findings of the unaffiliated directors and allow our Advisor a reasonable opportunity to cure the problem. If after 60 days the unaffiliated directors determine that cause continues to exist, then the unaffiliated directors may terminate the advisory agreement immediately by a majority vote. We will not have an obligation to pay our Advisor a termination fee if we terminate the advisory agreement for cause; however, we will be obligated to pay our Advisor all unpaid costs and expenses reimbursable under the advisory agreement.

     Terminations without Cause. From and after      , 2005, our Advisor has the right to terminate the advisory agreement for any reason by giving at least 60 days’ prior written notice to our board of directors. We will not be obligated to pay our Advisor any termination fee; however, we will be obligated to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.

     Similarly, from and after      , 2005, our directors who are not affiliated with our Advisor have the right to terminate the advisory agreement without cause, by a majority vote, by giving at least 60 days’ prior written notice to our Advisor. If we terminate the advisory agreement without cause, we will be required to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.

     Terminations by our Advisor upon a Change of Control. Subject to exceptions specified in the advisory agreement, our Advisor has the right to deliver a notice of termination of the advisory agreement within 90 days of a change of control of our company. A “change of control” for the purpose of the Advisory Agreement is deemed to occur on:

•	the date of (a) any sale, lease, assignment, transfer or other conveyance of all or substantially all of our assets; (b) any consolidation or merger involving our company in which all of our stockholders immediately prior to the transaction, considered collectively, do not immediately following the transaction own shares of the surviving entity constituting at least a majority of the voting power of the surviving entity; (c) any capital reclassification or other recapitalization of our company in which any person or group that owned 30% or more of our voting power falls below that threshold or in which any person or group that owned less than 30% of our voting power rises above that ceiling; or (d) any liquidation, dissolution or winding up of our company; or

•	the first date on which fewer than two of our directors are persons whose nomination to the board was supported by our Advisor. Currently, the board seat of Mr. Parriott is supported by our Advisor. Our Advisor has informed us that it will generally support the nomination of persons employed by, or affiliated with, our Advisor. We intend to disclose in our proxy statements regarding the election of directors whether a candidate’s nomination is supported by our Advisor.

Any notice of termination by our Advisor following a change of control will be effective no less than 60 days after its date of delivery. If our Advisor terminates the advisory agreement following a change of control, we will be required to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.

     Advisory Compensation and Expenses

     The following table presents a summary of certain compensation, fees and other benefits (including reimbursement of certain out-of-pocket expenses paid by our Advisor to third parties pursuant to the advisory agreement) that our Advisor may earn or receive from us pursuant to the terms of the advisory agreement.

Type	Description and Method of Computation	Amount
Base management fee	1% per annum of the first $200 million of our average net invested assets during each fiscal year, plus 0.8% per annum of our average net invested assets in excess of $200 million during such fiscal year, as described in more detail below.	$2,000,000, assuming average net invested assets are $200 million.

Incentive compensation	A specified percentage of our REIT taxable net income, (before deducting incentive compensation, net operating losses and certain other items), in excess of a threshold amount of net income, as described in more detail below.	Determinable based upon REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items).(1)

Out-of-pocket expense reimbursements	Reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis.	Determinable based upon actual out-of-pocket expenses.

(1)	Due to the uncertainty surrounding 10-year U.S. Treasury yields and net interest margin, it is not possible to calculate a reasonable estimate of the maximum incentive compensation for 2004.

     Base Management Fee. The base management fee is equal to 1% of the first $200 million of our average net invested assets during each fiscal year, plus 0.8% of our average net invested assets in excess of $200 million during such fiscal year. Our average net invested assets will be calculated as the difference between the aggregate book value of the consolidated assets of us and our subsidiaries, before reserves for depreciation or bad debt or other similar non-cash items, less the book value of our average debt, computed by taking the average of such net values at the end of each month during the applicable period. The base management fee will be paid quarterly.

     The base management fee is intended to compensate our Advisor for its costs in providing management services to us. Our Advisor is expected to use the proceeds from its base management fee and incentive compensation in part to pay compensation to its officers and employees who have no right to receive cash compensation directly from us, even though some of them also are our officers.

     Incentive Compensation. The advisory agreement will provide that our Advisor’s incentive compensation will be payable quarterly in cash. Our Advisor will be entitled to receive incentive compensation for each fiscal quarter (or lesser portion thereof) in an amount equal to the tiered percentage of the difference between our net income (which is our taxable income (including net capital gains, if any, but excluding net capital losses, if any) before deducting incentive compensation, net operating losses arising from prior periods, and items permitted by the Internal Revenue Code when calculating taxable income for a REIT) for such fiscal quarter (or lesser portion thereof), and the threshold return for such fiscal quarter (or lesser portion thereof). The “tiered percentage” for this calculation is the weighted average of the following percentages based on our average net invested assets for the period: (1) 20% for the first $200 million of average net invested assets; and (2) 10% of our average net invested assets in excess of $200 million. “Threshold return” means the amount of net income for the period that would produce an annualized return on our average net invested assets equal to the 10-year U.S. Treasury rate for such fiscal quarter plus 1.0%. Incentive compensation shall be paid quarterly. However, if at the end of a particular fiscal year or upon any termination of the advisory agreement the aggregate of the incentive compensation received by our Advisor during that fiscal year (or lesser portion thereof) exceeds the tiered percentage of the difference of our net income for that fiscal year (or lesser portion thereof) less the threshold return for such year (or lesser portion thereof), then our Advisor will pay us such amount at the time of such reconciliation at the end of the applicable fiscal year. Any such payments by our Advisor will not exceed the amount of the incentive compensation previously paid to our Advisor under the advisory agreement for that fiscal year (or lesser portion thereof) and will be made only to the extent of the reconciliation amount for that fiscal year (or lesser portion thereof).

     Expense reimbursements. Our Advisor may engage its affiliates and other third parties to conduct due diligence with respect to potential investments and to provide certain other services. Under the advisory agreement, our Advisor may be entitled to reimbursement for the fees and expenses of those third parties, some of which may be affiliates of our Advisor. Accordingly, a portion of the out-of-pocket expenses may be paid to affiliates of our Advisor in such capacities.

     We rely on the personnel and resources of our Advisor to conduct our operations. We reimburse our Advisor for its costs and expenses for the items described below and for the fees and expenses of certain third parties (which may include its affiliates) engaged to perform professional services (including legal and accounting) for us, and to perform due diligence tasks on assets purchased or considered for purchase by us and to perform certain other activities. Further, we reimburse our Advisor for any expenses incurred in contracting with third parties for the master or special servicing of assets we acquire. Accordingly, a portion of the out-of-pocket expenses may be paid to our Advisor’s affiliates in such capacities. The contracting for such engagements is conducted on commercially reasonable terms. Such arrangements may also be made using an income-sharing arrangement such as a joint venture. Expense reimbursement may be made as frequently as monthly.

     Subject to the limitations set forth below, we pay all of our operating expenses except those specifically required to be borne by our Advisor under the advisory agreement. The operating expenses required to be borne by our Advisor include:

•	most costs and expenses of its officers and employees;

•	the costs of any salaries of any of our officers or directors who are affiliated with our Advisor;

•	all internal and overhead expenses of our Advisor; and

•	fees and expenses of third parties that are engaged by our Advisor to perform services for us but for which our Advisor is specifically not entitled to reimbursement under the advisory agreement, except that our board of directors may approve reimbursement to our Advisor of our pro rata portion of the salaries, bonuses, health insurance, retirement benefits and similar employment costs for the time spent on our operations and administration other than for the provision of investment advisory services.

The expenses that we pay include (but are not necessarily limited to):

•	issuance and transaction costs associated with the acquisition, disposition and financing of investments;

•	legal, independent accounting and auditing fees and expenses;

•	the compensation and expenses of our Independent Directors;

•	the costs of printing and mailing proxies and reports to stockholders;

•	costs incurred by employees of our Advisor for travel on behalf of us;

•	costs associated with any computer software or hardware that is used solely for us;

•	costs to obtain liability insurance to indemnify our directors and officers, our Advisor and its employees and directors;

•	the compensation and expenses of our custodian and transfer agent;

•	all expenses incurred in connection with due diligence;

•	the accumulation of mortgage-related assets;

•	the raising of capital and incurrence of debt;

•	the acquisition of assets;

•	interest expenses;

•	taxes and license fees;

•	non-cash costs;

•	litigation;

•	the base and incentive management fee; and

•	extraordinary or non-recurring expenses.

     Services for which we bear the expenses may be provided to us by affiliates of our Advisor if it believes such services are of comparable or superior quality to those provided by third parties and can be provided at comparable cost. Our Advisor is required under the advisory agreement to provide an annual report to our board of directors with respect to the engagement of third parties and fees and expenses paid to such third parties, and our board of directors will periodically review such engagements and our expense levels, the division of expenses between our Advisor and us and reimbursements of expenses advanced by our Advisor.

     Our Advisor is permitted to incur expenses on our behalf that are consistent with a budget that may, in the future, be approved by our board of directors, as amended from time to time, are consistent with the terms of the advisory agreement or are at the direction of our board. Nevertheless, our Advisor must obtain the approval of our board for any expense item exceeding $100,000 in the aggregate, except as otherwise provided for in our budget. Our board of directors may modify this threshold from time to time in its discretion.

Conflicts of Interest

     We are subject to conflicts of interest involving our Advisor and its affiliates because, among other reasons:

•	the incentive compensation, which is based on our income, may create an incentive for our Advisor to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include an incentive-based component; and

•	one of our directors and all of our executive officers are managers or employees of, or otherwise affiliated with, our Advisor.

For a more detailed discussion, see “Conflicts of Interest; Certain Relationships and Related Transactions.”

     The advisory agreement does not limit or restrict the right of our Advisor or any of its affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgage-related assets that meet our policies and criteria. However, our Advisor has agreed that for as long as it is our exclusive advisor pursuant to the advisory agreement, it will not sponsor any other mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area without first obtaining the approval of a majority of our independent directors.

Limits of Responsibility

     Pursuant to the advisory agreement, our Advisor has not assumed any responsibility other than to undertake the services called for thereunder and is not responsible for any decision by our board of directors to follow or not to follow its advice or recommendations. Our Advisor, its managers and employees will not be liable to us, any issuer of mortgage-backed securities, any of our subsidiaries, the independent directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the advisory agreement, unless our independent directors have made a reasonable, good faith determination based on findings of fact which are disclosed to our Advisor that it was grossly negligent, acted with reckless disregard, or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. We cannot assure you that we would be able to recover any damages for claims we may have against our Advisor. Although certain managers and employees of our Advisor are also our officers and directors and, therefore, have fiduciary duties to us and our stockholders in that capacity, our Advisor and the managers and employees of our Advisor, in their capacities as such, have no fiduciary duties to us.

     We have agreed to indemnify our Advisor and its directors, officers, employees and affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of our Advisor or its employees made in the performance of our Advisor’s duties under the advisory agreement, but excluding acts or omissions for which our independent directors have made a reasonable, good faith determination based on findings of fact which are disclosed to our Advisor that it was grossly negligent, acted with reckless disregard, or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. The advisory agreement does not limit or restrict the right of our Advisor or any of its officers, directors, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgage-related assets that meet our policies and criteria.

MANAGEMENT OF THE COMPANY

Our Directors and Executive Officers

     The following table provides information regarding our directors and executive officers:

Name	Age	Position

Inside Directors
Todd B. Parriott	33	Chairman of the Board, Chief Executive Officer, President and Chief Investment Officer
Independent Directors
James L. George	56	Director
Tom Gustafson	32	Director
Executive Officers Who Are Not Directors
Erin Linnemeyer	27	Director of Stockholder Relations

Non-Employee Officers

     We do not employ any of our executive officers. All of our executive officers are employees or officers of our Advisor and are compensated by our Advisor. In their capacity as officers of our company, these non-employee officers perform only ministerial functions, such as executing contracts and filing reports with regulatory agencies. In their capacity as officers and employees of our Advisor, they are expected to fulfill our Advisor’s duties to us under the advisory agreement. We have no control over which persons our Advisor assigns to our account. In their capacity as officers and employees of our Advisor, such persons do not have fiduciary obligations to us or our stockholders.

Business Experience of our Directors and Executive Officers

     Set forth below is a brief account of the business experience and education of our directors and executive officers.

     Todd B. Parriott. Mr. Parriott is the Chairman of our board of directors, Chief Executive Officer, President and Chief Investment Officer. Mr. Parriott served as the president of Consolidated Mortgage from July 2001 until December 2003. From October 2000 to July of 2001, he served as the Director of Corporate Marketing for the MGM Division of MGM Mirage Corporation, where he oversaw the development of customer relationship management solution program, managed an $8 million bi-annual budget and managed a $5 million annual direct mail budget and programs for all MGM properties. From June 1999 to October 2000 he served as the Manager of Leisure Travel Services at Harrah’s Entertainment Corporation where he oversaw a cross-market visitation program, designed, reviewed, and built marketing programs for customers. From August 1998 to February 1999 he served as the Player Development Manager and managed all high-end Casino Marketing, including the Host Program, database management, and special events for Boyd Gaming. From April 1998 to August 1998 Mr. Parriot served as an Electronic Media Manager for MGM Grand Hotel & Casino where he managed, developed, and handled all Internet projects. Mr. Parriot currently serves in supervisory capacities with our dealer-manager as the President, Chief Compliance Officer and Financial Operations Principal. Mr. Parriott also serves as President and Chief Investment Officer of our Advisor. Mr. Parriott is a director of our Advisor and our dealer-manager. Mr. Parriott graduated with a Bachelor of Science in Marketing at University of Nevada, Las Vegas in 1994.

     James L. George. Mr. George is an attorney in private practice in Lemars, Iowa. For the past 30 years, he has practiced primarily in the estates, real estate transaction and tax preparation area. He earned a BA from the University of Iowa in 1969, and a JD from Creighton University in 1973.

     Tom Gustafson. Mr. Gustafson has been the managing member of Domain LLC, the general partner of Okoboji Capital Partners, LP, a hedge fund, since August 2001 until the present. From 1996 to the present, he has served as the Treasurer of QL Enterprises Inc., which owns office building complexes and mini-storage rental units. From mid 1998 until August 2001, Mr. Gustafson served as the Vice President of Progressive Marketing Group, a manufacturers rep agency, where he managed the Profit Sharing Plan and Money Purchase Account. He earned a BBA from Iowa State University in 1993.

     Erin Linnemeyer. Ms. Linnemeyer is our Director of Stockholder Relations. From January 2002 until December 2003, Ms. Linnemeyer served as the Executive Vice President of Consolidated Mortgage and supervised the activities of the collections, investment, loans and accounting departments. From 2000 to January 2002 she served as Vice President in charge of Consolidated Mortgage’s investment department, which included duties of researching properties and borrowers, preparing loan documentation, assisting private investors with trust deed investments and supervising employees engaged in these activities. Ms. Linnemeyer worked as an investment officer with Consolidated Mortgage from 1998 to 2000, which included duties of providing information regarding the creation of customer accounts and selecting real estate loans for investor/lenders as well as assisting in the hiring and training of new employees. Ms. Linnemeyer earned a BA in Psychology from the University of California Irvine, and is currently working on her MBA from the University of Nevada, Las Vegas, expected in 2005.

Board of Directors

     We currently have three directors. Under our bylaws, the number of directors may be increased or decreased by the board, but may not be fewer than three nor more than 15. Any vacancy on our board of directors, whether resulting from the removal of a director or from an increase in the size of the board, may be filled only by a vote of our directors. One of our directors is affiliated with our Advisor and two of our directors are independent, as defined in our articles of incorporation.

     As defined by our articles of incorporation, the term “Independent Director” refers to a director who is not associated and has not been associated within the last two years, directly or indirectly, with us or our Advisor.

     Our articles of incorporation require that a majority of the members of our board of directors must at all times be Independent Directors, unless Independent Directors comprise less than a majority as a result of a board vacancy. Our bylaws also provide that all of the members of our audit committee, our compensation committee and our governance and nominating committee must be Independent Directors.

     Our board considered the independence of each of our directors under our standard of independence. Our board affirmatively determined that Messrs. George and Gustafson have no material relationship with our company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and are thus independent under our standard.

     Directors hold office until their successors are elected and qualified or they resign or are removed. All officers serve at the discretion of our board of directors.

Compensation of Directors

     We pay each of our non-officer directors an annual fee of $15,000 for service on our board (pro-rated for partial periods), plus a meeting fee of $750 for each formally called board meeting the non-officer directors attend in person at which a quorum is present and $250 for each board meeting attended by telephone. We also pay $400 for each committee meeting attended in person and $200 for each committee meeting attended by telephone. We give each non-officer director of grant of 1,000 shares of restricted stock annually, which vest pro rata over a three-year period. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings. We may, from time to time, in the discretion of the compensation committee of our board of directors, grant additional restricted shares of our common stock to our directors. We do not currently compensate our officer-directors for their service as directors or as officers.

Indemnification

     Our articles of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Maryland law. Our agents may be indemnified to such extent as is authorized by our board of directors or our bylaws. Maryland law generally permits indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements and reasonable expenses that any such person actually incurs in connection with any proceeding to which such person may be made a party by reason of serving in such positions, unless it is established that:

•	an act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	such person actually received an improper personal benefit in money, property or services; or

•	in the case of criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful.

     Our articles of incorporation provide that the personal liability of any of our directors or officers to us or our stockholders for money damages is limited to the fullest extent allowed by the statutory or decisional law of the State of Maryland, as amended or interpreted. As more fully described below under the caption “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws,” Maryland law authorizes the limitation of liability of directors and officers to corporations and their stockholders for money damages, except:

•	to the extent that it is proved that the person actually received an improper personal benefit; or

•	to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

     We will enter into indemnity agreements with each of our directors and executive officers, as well as our Advisor and its officers, directors, employees and some of its affiliates. The form of indemnity agreement is included as an exhibit to the registration statement of which this prospectus is a part. The indemnity agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnity agreement offers substantially the same scope of coverage afforded our directors and officers by law, it provides greater assurance to our directors and officers and such other persons that indemnification will be available because, as a contract, it may not be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Committees and Meetings

     Our board will establish an audit committee, a compensation committee and a governance and nominating committee. Other committees may be established by our board of directors from time to time.

Audit Committee

     Our audit committee will be comprised of three directors. Our board of directors will determine that all members of the audit committee will satisfy the new independence requirements of the New York Stock Exchange. Our board will determine that:

•	one of the directors qualifies as “audit committee financial expert,” as defined by the SEC, and

•	all members of the audit committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the strict audit committee independence standards of the SEC.

     Our audit committee will operate pursuant to a written charter adopted by the committee, which will be included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the audit committee charter will call upon the audit committee to:

•	oversee the accounting and financial reporting processes and compliance with legal and regulatory requirements on behalf of our board of directors and report the results of its activities to the board;

•	be directly and solely responsible for the appointment, retention, compensation, oversight, evaluation and, when appropriate, the termination and replacement of our independent auditors;

•	review the annual engagement proposal and qualifications of our independent auditors;

•	prepare an annual report as required by applicable SEC disclosure rules;

•	review the integrity, adequacy and effectiveness of our internal controls and financial disclosure process;

•	review and approve all related party transactions, including all transactions with our Advisor; and

•	manage our relationship with our Advisor under the advisory agreement.

Compensation Committee

Our compensation committee will be comprised of three directors. Our board of directors will determine that all of the compensation committee members qualify as:

•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under Exchange Act rule 16b-3; and

•	“outside directors” under Internal Revenue Code section 162(m).

     Our compensation committee will be delegated the authority by our board of directors to make determination regarding grants of restricted shares of common stock and to determine our chief executive officer’s salary and bonus, if any. Our compensation committee will operate pursuant to a written charter adopted by the committee, which will be included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the compensation committee charter calls upon the compensation committee to:

•	develop the overall compensation policies and the corporate goals and objectives, if any, relevant to the chief executive officer’s compensation from our company;

•	evaluate the chief executive officer’s performance in light of those goals and objectives, if any;

•	be directly and solely responsible for establishing the chief executive officer’s compensation level, if any, based on this evaluation;

•	make recommendations to the board regarding the compensation of officers junior to the chief executive officer, incentive-compensation plans and equity-based plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

     Because we do not currently compensate any of our officers, we do not expect our compensation committee to be very active in the foreseeable future.

Governance and Nominating Committee

     Our governance and nominating committee will be formed to establish and implement our corporate governance practices and to nominate individuals for election to the board of directors. The governance and nominating committee will be comprised of three independent directors.

     Our governance and nominating committee will operate pursuant to a written charter adopted by the committee, which will be included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the committee charter will call upon the governance and nominating committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or to recommend that the board select, the director nominees for the each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the board a set of corporate governance principles applicable to the corporation.

Corporate Governance

Code of Business Conduct and Ethics

     Our board of directors will establish a code of business conduct and ethics, which will be included as an exhibit to the registration statement of which this prospectus is a part. Among other matters, the code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

     Waivers to the code of business conduct and ethics may be granted only by the governance and nominating committee of the board. In the event that the committee grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section of our corporate website at www.           .com. The information on that website is not a part of this prospectus.

     Public Availability of Corporate Governance Documents

     Our key corporate governance documents, including our code of business conduct and the charters of our audit committee, compensation committee and governance and nominating committee will be :

•	available on our corporate website;

•	available in print to any stockholder who requests them from our corporate secretary; and

•	filed as exhibits to the registration statement of which this prospectus is a part.

Compensation of Executive Officers

     All of our executive officers are employed by our Advisor and are compensated by our Advisor. We do not separately compensate our officers for their service as officers, nor do we reimburse our Advisor for any portion of our officers’ compensation from our Advisor, other than through the general fees we pay to our Advisor under the advisory agreement (which are described under the caption “The Advisor—The Advisory Agreement—Compensation and Expenses”). In the future, our board or the compensation committee may decide to pay annual compensation or bonuses and/or long-term compensation awards to one or more of our non-employee officers for their services as officers. We may from time to time, in the discretion of the compensation committee of our board of directors, grant restricted shares of our common stock to one or more of our officers.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the federal income tax consequences that are anticipated to be material to an investor in our common stock. This summary is based on current law, is for general information only and is not tax advice. The tax consequences related to an investment in our common stock may vary depending on an investor’s particular situation and this discussion does not purport to discuss all aspects of taxation that may be relevant to a holder of our common stock in light of his or her personal investment or tax circumstances, or to holders of our common stock subject to special treatment under the federal income tax laws. Investors subject to special treatment include, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, investors holding common stock as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships, and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our common stock.

     The information in this summary is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury Regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment, and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS or sustained by a court if challenged by the IRS.

     You are urged to consult your tax advisor regarding the specific tax consequences to you of (1) the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences; (2) our election to be taxed as a REIT for federal income tax purposes; and (3) potential changes in applicable tax laws.

Taxation of Our Company — General

     We will elect to become subject to tax as a REIT, for federal income tax purposes, commencing with the taxable year ending December 31, 2004. Our board of directors currently expects that we will operate in a manner that will permit us to qualify as a REIT for the taxable year ending December 31, 2004, and to maintain our qualification as a REIT in each taxable year thereafter. This treatment will permit us to deduct dividend distributions to our stockholders for federal income tax purposes, thus effectively eliminating the “double taxation” that generally results when a corporation earns income and distributes that income to its stockholders in the form of dividends.

     We will obtain the opinion of Locke Liddell & Sapp LLP, our special tax counsel, to the effect that we will meet the requirements for qualification as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2004, and our current and contemplated method of operation described in this prospectus and as represented by us should enable us to continue to satisfy the requirements for such qualification. This opinion is based on various assumptions relating to our organization and operation and is conditioned upon certain representations made by us to our legal counsel. Our continued qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, distribution levels and diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code as discussed below. This opinion is based on the law in effect on the date hereof which is subject to change, possibly retroactively.

     There can be no assurance that we will qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances. If we were not to qualify as a REIT in any particular year, we would be subject to federal income tax as a regular, domestic corporation, and our stockholders would be subject to tax in the same manner as stockholders of such corporation. In this event, we could be subject to potentially substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to our stockholders could be significantly reduced or eliminated.

     Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference, if any.

•	If we have (1) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business. Further, we will be required to pay a 100% tax in respect of amounts that are treated by us as rents from real property but are properly allocable or attributable under the Internal Revenue Code to services rendered by a taxable REIT subsidiary (see below).

•	If we fail to satisfy the 75% or 95% gross income tests, as described below, but have maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect our profitability.

•	We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of (1) 85% of our ordinary income for the year; (2) 95% of our real estate investment trust capital gain net income for the year; and (3) any undistributed taxable income from prior periods.

•	If we acquire an asset from a corporation that is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within 10 years, then we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent (a) the fair market value of the asset exceeds (b) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired.

•	With respect to an equity interest in either a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit (REMIC), the ownership of which is attributed to us, we will pay tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our shares that are held by specified tax exempt organizations that are not subject to the tax on unrelated business taxable income.

Requirements for Qualification as a Real Estate Investment Trust

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates of beneficial ownership to its owners;

(3)	that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

(4)	that is not a financial institution or an insurance company under the Internal Revenue Code;

(5)	that is owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to also include some entities) during the last half of each year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), tax-exempt entities are generally treated as individuals, subject to a “look-through” exception for pension funds.

     Our articles of incorporation provide for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

     In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of a Partnership Interest

     Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership, and we will be deemed to be entitled to our proportionate share of the gross income of the partnership in both cases determined by our percentage interest in partnership capital. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests.

Taxable REIT Subsidiaries

     REITs are permitted to own up to 100% of the shares in a corporation that elects to be treated as a taxable REIT subsidiary. In order to obtain taxable REIT subsidiary status, the corporation and the REIT must file a joint election with the IRS. A taxable REIT subsidiary pays tax at regular corporate income rates on any income it earns. Moreover, the Internal Revenue Code contains rules (including a limitation on interest deductions and rules requiring the imposition of taxes on the REIT at a rate of 100% on certain reallocated income and expenses) to ensure that contractual arrangements between a taxable REIT subsidiary and its beneficial owners are at arm’s length. Securities in taxable REIT subsidiaries will not qualify as real estate assets for the purposes of the 75% asset test described below.

Qualified REIT Subsidiaries

     A qualified REIT subsidiary is a corporation, all of the stock of which is owned by a REIT. Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below. A qualified REIT subsidiary does not include a corporation that elects to be treated as a taxable REIT subsidiary.

Income Tests

     We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including rents from real property and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term interest generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term interest, however, if such amount is based on a fixed percentage of receipts or sales.

     Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

     In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in mortgage loans and mortgage-backed securities will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower’s profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.

     We may employ, to the extent consistent with the REIT provisions of the Internal Revenue Code, forms of securitization of our assets under which a sale of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a sale securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. Based on the REIT provisions of the Internal Revenue Code, we expect to conduct such sale securitizations through one or more taxable REIT subsidiaries formed for such purpose. To the extent consistent with the REIT provisions of the Internal Revenue Code, such entities could elect to be taxed as real estate mortgage investment conduits.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

•	our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with the intent to evade tax.

     It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions did not apply to a particular set of circumstances, we would not qualify as a REIT. Even if these relief provisions were to apply, and we retained our status as a REIT, a tax would be imposed with respect to our income that did not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

     Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate. Foreclosure property includes real property and related personal property (1) that is acquired by us through foreclosure following a default on a loan secured by the property or on a lease of the property and (2) for which we make an election to treat the property as foreclosure property. We will not be able to treat any real property (or related personal property) as foreclosure property if at the time we made or entered into the loan or lease, we had an intent to foreclose or evict or knew or had reason to know that a default would occur.

Prohibited Transaction Income

     Any net income realized by us from prohibited transactions is subject to a 100% tax. In general prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We could be subject to the 100% tax on prohibited transactions if we sell or securitize our loans in a manner that is treated as a sale of loans for federal income tax purposes. Although the Internal Revenue Code and the Treasury Regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Hedging Transactions

     We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including short sales, purchases of treasury options and futures, interest rate swaps, or caps and floors. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income, or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Asset Tests

     At the close of each quarter of each year, we also must satisfy four tests relating to our assets.

     First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering.

     Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class.

     Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total voting power or more than 10% of the value of the outstanding securities of any corporation which is not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary.

     Finally, no more than 20% of the value of a REIT’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

     We expect that any mortgage-backed securities, real property, and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of real estate assets. Mortgage loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

     We may securitize all or a portion of the mortgage loans that we acquire, in which event we may retain certain of the subordinated and interest only classes of mortgage-backed securities that may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more of our taxable REIT subsidiaries, or qualified REIT subsidiaries and one or more real estate mortgage investment conduits. The securitization of the mortgage loans through one or more qualified REIT subsidiaries or taxable REIT subsidiaries (whether or not structured as real estate mortgage investment conduits) should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. However, in order to reduce the likelihood that we would be subject to a 100% tax on any gain from the sale of interests in real estate mortgage investment conduits, we may use our taxable REIT subsidiaries to form such real estate mortgage investment conduits and to sell interests therein.

     After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.

     We will monitor the status of the assets that we acquire for purposes of the various asset tests and we will manage our portfolio in order to comply with such tests.

Annual Distribution Requirements

     To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of (1) 90% of our REIT taxable income and (2) 90% of our after tax net income, if any, from foreclosure property, minus (3) the sum of certain items of noncash income. In general, REIT taxable income means taxable ordinary income without regard to the dividends paid deduction. In addition, if we dispose of any asset within 10 years of acquiring it from a taxable C corporation in a tax free reorganization or any other similar carry-over basis transaction, we will be required, under Treasury Regulations not yet promulgated, to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

     In order to satisfy the requirement that we distribute at least 90% of our REIT taxable income attributable to a particular taxable year in the form of dividends, we will use the following methods of distribution: (1) making regular dividends during the taxable year; (2) paying dividends that relate to the particular taxable year by January 31 of the following taxable year, provided we declare the dividends in the fourth quarter of the particular taxable year; and (3) paying dividends that relate to the particular taxable year on or before the first regular dividend after our declaration of such dividends, provided that we declare the dividend prior to the date that our tax return is due for the particular taxable year. The dividends paid under the third method are taxable in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to tax at regular federal corporate tax rates.

     From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or pay dividends in the form of taxable stock dividends.

     Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Record Keeping Requirements

     We are required to maintain records and request on an annual basis information from specified stockholders. This requirement is designed to disclose the actual ownership of our outstanding stock.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code described above do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation will reduce the cash available for distribution by us to our stockholders. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, to the extent of our current and accumulated earnings and profits, distributions to our stockholders who are individuals generally will be taxable at preferential rates, pursuant to the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “2003 Act”), and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we will be entitled to statutory relief.

Taxable Mortgage Pool Rules

     An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if :

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations bear a relationship to the payments to be received by the entity on the debt obligations that it holds as assets.

     Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. Under the Internal Revenue Code and Treasury Regulations, it is possible for a portion of a REIT (as opposed to the entire REIT) to be classified as a taxable mortgage pool. This could occur, for example, if a qualified REIT subsidiary holds a pool of mortgages and uses that pool to issue two classes of pay-through debt. In that case, however, only the taxable income of that portion (and not the taxable income of the entire REIT) would be treated as a excess inclusion income.

     Although we believe that we currently do not own any interests in any taxable mortgage pools, our future financing and securitization arrangements could give rise to us being considered to be, or to own an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a taxable mortgage pool, however, special rules apply. The taxable mortgage pool is not treated as a corporation that is subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would, in general, except as described below, be limited to the stockholders of the REIT.

     A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a taxable mortgage pool over (b) the sum of an amount for each day in the calendar quarter equal to the product of (1) the adjusted issue price at the beginning of the quarter multiplied by (2) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This income would nonetheless be subject to the distribution requirements that apply to us, and could therefore adversely affect our liquidity.

     Moreover, our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Although the law on the matter is unclear, to the extent that excess inclusion income is allocated to a tax-exempt stockholder that is not subject to unrelated business income tax (such as government entities), we might be taxable on this income at the highest applicable corporate tax rate. The manner in which excess inclusion income would be allocated among shares of different classes of our shares or how such classes of our shares or how such income is to be reported to stockholders is not clear under current law.

REMIC Residual Interests

     We would also have excess inclusion income if we held any REMIC residual interests. We do not anticipate holding such interests, however, other than through a taxable REIT subsidiary. Otherwise, the effect on our stockholders would be the same as described immediately above.

Taxation of Taxable United States Stockholders

     When we use the term “United States stockholders,” we mean a holder of shares of our stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership, or other entity taxable as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury Regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons whom have the authority to control all substantial decisions of the trust.

Distributions Generally

     Among other provisions of the 2003 Act are provisions that generally lower the rate at which stockholders who are individuals are taxed on corporate dividends, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act will be as high as 35% through 2010.

     Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will be taxable to our United States stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations pursuant to the 2003 Act. An exception applies, however, and individual stockholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (1) income that the REIT previously retained in the prior year, and on which it was subject to corporate level tax; (2) dividends received by the REIT from taxable corporations; or (3) income from sales of appreciated property acquired from C corporations in carryover basis transactions.

     To the extent that we make distributions in excess of our current and accumulated earnings and profits, our distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis which each United States stockholder has in its shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend by January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

     Distributions designated as net capital gain dividends will be taxable to our United States stockholders as capital gain income to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a United States stockholder has held his shares. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

Retention of Net Capital Gains

     We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us; and

•	increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

     Distributions we make, and gain arising from the sale or exchange by a United States stockholder of our shares, will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Stock

     If you are a United States stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a United States stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding and Information Reporting

     We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder, that does not provide us with the correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

     The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, has not held its shares as debt financed property within the meaning of the Internal Revenue Code and the shares are not otherwise used in a unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these set aside and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a pension-held REIT may be treated as unrelated business taxable income as to any pension trust which:

•	is described in Section 401(a) of the Internal Revenue Code;

•	is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10%, by value, of the equity interests in the REIT.

     Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.”

•	A REIT is a pension held REIT if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

     The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•	the gross income from the unrelated business earned by the REIT, less direct expenses relating to this gross income, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income of the REIT less direct expenses relating to this gross income.

     A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our articles of incorporation, we do not expect to be classified as a pension-held REIT but there can be no assurance that this will always be the case.

Taxation of Non-United States Stockholders

     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (non-United States stockholders) are complex and no attempt will be made herein to provide more than a summary of such rules.

     Prospective non-United States stockholders should consult their tax advisors to determine the impact of foreign, federal, state and local tax laws with regard to an investment in our common stock and of our election to be taxed as a real estate investment trust including any reporting requirements.

     Distributions to non-United States stockholders that are not attributable to gain from sales or exchanges by us of United States real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to federal income tax at graduated rates, in the same manner as United States stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless (1) a lower treaty rate applies and any required form, such as Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us or (2) the non-United States stockholder files a Form W-8ECI with us claiming that the distribution is effectively connected income.

     Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury Regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-United States stockholders.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, such distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a United States real property interest, which includes certain interests in real property, but generally does not include mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if such gain were effectively connected with a United States business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that is or can be designated by us as a United States real property capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability.

     Gain recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States persons. Because our stock is publicly traded, no assurance can be given that we are or will remain a domestically controlled REIT. In addition, a non-United States stockholder that owns, actually or constructively, 5% or less of a class of our stock throughout a specified testing period will not recognize taxable gain on the sale of his stock under FIRPTA if the shares are traded on an established common stock market.

     Gain not subject to FIRPTA will be taxable to a non-United States stockholder if (1) the non-United States stockholder’s investment in the stock is effectively connected with a United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain or (2) the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations). A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

Withholding Tax and Information Reporting on Disposition of REIT Stock

     The payment of proceeds from the disposition of common stock to or through a United States office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner furnishes to the broker the appropriate documentation upon which the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-United States stockholder or otherwise establishes an exemption and provided the broker does not have actual knowledge or reason to know that the beneficial owner is a United States stockholder.

     The payment of proceeds from the disposition of common stock to or through a non-United States office of a broker generally will not be subject to backup withholding and information reporting, except as noted below.

     In the case of proceeds from a disposition of common stock paid to or through a non-United States office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for federal income tax purposes; or

•	a foreign person 50% or more of whose gross income from a specified period is effectively connected with a United States trade or business.

     Information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its files that the owner is a non-United States stockholder and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption, and the broker has no actual knowledge to the contrary.

     The sale of common stock outside of the United States through a non-United States broker will also be subject to information reporting if the broker is a foreign partnership and at any time during its tax year:

•	one or more of its partners are United States persons, as defined for federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States stockholder can be refunded or credited against the non-United States stockholder’s federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

     Each prospective holder of common stock should consult that holder’s own tax adviser with respect to the information and backup withholding requirements.

Possible Legislative or Other Actions Affecting REITs

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

Proposed Federal Income Legislation

     Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date of this prospectus, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	Under the current REIT provisions of the Internal Revenue Code, we generally may not own more than 10% by vote or value of any one issuer’s securities (other than securities of one or more taxable REIT subsidiaries or securities that constitute real estate assets under the REIT provisions of the Internal Revenue Code). If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days, we would fail to qualify as a REIT. Under the proposal, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The proposed legislation also would change the formula for calculating the tax imposed for violations of the 75% and 95% gross income tests and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiaries.

•	Under the current REIT provisions of the Internal Revenue Code, amounts received by a REIT for services that are customarily furnished or rendered in connection with the rental of real property and provided by a taxable REIT subsidiary are excluded from treatment as redetermined rents and therefore avoid a 100% penalty tax. The proposed legislation would eliminate this exclusion.

     The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted. As of the date of this prospectus, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form.

State, Local and Foreign Taxation

     We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. You should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Internal Revenue Code that may be relevant to particular investors in light of their particular circumstances.

     A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA, OR A GOVERNMENTAL, CHURCH, OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE SHARES BY SUCH PLAN OR IRA.

Fiduciary Duties and Prohibited Transactions

     In considering an investment in our common stock, a fiduciary of a profit-sharing, pension, stock bonus plan, or individual retirement account (IRA), including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of ERISA and/or the Internal Revenue Code or the fiduciary responsibility provisions of ERISA, should consider (1) whether the ownership of our common stock is in accordance with the documents and instruments governing such plan; (2) whether the ownership of our common stock is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA; (3) ERISA’s prohibitions on improper delegation of control over, or responsibility for, plan assets and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary; (4) the need to value the assets of the ERISA plan annually; and (5) whether the acquisition, holding or transfer of the common stock will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

     In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a “Plan”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA and “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction.

Plan Assets

     The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the “plan assets” of the Plan. The “plan assets” of a Plan include the Plan’s interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term “plan assets” is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the “DOL Regulation”) setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute “plan assets.” The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

     Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The shares are being sold in an offering registered under the Securities Act and have been registered under Section 12(g) of the Exchange Act.

     The DOL Regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The shares are “widely held.”

     The DOL Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Articles of Incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the common stock to be “freely transferable.” See “Description of Capital Stock—Common Stock.” The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the common stock.

     Assuming that the shares continue to be “widely held” and will be “freely transferable,” the Company believes that the shares will be publicly-offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be “plan assets” of any Plan that invests in the shares.

     Fiduciaries of ERISA plans and IRAs should consult with and rely upon their own advisors in evaluating the consequences under the fiduciary responsibility and prohibited transaction provisions of ERISA and the Internal Revenue Code of an investment in common stock in light of their own circumstances.

DESCRIPTION OF CAPITAL STOCK

     The following summary highlights selected material information about our capital stock and may not contain all of the information that is important to you. You should refer to our articles of incorporation and our bylaws for a full description. Copies of our articles of incorporation and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our articles of incorporation and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about Bull Street Real Estate Investment Trust, Inc.”

General

     Our articles of incorporation provides that we may issue up to 100,000,000 shares of our common stock, $0.01 par value per share, and 15,000,000 shares of our preferred stock, $0.01 par value per share. As of December 31, 2003, we had 20,000 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. As of December 31, 2003, we had one record holder of our common stock.

     Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

     All shares of our common stock offered hereby will be duly authorized and, upon receipt by us of the full consideration therefore, will be validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

     Subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of our stock, the holders of such shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock elect all of the directors then standing for election and the holders of the remaining shares are not able to elect any of our directors.

     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our articles of incorporation regarding the restrictions on ownership transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

     Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation’s articles of incorporation. Our articles of incorporation provide that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

     Our articles of incorporation authorize our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

     Our articles of incorporation authorize our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the closing of the offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Our Common Stock and Preferred Stock

     We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Transfer Restrictions

     Our articles of incorporation, subject to certain exceptions, contain certain restrictions on the number of shares of our stock that a person may own. Our articles of incorporation contain a stock ownership limit which will prohibit any person from acquiring or holding, directly or indirectly, shares of stock in excess of 9.8% of the lesser of the total number or value of any class of our stock. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of our stock would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

     Our articles of incorporation further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

     If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion):

•	to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust; and

•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

     Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

     If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then:

•	such shares shall be deemed to have been sold on behalf of the trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

     In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•	the market price on the date we, or our designee, accept such offer.

We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

     All certificates representing shares of our common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

     Every owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the related regulations) of all classes or series of our stock, including shares of our common stock, within 30 days after the end of each fiscal year, shall be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and our status under the DOL plan asset regulations and to ensure compliance with the stock ownership limits. In addition, each stockholder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and our status under the DOL plan asset regulations and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective.

     These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is           . Their mailing address is      , Attention: Stockholder Relations. Their telephone number is      .

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
ARTICLES OF INCORPORATION AND BYLAWS

     The following summary highlights selected material provisions of Maryland law and our articles of incorporation and bylaws and may not contain all of the information that is important to you. You should refer to Maryland law, including the MGCL, and to our articles of incorporation and our bylaws for a full description. Copies of our articles of incorporation and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our articles of incorporation and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about Bull Street Real Estate Investment Trust, Inc.”

Board of Directors

     Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than three nor more than 15. Any vacancy on our board may be filled only by a majority of the remaining directors, even if such a majority constitutes fewer than a quorum. Our articles of incorporation provide that a majority of our board of directors must be independent directors.

     Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the directors.

Removal of Directors

     Our articles of incorporation provide that a director may be removed only for cause (as defined in our articles of incorporation) and only by the affirmative vote of a majority of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision of our articles of incorporation will preclude stockholders from removing incumbent directors except upon the existence of cause for removal and an affirmative vote. Also, our election in our bylaws to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to fill vacancies on our board will prevent stockholders, even if they are successful in removing incumbent directors, from filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

     The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

     Our articles of incorporation contain such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

     Our articles of incorporation and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our articles of incorporation and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

     The MGCL requires a corporation (unless its articles of incorporation provides otherwise, which our articles of incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and

•	a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Business Combinations

     Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any “interested stockholder” or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation’s shares, or any affiliate of such a person or entity, or any person or entity that was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question, or any affiliate of such a person or entity. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

     Our articles of incorporation exempt the company from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, our articles of incorporation can be amended.

Control Share Acquisitions

     The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share” acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply:

•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	to acquisitions approved or exempted by our charter or bylaws of the corporation.

     Our articles of incorporation contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Amendment to our Articles of Incorporation

     Except as provided below, our articles of incorporation, including provisions regarding the removal of directors, may be amended only if approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter.

Dissolution

     Our dissolution must be approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders; Advance Notice of Director Nominations and New Business

     Annual Meetings. We will have an annual meeting of stockholders for the purpose of electing directors and conducting other business that properly comes before the meeting. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only:

•	pursuant to our notice of the meeting;

•	at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

     For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action.

     To be timely, a stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

     A stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including such person’s written consent to be named as a nominee and serving as a director if elected;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and of any such stockholder’s affiliates and of any person who is the beneficial owner, if any, of such stock; and

•	as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the company’s stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of shares of stock of the company which are owned of record or beneficially by each such person.

     Special Meetings. Special meetings of our stockholders may be called only by our president or by our board of directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least a 10% of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws

     If the applicable provisions in our articles of incorporation exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our articles of incorporation on removal of directors and the advance notice provisions of our bylaws and certain other provisions of our articles of incorporation and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

PRINCIPAL STOCKHOLDERS

     The following table presents information known to us regarding the beneficial ownership of our common stock. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns (of record or beneficially);

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

     Except as otherwise noted, information is given as of December 30, 2003 on an actual basis and as adjusted to reflect the sale of our common stock in this offering. The table presents information regarding:

•	each of our named executive officers;

•	each director of our company;

•	all of our directors and executive officers as a group; and

•	each stockholder known to us to own beneficially more than 5% of our common stock.

Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown throughout as beneficially owned by them, subject to community property laws, where applicable.

	Beneficial ownership		Beneficial ownership
	before offering		after offering

	Number	Percent (1)	Number	Percent (1)

Five Percent or More Shareholders
Burton Management Company, Ltd.	20,000	100%	20,000	—
2357 Renaissance Drive, Suite A Las Vegas, Nevada 89119
Directors and Officers (2)
Todd B. Parriott	0	0		*
James L. George	0	0		*
Tom Gustafson	0	0		*
Erin Linnemeyer	0	0		*

All directors and executive officers as a group (4 persons)	0	0.0%		0.0%

*	Holdings represent less than 1% of all shares outstanding.

(1)	Assumes that the listed persons do not sell (and in the case of the 5% or more shareholders, that they neither purchase nor sell) any shares of our common stock prior to the completion of this offering. Calculated using 20,000 shares of our common stock outstanding as of December 30, 2003 plus, in the 20,000,000 shares to be issued by us in this offering.

(2)	The address of each of our officers and directors is c/o Bull Street Real Estate Investment Trust, Inc., 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119.

THE OFFERING

General

     We are offering a minimum of 250,000 shares ($2,500,000) and a maximum of 22,000,000 shares ($220,000,000) at a purchase price of $10.00 per share. Included in the shares of common stock being offered, we have registered 2,000,000 shares ($20,000,000) available to stockholders purchasing shares in this offering who elect to participate in our reinvestment plan and who receive a copy of this prospectus or a separate prospectus for the reinvestment plan. Prior to the conclusion of this offering, if any of the 2,000,000 shares remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of those shares in this offering. Any participation in our reinvestment plan by a person who becomes a stockholder otherwise than by participating in this offering will require solicitation under this prospectus or a separate prospectus. See “Summary of Reinvestment Plan.” Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following termination of this offering.

     A minimum investment of 250 shares ($2,500) is required, except for Texas investors who must make a minimum investment of 100 shares ($1,000). IRAs, Keogh plans, and pension plans must make a minimum investment of at least 100 shares ($1,000), except for Nevada investors who must make a minimum investment of 200 shares ($2,000). Any investor who makes the required minimum investment may purchase additional shares in increments of one share.

Plan of Distribution

     Shares of common stock are being offered to the public on a “best efforts” basis (which means that no one is guaranteeing that any minimum amount will be sold) through the dealer-manager, who is a member of the National Association of Securities Dealers, Inc. (the “NASD”). The dealer-manager reserves the authority to retain broker-dealers that are members of the NASD or other persons or entities exempt from broker-dealer registration (the “soliciting dealers”). The dealer-manager will use its best efforts during the offering period to find eligible persons who desire to subscribe for the purchase of the common stock from the

Company. Erin Linnemeyer is an affiliate and licensed principal of the dealer-manager, and the advisor is an affiliate of the dealer-manager.

     Prior to a subscriber’s admission to our company as a stockholder, funds paid by such subscriber will be deposited in an interest-bearing escrow account with      , as escrow agent. We will, within 30 days after the date a subscriber is admitted to our company, pay to such subscriber the interest (generally calculated on a daily basis) actually earned on the funds of those subscribers whose funds have been held in escrow by such bank for at least 20 days. Stockholders otherwise are not entitled to interest earned on our funds or to receive interest on their invested capital. See “The Offering - Escrow Arrangements” below.

     We will pay the dealer-manager a dealer manager fee of 1.5% of the gross proceeds on all sales of shares. We will also pay the dealer-manager an aggregate of up to 3.25% of the gross proceeds as selling commissions on sales of shares to active investors in Consolidated Mortgage. We will pay the dealer-manager an aggregate of up to 6.5% of the gross proceeds as selling commissions to all other investors. The dealer-manager may reallow fees of up to 6% to the soliciting dealers with respect to shares of common stock sold by them. In addition, we will pay the dealer-manager for actual expenses incurred in connection with the due diligence of our company and this offering and such reimbursement will be reallowed to the soliciting dealers who incurred such expenses following submission of invoices supporting such expenses. We will also pay to the dealer-manager an amount equal to 0.75% of gross proceeds as a marketing support fee on sales of shares to active investors in Consolidated Mortgage. The marketing support fee will be 1.5% of gross proceeds on sales to all other investors. All or a portion of this fee will be reallowed to any soliciting dealer which enters into a marketing support fee agreement with the dealer-manager. Generally, the dealer-manager will not reallow any portion of the marketing support fee to soliciting dealers unless they have a prescribed minimum annual sales volume of shares of our common stock. Stockholders who elect to participate in the reinvestment plan will be charged selling commissions, the marketing support fee and due diligence reimbursements on shares purchased for their accounts on the same basis as investors who purchase shares in this offering. See “Summary of Reinvestment Plan.”

     Soliciting dealers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the selling commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of selling commissions and the 1.5% marketing support fee offered by us for shares that they sell. In that event, such shares shall be sold to the investor net of the applicable commissions and the marketing support fee.

Sales Incentives

     The Company or its affiliates also may provide incentive items for registered representatives of the dealer-manager and the soliciting dealers, which in no event shall exceed an aggregate of $100 per annum per participating salesperson. In the event other incentives are provided to registered representatives of the dealer-manager or the soliciting dealers, they will be paid only in cash, and such payments will be made only to the dealer-manager or the soliciting dealers rather than to their registered representatives. Any such sales incentive program must first have been submitted for review by the NASD, and must comply with Rule 2710(c)(6)(B)(xiii). Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation. See “Estimated Use of Proceeds.”

Other Compensation

     The total amount of dealer-manager compensation, including commissions and reimbursement of expenses, paid in connection with the offering will not exceed 10% of gross proceeds, plus an additional 0.5% of gross proceeds for reimbursement of bona fide due diligence expenses. Dealer-manager compensation includes selling commissions, marketing support fees, wholesaling compensation and expense reimbursements, expenses relating to sales seminars, and sales incentives.

     The dealer-manager and the soliciting dealers severally will indemnify the Company and its officers and directors, the advisor and its officers and directors and their affiliates, against certain liabilities, including liabilities under the Securities Act.

Subscription Procedures

Procedures Applicable To All Subscriptions

     In order to purchase shares, the subscriber must complete and execute the subscription agreement. Any subscription for shares must be accompanied by cash or check payable to “     , Escrow Agent” or to us, in the amount of $10.00 per share. See also “The Offering-Escrow Arrangements” below. Subscriptions will be effective only upon their acceptance by us, and we reserve the right to reject any subscription in whole or in part. Subscription proceeds will be held in escrow for the benefit of investors until such time as the investors are admitted as stockholders of our company. See “The Offering – Escrow Arrangements” below. Certain soliciting dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares for which they have subscribed payable directly to the soliciting dealer. In such case, the soliciting dealer will issue a check made payable to the order of the escrow agent for the aggregate amount of the subscription proceeds.

     Each subscription will be accepted or rejected by us within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date on which the subscriber receives a copy of this prospectus. If a subscription is rejected, the funds will be returned to the subscriber within ten business days after the date of such rejection, without interest and without deduction. A form of the subscription agreement is set forth as Appendix B to this prospectus. The subscription price of each share is payable in full upon execution of the subscription agreement. A subscriber whose subscription is accepted shall be sent a confirmation of his or her purchase.

     The dealer-manager and each soliciting dealer who sells shares on behalf of us have the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for an investor and that the requisite suitability standards are met. See “Suitability Standards and How to Subscribe — Suitability Standards.” In making this determination, the dealer-manager of the soliciting dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Each investor should be aware that determining suitability is the responsibility of the soliciting dealer.

     The dealer-manager and each soliciting dealer shall maintain records of the information used to determine that an investment in the shares is suitable and appropriate for an investor. The dealer-manager and each soliciting dealer shall maintain these records for at least six years.

     Subscribers will generally be admitted as stockholders not later than the last day of the calendar month following acceptance of their subscriptions.

Procedures Applicable To Non-Telephonic Orders

     Each soliciting dealer receiving a subscriber’s check made payable solely to the escrow agent (where, pursuant to such soliciting dealer’s internal supervisory procedures, internal supervisory review must be conducted at the same location at which subscription documents and checks are received from subscribers), will deliver such checks to the dealer-manager no later than the close of business of the first business day after receipt of the subscription documents by the soliciting dealer except that, in any case in which the soliciting dealer maintains a branch office, and, pursuant to a soliciting dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and check to the soliciting dealer conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the soliciting dealer shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the dealer-manager by the close of business on the first business day after the check is received by the soliciting dealer. The dealer-manager will transmit the check to the escrow agent by no later than the close of business on the first business day after the check is received from the soliciting dealer.

Procedures Applicable To Telephonic Orders

     Certain soliciting dealers may permit investors to subscribe for shares by telephonic order to the soliciting dealer. There are no additional fees associated with telephonic orders. Subscribers who wish to subscribe for shares by telephonic order to the soliciting dealer may complete the telephonic order either by delivering a check in the amount necessary to purchase the shares to be covered by the subscription agreement to the soliciting dealer or by authorizing the soliciting dealer to pay the purchase price for the shares to be covered by the subscription agreement from funds available in an account maintained by the soliciting dealer on behalf of the subscriber. A subscriber must specifically authorize the registered representative and branch manager to execute the subscription agreement on behalf of the subscriber and must already have made or have agreed to make payment for the shares covered by the subscription agreement.

     To the extent that customers of any soliciting dealer wish to subscribe and pay for shares with funds held by or to be deposited with those firms, then such firms shall, subject to Rule 15c2-4(a) promulgated under the Exchange Act, either (1) upon receipt of an executed subscription agreement or direction to execute a subscription agreement on behalf of a customer, to forward the offering price for the shares covered by the subscription agreement on or before the close of business of the first business day following receipt or execution of a subscription agreement by such firms to the dealer-manager (except that, in any case in which the soliciting dealer maintains a branch office, and, pursuant to a soliciting dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and subscriber’s check to the soliciting dealer conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the soliciting dealer shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the dealer-manager by the close of business on the first business day after the check is received by the soliciting dealer); or (2) to solicit indications of interest in which event (a) such soliciting dealers must subsequently contact the customer indicating interest to confirm the interest and give instructions to execute and return a subscription agreement or to receive authorization to execute the subscription agreement on the customer’s behalf, (b) such soliciting dealers must mail acknowledgments of receipt of orders to each customer confirming interest on the business day following such confirmation, (c) such soliciting dealers must debit accounts of such customers on the fifth business day (the “debit date”) following receipt of the confirmation referred to in (a), and (d) such soliciting dealers must forward funds to the dealer-manager in accordance with the procedures and on the schedule set forth in clause (1) of this sentence. If the procedure in clause (2) is adopted, subscribers’ funds are not required to be in their accounts until the debit date. The dealer-manager will transmit the check to the escrow agent by no later than the close of business on the first business day after the check is received from the soliciting dealer.

     Investors, however, who are residents of California, Florida, Iowa, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Mexico, North Carolina, Ohio, Oregon, South Dakota, Tennessee or Washington must complete and sign the subscription agreement in order to subscribe for shares and, therefore, may not subscribe for shares by telephone. Representatives of soliciting dealers who accept telephonic orders will execute the subscription agreement on behalf of investors who place such orders. All investors who telephonically subscribe for shares will receive, with confirmation of their subscription, a second copy of the prospectus.

     Residents of Oklahoma and Texas who telephonically subscribe for shares will have the right to rescind such subscriptions within ten days from receipt of the confirmation. Such investors who do not rescind their subscriptions within such ten-day period shall be deemed to have assented to all of the terms and conditions of the subscription agreement.

Additional Subscription Procedures

     Investors who have questions or who wish to place orders for shares by telephone or to participate in the reinvestment plan should contact their soliciting dealer. Certain soliciting dealers do not permit telephonic subscriptions or participation in the reinvestment plan. See “Summary of Reinvestment Plan.” The form of subscription agreement for certain soliciting dealers who do not permit telephonic subscriptions or participation in the reinvestment plan differs slightly from the form attached hereto as Appendix B, primarily in that it will eliminate one or both of these options.

Escrow Arrangements

     The escrow agreement between us and the escrow agent provides that escrowed funds will be invested by the bank in bank accounts, including interest-bearing savings accounts and bank money market accounts, in short-term certificates of deposit issued by a bank, short-term securities directly or indirectly issued or guaranteed by the United States Government, or in other short-term, highly liquid investments with appropriate safety of principal. Such subscription funds will be released to us upon request following the admission of a stockholder to our company.

     The interest, if any, earned on subscription proceeds will be payable only to those subscribers whose funds have been held in escrow by the bank for at least 20 days. Stockholders will not otherwise be entitled to interest earned on company funds or to receive interest on their invested capital.

Determination of the Offering Price

     The offering price per share was determined by us in our sole discretion based upon the price which we believe investors would pay for the shares, the fees to be paid to our Advisor and its affiliates, as well as estimated fees to third parties, the expenses of this offering and the funds we believed should be available to invest in mortgage loans and other permitted investments. There is no public market for the shares on which to base market value. In addition, we did not take into account the value of the underlying assets in determining the price per share.

SUITABILITY STANDARDS AND HOW TO SUBSCRIBE

Suitability Standards

     The shares of common stock offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, there is not expected to be any public market for the shares, which means that it may be difficult to sell shares. See the “Description of Capital Stock — Transfer Restrictions” for a description of the transfer requirements. As a result, we have established suitability standards which require investors to have either (1) a net worth (not including home, furnishings, and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000, or (2) a net worth (not including home, furnishings, and personal automobiles) of at least $150,000. Our suitability standards also require that a potential investor (a) can reasonably benefit from an investment in us based on such investor’s overall investment objectives and portfolio structuring, (b) is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation, and (c) has apparent understanding of (1) the fundamental risks of the investment, (2) the risk that such investor may lose the entire investment, (3) the lack of liquidity of our shares, (4) the background and qualifications of our Advisor, and (5) the tax consequences of the investment.

     Arizona and California have established suitability standards different from those established by us, and shares will be sold only to investors in those states who have either (1) a net worth (not including home, furnishings, and personal automobiles) of at least $60,000 and an annual gross income of at least $60,000, or (2) a net worth (not including home, furnishings, and personal automobiles) of at least $225,000.

     The foregoing suitability standards must be met by the investor who purchases the shares. If the investment is being made for a fiduciary account (such as an IRA, Keogh Plan, or corporate pension or profit-sharing plan), the beneficiary, the fiduciary account, or any donor or grantor that is the fiduciary of the account who directly or indirectly supplies the investment funds must meet such suitability standards.

     In addition, under the laws of certain states, investors may transfer their shares only to persons who meet similar standards, and we may require certain assurances that such standards are met. Investors should read carefully the requirements in connection with resales of our shares as set forth in our articles of incorporation and as summarized under “Description of Capital Stock — Transfer Restrictions.”

     In purchasing shares, custodians or trustees of employee pension benefit plans or IRAs may be subject to the fiduciary duties imposed by ERISA or other applicable laws and to the prohibited transaction rules prescribed by ERISA and related provisions of the Code. See “ERISA Considerations.” In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law. For information regarding “unrelated business taxable income,” see “United States Federal Income Tax Considerations — Taxation of Tax-Exempt Stockholders.”

     In order to ensure adherence to the suitability standards described above, requisite suitability standards must be met, as set forth in the Subscription Agreement in the form attached hereto as Appendix B. In addition, the soliciting dealers who are engaged by dealer-manager to sell shares, have the responsibility to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. See “The Offering — Subscription Procedures.” Executed subscription agreements will be maintained in our records for six years.

How To Subscribe

     An investor who meets the suitability standards described above may subscribe for shares by completing and executing the subscription agreement and delivering it to a soliciting dealer, together with a check for the full purchase price of the shares subscribed for, payable to “     , Escrow Agent.” See “The Offering — Subscription Procedures.” Certain soliciting dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares subscribed for payable directly to the soliciting dealer. Care should be taken to ensure that the subscription agreement is filled out correctly and completely. Partnerships, individual fiduciaries signing on behalf of trusts, estates, and in other capacities, and persons signing on behalf of corporations and corporate trustees may be required to obtain additional documents from soliciting dealers. Any subscription may be rejected by the Company in whole or in part, regardless of whether the subscriber meets the minimum suitability standards.

     Certain soliciting dealers may permit investors who meet the suitability standards described above to subscribe for shares by telephonic order to the soliciting dealer. This procedure may not be available in certain states. See “The Offering — Subscription Procedures” and “—Plan of Distribution.”

     A minimum investment of 250 shares ($2,500) is required, except for Texas investors who must make a minimum investment of 100 shares ($1,000). IRAs, Keogh plans, and pension plans also must make a minimum investment of at least 100 shares ($1,000), except for Nevada investors who must make a minimum investment of 200 shares ($2,000). Following an initial subscription for at least the required minimum investment, any investor may make additional purchases in increments of one share.

LEGAL MATTERS

     The validity of the shares of our common stock to be sold in this offering and certain other matters of Maryland law will be passed upon for us by Locke Liddell & Sapp LLP.

EXPERTS

     The financial statements as of December 23, 2003 included in this prospectus have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SUPPLEMENTAL SALES MATERIALS

     In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

     The offering of shares is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares.

WHERE YOU CAN FIND MORE INFORMATION ABOUT
BULL STREET REAL ESTATE INVESTMENT TRUST, INC.

     We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC’s website at www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

DEFINITIONS

     “Acquisition expenses” means any and all expenses incurred by the Company, the Advisor, or any affiliate of our Advisor either in connection with the selection or acquisition of any investments, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses and taxes, but exclude Acquisition Fees.

     “Acquisition fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by the Company to any person or entity in connection with the selection or acquisition of any investments, including affiliates or non-affiliates.

     “Advisor” means Burton Management Company, Ltd., a Nevada corporation. The Advisor will administer the day-to-day operations of the Company and select its investments, subject to the oversight and direction of our board of directors.

     “Advisory Agreement” means the advisory agreement between the Company and our Advisor, pursuant to which the Advisor will act as the advisor to the Company and provide specified services to the Company.

     “Affiliate” means (i) any person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (ii) any person or entity directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another person or entity; (iii) any officer, director, partner, or trustee of such person or entity; (iv) any person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and (v) if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

     “Dealer-manager” means CMC Financial Services, Inc., an affiliate of the Company. CMC Financial Services, Inc. is a member of the National Association of Securities Dealers, Inc.

     “Dealer-manager fee” means 1.5% of aggregate gross proceeds from sales of shares.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Gross proceeds” means the aggregate purchase price of all shares sold for the account of the Company through the offering, without deduction for selling commissions, the dealer-manager fee, volume discounts, the marketing support fee, due diligence expense reimbursements or offering expenses. For the purpose of computing gross proceeds, the purchase price of any share for which reduced selling commissions are paid to the dealer-manager or a soliciting dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full offering price of the shares, currently $10.00.

     “Independent director” means a director who is not associated and has not been associated within the last two years, directly or indirectly, with us or our Advisor.

     “Invested capital” means the amount calculated by multiplying the total number of shares of common stock purchased by stockholders by the issue price.

     “IRS” means the Internal Revenue Service.

     “Listing” means the listing of the shares of the Company on a national securities exchange or over-the-counter market.

     “Marketing Support Fee” means 0.75% of aggregate gross proceeds from sales of shares to active investors in Consolidated Mortgage, and 1.5% of aggregate proceeds to all other investors.

     “Mortgage loans/mortgage-related assets” means, in connection with mortgage financing provided by the Company, notes or other evidences of indebtedness or obligations which are secured or collateralized by real estate owned by the borrowers.

     “Net assets” means the total assets of the Company (other than intangibles) at cost before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by the Company, on a basis consistently applied.

     “Net income” means for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts, or other similar non-cash reserves; provided, however, net income for purposes of calculating total allowable operating expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

     “Offering” means the public offering of the Company of 22,000,000 shares of common stock, up to 20,000,000 shares to investors who meet our suitability standards and up to 2,000,000 shares to participants of our reinvestment plan, which commences in            and terminates on           , 2005.

     “Offering expenses” means include legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of the offering of the Shares, including marketing and sales costs, but exclude selling commissions, the dealer-manager fee, the marketing support fee and due diligence expense reimbursements.

     “Operating expenses” includes all costs and expenses incurred by the Company, except those borne by the Advisor, including, but not necessarily limited to, (i) issuance and transaction costs associated with the acquisition, disposition and financing of investments; (ii) legal, independent accounting and auditing fees and expenses; (iii) the compensation and expenses of our independent directors; (iv) the costs of printing and mailing proxies and reports to stockholders; (v) costs incurred by employees of our Advisor for travel on behalf of us; (vi) costs associated with any computer software or hardware that is used solely for us; (vii) costs to obtain liability insurance to indemnify our directors and officers, our Advisor and its employees and directors; (viii) the compensation and expenses of our custodian and transfer agent; (ix) all expenses incurred in connection with due diligence; (x) the accumulation of mortgage-related assets; (xi) the raising of capital and incurrence of debt; (xii) the acquisition of assets; (xiii) interest expenses; (xiv) taxes and license fees; (xv) non-cash costs; (xvi) litigation; (xvii) the base and incentive management fee; and (xviii) extraordinary or non-recurring expenses.

     “Ownership Limit” means, with respect to shares of common stock and preferred stock, the percent limitation placed on the ownership of common stock and preferred stock by any one Person (as defined in our Articles of Incorporation). As of the initial date of this Prospectus, the Ownership Limit is 9.8% of the outstanding common and preferred stock.

     “Participants” means those stockholders who elect to participate in the reinvestment plan.

     “Plan” means ERISA plans, IRAs, or certain other plans.

     “Preferred stock” means any class or series of preferred stock of the Company that may be issued in accordance with the terms of the Articles of Incorporation and applicable law.

     “Prospectus” means the final prospectus included in the Company’s registration statement filed with the Securities and Exchange Commission, pursuant to which the Company will offer shares to the public, as the same may be amended or supplemented from time to time after the effective date of such registration statement.

     “Qualified plans” means qualified pension, profit-sharing, and stock bonus plans, including Keogh plans and IRAs.

     “Reinvestment Agent” means the independent agent, which currently is           , for Participants in the reinvestment plan.

     “Reinvestment plan” means the reinvestment plan, in the form attached hereto as Appendix A.

     “Reinvestment Proceeds” means the full amount proceeds available from the sale of shares under the reinvestment plan to redeem shares presented for redemption during such quarter.

     “REIT” means real estate investment trust, as defined pursuant to Sections 856 through 860 of the Internal Revenue Code.

     “Selling Commissions” means 3.25% of aggregate gross proceeds from sales of shares to active investors in Consolidated Mortgage, and 6.5% of aggregate gross proceeds from sales of shares to all other investors.

     “Shares” means the shares of common stock of the Company, including the up to 22,000,000 shares to be sold in this offering.

     “Soliciting dealers” means those broker-dealers that are members of the National Association of Securities Dealers, Inc., or that are exempt from broker-dealer registration, and that, in either case, enter into participating broker or other agreements with the dealer-manager to sell shares.

     “Subscription agreement” means the subscription agreement in the form attached hereto as Appendix B.

Financial Statements of Bull Street Real Estate Investment Trust, Inc.

Independent Auditor’s Report	F-2
Balance Sheet of the Company, as of December 23, 2003	F-3
Notes to Financial Statement of the Company	F-4

INDEPENDENT AUDITOR’S REPORT

The Stockholders and Board of Directors
Bull Street Real Estate Investment Trust, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheet of Bull Street Real Estate Investment Trust, Inc. as of December 23, 2003. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Bull Street Real Estate Investment Trust, Inc. as of December 23, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ EIDE BAILLY LLP

Aberdeen, South Dakota
December 23, 2003

BULL STREET REAL ESTATE INVESTMENT TRUST, INC.
BALANCE SHEET
DECEMBER 23, 2003

ASSETS
Current assets
Cash in bank	$200,000

TOTAL ASSETS	$200,000

LIABILITIES AND EQUITY
Current liabilities	$—

Equity
Preferred stock, 15,000,000 authorized, none outstanding; $0.01, par
Common stock, 115,000,000 authorized, 20,000 issued and outstanding; $0.01, par	200
Additional paid in capital	199,800

200,000

TOTAL LIABILITIES AND EQUITY	$200,000

See Notes to Financial Statement.

BULL STREET REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO FINANCIAL STATEMENT
DECEMBER 23, 2003

NOTE 1 — PRINCIPAL ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity

Bull Street Real Estate Investment Trust, Inc. was organized and incorporated under the laws of the state of Maryland in December 2003. The principal business activity is expected to be the financing of and investment in mortgage assets, including acquisition and development loans, construction loans, commercial property loans, residential loans, bridge loans and mortgage backed securities. The financing will be provided through equity capital and leverage, primarily short-term loans and term loans of less than one year.

Cash

The Company places its temporary excess cash with high quality financial institutions. Such deposits may exceed the FDIC insurance limits.

Income Taxes

The Company will elect to be taxed as a REIT under the Internal Revenue Code. As such, the Company will not be subject to income taxes on taxable income that is distributed to its stockholders. In order to qualify as a REIT, the Company, among other requirements, must distribute at least 90% of the REIT taxable income to its stockholders.

NOTE 2 — STOCK

The Company has been capitalized by issuing 20,000 shares of its common stock for $200,000.

NOTE 3 — COMMITMENTS AND RELATED PARTIES

The Company intends to contract with Burton Management Company, Ltd. to serve as advisor for the Company. Burton will oversee the day-to-day operations including asset, liability and capital management. Burton will be compensated based upon the advisory agreement that entitles Burton to a base management fee, incentive compensation and reimbursement of expenses. Burton is currently the sole stockholder of the Company.

The Company will also enter into a three year agreement with Consolidated Mortgage, Inc., which will provide for the right of first offer to purchase all residential mortgage and commercial bridge loans originated by Consolidated Mortgage. The officers of the Company were formerly officers with Consolidated Mortgage.

The dealer-manager, CMC Financial Services, Inc., will direct and oversee the sale of the Company’s equity securities. CMC Financial will receive a sales commission and other fees based on the sale of these securities. The dealer-manager is an affiliate of both the Company and Burton, as they have common officers and directors.

There have been no fees or commissions incurred to these related entities as of December 23, 2003.

22,000,000 Shares

Bull Street Real Estate Investment Trust, Inc.
Common Stock

PROSPECTUS

CMC Financial Services, Inc.

, 2004

Until                    , 2004 (which is 25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

     The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee		$17,798
NASD fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total	$

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than dealer-manager discounts and selling commissions, if any.

Item 32. Sales to Special Parties

     Not applicable.

Item 33. Recent Sales of Unregistered Securities

     On December 18, 2003, we sold 20,000 of our shares of common stock for $10.00 per share to Burton Management Company, Ltd., as part of the formation and initial capitalization of the Company.

Item 34. Indemnification of Trustees and Officers

     Pursuant to Section 2-405.2 of the Maryland General Corporation Law (the “MGCL”), the registrant’s Charter limits its directors’ and officers’ liability to the registrant and its stockholders for money damages. This limitation on liability does not apply (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The registrant’s Charter and Bylaws also require the registrant, to the fullest extent permitted by Maryland law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the registrant, or while a director or officer is or was serving at the request of the registrant as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by Maryland law, the indemnification will include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the registrant in advance of the final disposition of such action, suit or proceeding.

     Under the MGCL, the registrant must (unless the charter provides otherwise, which the registrant’s Charter does not) indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The registrant may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, the registrant may not, under Maryland law, indemnify for an adverse judgment in a suit by or in the right of the registrant or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law allows the registrant to advance reasonable expenses to a director or officer upon the registrant’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the registrant, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the registrant if it shall ultimately be determined that the standard of conduct was not met.

     The registrant will enter into indemnity agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that the registrant indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the registrant must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover the registrant’s directors and executive officers under the registrant’s directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the registrant’s directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

     The foregoing summaries are necessarily subject to the complete text of the MGCL, the registrant’s Charter and Bylaws, and the indemnity agreements entered into between the registrant and each of its directors and officers and are qualified in their entirety by reference thereto.

Item 35. Treatment of Proceeds from Stock Being Registered

     None of the proceeds of the offering will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

(a)  Exhibits

     The exhibits listed on the Exhibit Index following the signature page are included in this Registration Statement.

(b)  Financial Statement Schedules

     None.

Item 37. Undertakings

The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

     (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S 3 or Form S 8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trust managers, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6)  The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement should disclose all compensation and fees received by the Registrant and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

          The Registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the shareholders at least once each quarter after the distribution period of the offering has ended.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on December 30, 2003.

BULL STREET REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Todd B. Parriott

Name:	Todd B. Parriott
Title:	Chairman of the Board, Chief Executive Officer,
President and Chief Investment Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Todd B. Parriott and Jon Arens, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, the New York Stock Exchange, and such other authorities as he or she deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or such substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd B. Parriott Todd B. Parriott	Chairman of the Board, Chief Executive Officer, President and Chief Executive Investment Officer (Principal Executive Officer)	December 30, 2003

/s/ Erin Linnemeyer Erin Linnemeyer	Director of Stockholder Relations	December 30, 2003

/s/ James L. George James L. George	Director	December 30, 2003

/s/ Tom Gustafson Tom Gustafson	Director	December 30, 2003

EXHIBIT INDEX

Exhibit No.
1.1	Form of Dealer-Manger Agreement
3.1	Form of Amended and Restated Articles of Incorporation
3.2	Form of Bylaws of the Company
4.1	Form of Common Stock Certificate*
5.1	Opinion of Locke Liddell & Sapp LLP regarding the validity of the securities being registered*
8.1	Opinion of Locke Liddell & Sapp LLP regarding tax matters*
10.1	Form of Advisory Agreement
10.2	Agreement with Consolidated Mortgage, Inc.*
10.3	Form of Indemnity Agreement*
21.1	List of Subsidiaries
23.1	Consent of Locke Liddell & Sapp LLP (included as part of Exhibit 5.1)*
23.2	Consent of Eide Bailly LLP
24.1	Power of Attorney (included in the Signature Page at page II-4).

*	To be filed by amendment.